UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Rule 14a-101)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

CKE RESTAURANTS, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

55,231,928 shares of common stock and 2,958,719 options to acquire common stock with an exercise price below $12.55.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as the sum of (A) 55,231,928 shares of common stock, multiplied by $12.55 per share and (B) 2,958,719 options to acquire common stock with an exercise price below $12.55 multiplied by $4.04 per option (which is the difference between $12.55 and the $8.51 weighted average exercise price of such options).

(4)	Proposed maximum aggregate value of transaction:

$705,113,921.16

(5)	Total fee paid:

$50,274.62

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 28, 2010

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of CKE Restaurants, Inc., a Delaware corporation, which we refer to as the Company, to be held on June 28, 2010 at 10:00 a.m. local time, at 6307 Carpinteria Avenue, Carpinteria, California, 93013.

On April 23, 2010, the Company entered into an Agreement and Plan of Merger, effective as of April 18, 2010 (such agreement, as it may be amended from time to time, being referred to herein as the merger agreement), providing for the acquisition of the Company by Columbia Lake Acquisition Holdings, Inc., an entity owned by certain affiliates of Apollo Management VII, L.P. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $12.55 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares).

As you are aware, the Company had previously entered into a merger agreement with affiliates of Thomas H. Lee Partners, L.P. Prior to entering into the merger agreement with Columbia Lake Acquisition Holdings, Inc., the Company terminated the merger agreement it had entered into with affiliates of Thomas H. Lee Partners, L.P. The per share merger consideration offered pursuant to the merger agreement with Columbia Lake Acquisition Holdings, Inc. represents a premium of approximately 41% to the closing price of the Company’s common stock on February 25, 2010, the last trading day prior to the public announcement of the execution of the merger agreement with affiliates of Thomas H. Lee Partners, L.P., a premium of approximately 46% to the volume-weighted average price for the 30 trading days prior to February 25, 2010, and a premium of approximately 14% over the consideration provided by the merger agreement previously entered into with affiliates of Thomas H. Lee Partners, L.P.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Company’s board of directors made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the merger agreement.

If your shares of common stock of the Company are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock of the Company without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of common stock of the Company, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock of the Company “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of common stock of the Company, please contact Morrow & Co., LLC, the Company’s proxy solicitor, by telephone toll-free at (800) 607-0088 (banks and brokers call collect at (203) 658-9400)) or by email at CKE@morrowco.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

Andrew F. Puzder
Chief Executive Officer

The proxy statement is dated May 28, 2010, and is first being mailed to our stockholders on or about May 28, 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CKE RESTAURANTS, INC.
6307 Carpinteria Avenue, Suite A
Carpinteria, California 93013

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 28, 2010

DATE:	June 28, 2010
TIME:	10:00 a.m. local time
PLACE:	6307 Carpinteria Avenue, Carpinteria, California, 93013
ITEMS OF BUSINESS:
1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 18, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Columbia Lake Acquisition Holdings, Inc., a Delaware corporation, which we refer to as Parent, and Columbia Lake Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, which we refer to as Merger Sub, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. To transact any other business that may properly come before the special meeting, or any adjournment of the special meeting, by or at the direction of the board of directors of the Company.
RECORD DATE:	Only stockholders of record at the close of business on May 10, 2010 are entitled to notice of, and to vote at, the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.
PROXY VOTING:	Your vote is very important, regardless of the number of shares of common stock of the Company you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock of the Company will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card and fail to submit your proxy by phone or the Internet, your shares of common stock of the Company will not be counted for purposes of determining whether a quorum is present at the special meeting and will be counted as a vote “AGAINST” the proposal to adopt the merger agreement.
If you are a stockholder of record, voting by ballot at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock of the Company through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

RECOMMENDATION:	The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Company’s board of directors made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
ATTENDANCE:	You are entitled to attend the special meeting only if you were a holder of our common stock as of the close of business on May 10, 2010, which we refer to as the record date, or hold a valid proxy for the special meeting. Since seating is limited, admission to the special meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.
APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock of the Company if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex D to the accompanying proxy statement, and the merger is consummated.

By Order of the Board of Directors,

Byron Allumbaugh
Chairman of the Board of Directors

Dated: May 28, 2010
Carpinteria, California

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

i

Annex A	Agreement and Plan of Merger, dated as of April 18, 2010, by and among Columbia Lake Acquisition Holdings, Inc., Columbia Lake Acquisition Corp. and CKE Restaurants, Inc.
Annex B	Form of Company Stockholder Voting Agreement
Annex C	Opinion of UBS Securities LLC, dated April 23, 2010
Annex D	Section 262 of the Delaware General Corporation Law

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in or incorporated by reference into this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 84.

•  Parties to the Merger (Page 18)

CKE Restaurants, Inc., or the Company, we or us, is a Delaware corporation headquartered in Carpinteria, California, and we, through our wholly-owned subsidiaries, own, operate, franchise and/or license quick-service restaurants, primarily under the brand names Carl’s Jr.® and Hardee’s®. References to the Company, we or us in this proxy statement include the Company and our subsidiaries on a consolidated basis.

Columbia Lake Acquisition Holdings, Inc., or Parent, is a Delaware corporation controlled by affiliates of Apollo Management VII, L.P., which we refer to as Apollo Management. Parent was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and thereafter holding Company stock. Under the terms of the merger agreement, upon consummation of the proposed merger, the Company will be a subsidiary of Parent.

Columbia Lake Acquisition Corp., or Merger Sub, is a Delaware corporation that is wholly-owned by Parent and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the proposed merger, Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of April 18, 2010, as it may be amended from time to time, by and among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

•  The Special Meeting (Page 18)

Time, Place and Purpose (Page 18)

The special meeting will be held on June 28, 2010, starting at 10:00 a.m. local time, at 6307 Carpinteria Avenue, Carpinteria, California, 93013.

At the special meeting, holders of our common stock, par value $0.01 per share, or common stock, will be asked to approve the proposal to adopt the merger agreement, and to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 19)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on May 10, 2010, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were shares of common stock outstanding and entitled to vote at the special meeting. A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page 19)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

As of April 18, 2010, the effective date of the merger agreement, certain directors and executive officers of the Company who beneficially owned and were entitled to vote, in the aggregate, 4,463,495 shares of common stock, representing approximately 8.08% of the outstanding shares of common stock, have executed voting agreements with Parent (substantially in the form of Annex B to this proxy statement). Pursuant to such voting agreements, such directors and executive officers have agreed to vote all of their shares of our common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page 21)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying pre-paid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, bank, or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or do not provide your broker, bank or other nominee with instructions, as applicable, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by executing a new proxy, voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attendance at the special meeting, by itself, is not enough to revoke a proxy.

•  The Merger (Page 22)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly-traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed in either the end of the second calendar quarter of 2010 or the beginning of the third calendar quarter of 2010.

Merger Consideration (Page 23)

In the merger, each outstanding share of our common stock (except for certain shares owned by Parent, the Company and certain of their subsidiaries, and shares owned by stockholders who have properly demanded appraisal rights) will be converted into the right to receive $12.55 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

•  Reasons for the Merger; Recommendation of the Board of Directors (Page 39)

After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and (iv) recommended that our stockholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the merger and the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 52.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

•  Opinion of Financial Advisor (Page 42)

In connection with the merger, the Company’s board of directors received a written opinion, dated April 23, 2010, from the Company’s financial advisor, UBS Securities LLC, which we refer to as UBS, as to the fairness, from a financial point of view and as of the date of such opinion, of the $12.55 per share merger consideration to be received in the merger by holders of Company common stock (other than Parent and its affiliates and holders of shares of the Company’s common stock as to which treatment in the merger is separately agreed to by Parent and the holders thereof, which, together with Parent and its affiliates, we refer to collectively as the excluded holders). The full text of UBS’ written opinion, dated April 23, 2010, is attached to this proxy statement as Annex C.

UBS’ opinion was provided for the benefit of the Company’s board of directors (solely in its capacity as such) in connection with, and for the purpose of, its evaluation of the $12.55 per share merger consideration, from a financial point of view, and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions (including the Company’s previously proposed merger transaction with an affiliate of Thomas H. Lee Equity Fund VI, L.P.) that might be available with respect to the Company or the Company’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger. Holders of Company common stock are encouraged to read UBS’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS, as more fully described below under the caption “The Merger — Opinion of Financial Advisor” beginning on page 42.

•  Financing of the Merger (Page 48)

We anticipate that the total amount of funds necessary to complete the merger will be approximately $1.06 billion in the aggregate comprised of funds needed to:

•	pay our stockholders (and holders of options) the amounts due to them under the merger agreement;

•	repay certain of our existing indebtedness and existing liabilities that will come due as a result of the merger; and

•	pay related fees and expenses in connection with the transactions contemplated by the merger agreement;

These payments are expected to be funded by a combination of (i) equity contributions by certain affiliates of Apollo Management VII, L.P., which we refer to as the Apollo Investors, and (ii) certain debt financing. Parent has obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement. Parent’s proposed equity and debt financing may change after the date hereof in accordance with the terms and conditions of the merger agreement.

Equity Financing (Page 49)

Parent has received an equity commitment letter, dated April 18, 2010, from the Apollo Investors to provide equity financing in an aggregate amount of up to $456,000,000. In certain circumstances, the Apollo Investors may assign their commitment to other investors, although such assignment will not affect the Apollo Investor’s obligations under the equity commitment letter. The funding of financing contemplated by the equity commitment letter is subject to the satisfaction at the closing of all conditions precedent to the obligations of Merger Sub and Parent to consummate the transactions contemplated by the merger agreement, the substantially contemporaneous merger of Merger Sub with the Company and the funding of the debt financing on the terms and conditions described in the debt commitment letter (as described below) or alternative debt financing on terms satisfactory to Apollo Management and Parent.

Debt Financing (Page 49)

In connection with Merger Sub’s and Parent’s entry into the merger agreement, Merger Sub and Parent received a debt commitment letter, dated April 17, 2010, from Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc. and RBC Capital Markets which we refer to, together with certain of their affiliates, collectively as the Lenders, to provide, severally but not jointly, in the aggregate up to $700,000,000 in debt financing to Merger Sub, consisting of (i) up to $100,000,000 in the form of a senior secured revolving credit facility and (ii) up to $600,000,000 in the form of a senior secured second-priority increasing rate bridge facility. It is expected that at the closing, in lieu of the senior secured second-priority increasing rate bridge facility, $600,000,000 principal amount of senior secured second-priority notes will be issued in a public offering or pursuant to Rule 144A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, or another private placement exemption. The Lenders may invite other institutional lenders to participate in the debt financing described in the debt commitment letter and to undertake a portion of the commitment to provide such financing.

Guarantee (Page 51)

Pursuant to a guarantee delivered by the Apollo Investors in favor of the Company, dated April 18, 2010, the Apollo Investors have agreed (severally and not jointly) to guarantee the performance and discharge of certain obligations of Parent under the merger agreement, provided that the maximum aggregate liability of the Apollo Investors shall not exceed the sum of: (x) a reverse termination fee of $15,471,000 (provided that, in the limited circumstances under which Parent is required to pay a higher reverse termination fee, $15,471,000 will be increased to $30,943,000) and (y) up to $500,000 for any costs and expenses incurred in connection with the enforcement of Parent’s obligations to pay any such reverse termination fee.

The Company cannot seek specific performance to require Parent and Merger Sub to complete the merger, and the Company’s exclusive remedy for the failure of Parent and Merger Sub to complete the merger is payment of the applicable reverse termination fee and a portion of any costs and expenses incurred in the circumstances described under “The Merger Agreement — Termination Fees” beginning on page 72.

•  Stockholder Voting Agreements (Page 75)

As an inducement to Parent to enter into the merger agreement, certain members of our board of directors and executive officers, who hold and are entitled to vote an aggregate of approximately 8.08% of our outstanding shares of common stock as of April 18, 2010, entered into voting agreements with Parent, effective April 18, 2010. We refer to each of these stockholders individually as a voting stockholder and collectively as the voting stockholders. Under the voting agreements, each voting stockholder agreed to cause any of his or her shares of common stock to vote or consent at any meeting of our stockholders or in any written consent of our stockholders, as applicable:

•	in favor of the adoption of the merger agreement and the approval of the merger and in favor of each of the actions contemplated by the merger agreement and any other proposals that could reasonably be expected to facilitate the merger; and

•	against:

•	any proposal or action which is intended or could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the merger agreement or of such stockholder under the voting agreement;

•	any proposal or action which is intended or could reasonably be expected to result in impeding, interfering with, delaying, postponing, discouraging or adversely affecting the merger or any of the other transactions contemplated by the merger agreement; and

•	any competing takeover proposal or alternative takeover agreement.

•  Interests of Certain Persons in the Merger (Page 52)

When considering the recommendation of the board of directors, you should be aware that certain of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•	the vesting and cash-out of all vested and unvested stock options held by certain of our executive officers and directors, which will result in an aggregate cash payment to such executive officers and directors of approximately $5,716,168, based on holdings as of April 27, 2010, and assuming that the merger is completed on June 30, 2010;

•	the vesting and cash-out of all unvested shares of restricted stock held by certain of our executive officers and directors, which will result in an aggregate cash payment to such executive officers and directors of approximately $13,133,198, based on holdings as of April 27, 2010, and assuming that the merger is completed on June 30, 2010;

•	pursuant to employment agreements with each of Andrew F. Puzder, E. Michael Murphy and Theodore Abajian, and assuming the merger is completed on June 30, 2010 and such executive officers experience qualifying terminations during a specified period after such date, the payment of severance payments, which will result in an aggregate cash payment to such executive officers of approximately $10,322,588 (exclusive of the estimated value of employee benefit plans);

•	the fact that, pursuant to the terms of the employment agreements with certain of our executive officers, we are scheduled to grant restricted stock (subject to performance and/or time-based vesting) on October 12, 2010 and, in the event that the effective time of the merger occurs after October 12, 2010, or in the event of certain qualifying terminations of employment prior to the effective time of the merger, such awards will vest in full at the effective time of the merger; and

•	the receipt by each of the members of the transaction committee of a one-time payment in the amount of $25,000 as compensation for such member’s services on the transaction committee, whether or not the merger occurs.

See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 51.

In addition, certain of our executive officers are currently in discussions with Apollo Management regarding potential arrangements with the surviving corporation. See the section entitled “The Merger — Interests of Certain Persons in the Merger — Arrangements with the Surviving Corporation” beginning on page 53.

•  Material U.S. Federal Income Tax Consequences of the Merger (Page 54)

The exchange of shares of common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares of common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

•  Regulatory Approvals (Page 56)

Under the terms of the merger agreement, the merger cannot be completed until certain authorizations, consents, orders or approvals required to consummate the merger pursuant to applicable regulatory and antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, have been obtained or any applicable waiting period thereunder has been terminated or has expired. Notwithstanding the foregoing, the merger may be consummated if failure to obtain certain of the authorizations, consents, orders or approvals (or the failure of the applicable waiting periods to terminate or expire) would not reasonably be likely to have a material adverse effect on the Company or Parent and Merger Sub.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. The Company and Parent filed such notification and report forms on May 11, 2010 and each requested early termination of the waiting period. On May 21, 2010, the FTC notified the parties that their request for early termination of the applicable waiting period had been granted.

•  Litigation Relating to the Merger (Page 56)

Putative consolidated stockholder class action lawsuits were filed in the Delaware Court of Chancery and in the Superior Court of California for the County of Santa Barbara regarding the proposed transaction announced on February 26, 2010 by which affiliates of Thomas H. Lee Partners, L.P. would acquire the Company, which we refer to as the prior proposed merger. On May 12, 2010, the plaintiffs in the Delaware Court of Chancery action filed an amended complaint against the Company, each of its directors, Apollo Management, Columbia Lake Acquisition Holdings, Inc. and Columbia Lake Acquisition Corp. that drops the challenge to the prior proposed merger and instead seeks to enjoin the merger. On or about May 25, 2010, we entered into an agreement in principle with the plaintiffs regarding the settlement of the consolidated putative stockholder class action filed in the Delaware Court of Chancery. See “Litigation Relating to the Merger” beginning on page 56.

•  The Merger Agreement (Page 57)

Treatment of Common Stock, Options and Other Equity Awards (Page 59)

•	Common Stock. At the effective time of the merger, each share of common stock issued and outstanding (except for shares of our common stock held by Parent, the Company and certain of their subsidiaries, and shares held by stockholders who have properly demanded appraisal rights) will convert into the right to receive the per share merger consideration of $12.55 in cash, without interest, less any applicable withholding taxes.

•	Options. At the effective time of the merger, each outstanding option to acquire shares of common stock will vest and be cancelled and converted into the right to receive an amount in cash equal to (x) the number of shares of common stock subject to such option, multiplied by (y) the excess (if any) of the per share merger consideration of $12.55 in cash over the exercise price per share of such option, less any applicable withholding taxes.

•	Restricted Stock. At the effective time of the merger, each share of outstanding restricted stock will vest and be converted into the right to receive the per share merger consideration of $12.55 in cash, less any applicable withholding taxes.

•	Employee Stock Purchase Plan. At the effective time of the merger, the Employee Stock Purchase Plan, or the ESPP, will terminate. The ESPP was suspended following the signing of the merger agreement, and no payroll deductions have been made and no other amounts have been set aside for the purchase of shares under the ESPP since February 26, 2010, the date of suspension. All amounts withheld from pay and not applied to the purchase of shares as of the date that the ESPP was suspended have been returned to the participants in the ESPP without interest thereon. All Company matching contributions that would have been used for the purchase of shares under the ESPP had the ESPP not been suspended and then terminated have been or will be paid to each ESPP participant in cash, provided that the participant satisfied or satisfies all requirements under the terms of the ESPP in effect as of the date of the merger agreement.

Solicitation of Takeover Proposals (Page 66)

From and after April 18, 2010, the effective date of the merger agreement, and until the effective time of the merger, we are not permitted to solicit any inquiry or the making of any takeover proposals or engage in any negotiations or discussions with any person relating to a takeover proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after April 18, 2010, and prior to the time our stockholders adopt the merger agreement, respond to an unsolicited bona fide takeover proposal or engage in discussions or negotiations with the person making such takeover proposal. If at any time before the merger agreement is adopted by our stockholders, our board of directors determines that a takeover proposal is a superior proposal, we may terminate the merger agreement and enter into any takeover, merger or similar agreement, which we refer to as an alternative takeover agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement — Termination Fees” beginning on page 72.

Conditions to the Merger (Page 69)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including: (i) the adoption of the merger agreement by our stockholders, (ii) the receipt of required antitrust approvals and other approvals (or termination or expiration of applicable waiting periods), (iii) the accuracy of the representation and warranties of the parties and (iv) compliance by the parties with their respective obligations under the merger agreement.

Termination (Page 70)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated on or before August 26, 2010 (but this right to terminate will not be available to a party if the failure to consummate the merger prior to August 26, 2010 was primarily due to the failure of such party to perform any of its obligations under the merger agreement);

•	a law, injunction, judgment or ruling, which we collectively refer to as a restraint, results in enjoining, restraining, preventing or prohibiting the consummation of the merger, and such restraint has become final and non-appealable (but this right to terminate will not be available to a party if the issuance of such final, non-appealable restraint was primarily due to the failure of such party to perform its obligations under the merger agreement); or

•	our stockholders’ meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment of such meeting (but this right to terminate will not be available to the Company if the failure of the Company to perform its obligations under the merger agreement was the principal cause of or resulted in the failure to obtain stockholder approval).

•	by Parent, if:

•	we have materially breached or failed to perform any of our representations, warranties, covenants or other agreements in the merger agreement which breach or failure to perform (i) would give rise to a failure of the condition to Parent’s and Merger Sub’s obligation to close the merger and (ii) cannot be cured by the Company, or if capable of being cured, will not have been cured within certain notice periods (but this right to terminate will not be available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the conditions, with respect to the Company’s obligation to close the merger, not being satisfied);

•	we have materially breached our obligations described under “The Merger Agreement — Solicitation of Takeover Proposals” and such breach, if capable of being cured, will not have been cured within certain notice periods; or

•	(i) our board of directors (a) fails to recommend to our stockholders that the stockholders adopt the merger agreement or fails to include the board’s recommendation to adopt the merger agreement, which we refer to as the Company recommendation, in the proxy statement, (b) changes, qualifies, withholds, withdraws, or modifies (or publicly proposes to do so), in a manner adverse to Parent, the Company recommendation, (c) takes formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or other permitted communications, (d) adopts, approves or recommends (or publicly proposes to do so) a takeover proposal, (e) changes, qualifies, withholds, withdraws or modifies (or publicly proposes to do so) in a manner adverse to Parent, the Company recommendation in response to a material event or circumstance on the business, results of operations or financial condition of the Company that was not known to the board of directors as of the date of the agreement, and the board of directors has determined in good faith after consultation with independent financial advisors and outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to the satisfaction of certain conditions, (f) fails to publicly reaffirm the Company recommendation after Parent so requests, (g) fails to recommend against any publicly announced takeover proposal and reaffirm the Company recommendation or (h) the Company enters into an alternative takeover agreement or (ii) the Company or our board of directors have publicly announced its intention to do any of the above actions.

•	by the Company, if:

•	Parent or Merger Sub have materially breached or failed to perform any of their representations, warranties, covenants or agreements in the merger agreement which breach or failure to perform (i) would give rise to a failure of a condition to the Company’s obligation to close the merger and (ii) has not been cured prior to August 26, 2010 (but this right to terminate will not be available to the Company if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions with respect to Parent’s and Merger Sub’s obligation to close the merger not being satisfied);

•	at any time prior to the adoption of the merger agreement by our stockholders, in order to concurrently enter into an alternative takeover agreement with respect to a superior proposal, provided that (i) the Company has complied in all material respects with our obligations described under “The Merger Agreement — Solicitation of Takeover Proposals” and (ii) prior to or concurrently with such termination, we pay Parent the termination fee discussed under “The Merger Agreement — Termination Fees;”

•	(i) the conditions to the obligations of Parent and Merger Sub to close the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), (ii) the merger has not been consummated within two business days following the final day of the marketing period as described under “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period” beginning on page 58 and (iii) we have irrevocably confirmed that all conditions to our obligations to close the merger had been satisfied or that we are willing to waive all such conditions; or

•	(i) the conditions to the obligations of Parent and Merger Sub to close the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), (ii) the debt financing contemplated by the debt commitment letter has funded (or the conditions of the debt commitment letter, other than the merger or the funding of the equity financing contemplated by the equity commitment letter, have been satisfied and the debt financing would be funded pursuant to the terms and conditions of the debt commitment letter upon the consummation of the equity financing), (iii) the merger has not been consummated within five business days after the receipt of such financing and the delivery by us of a written notice to Parent and (iv) we have irrevocably confirmed that all conditions to our obligations to close the merger have been satisfied or that we are willing to waive all such conditions.

Termination Fees (Page 72)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination Fees” beginning on page 72:

•	the Company may be obligated to pay a termination fee of $15,471,000, except in the event that the merger agreement is terminated in order to enter into a definitive agreement with respect to a takeover proposal with Thomas H. Lee Equity Fund VI, L.P. or any of its affiliates, in which case the Company may be obligated to pay a termination fee of $15,471,000 plus an amount equal to $9,283,000, plus certain expenses reimbursed by the Company to affiliates of Thomas H. Lee Partners, L.P. under the prior merger agreement with affiliates of Thomas H. Lee Partners, L.P., which we refer to as the THL merger agreement, and reimburse up to $5,000,000 of the out-of-pocket fees and expenses incurred by Parent or its affiliates; or

•	Parent may be obligated to pay the Company a reverse termination fee of $15,471,000 if the merger agreement is terminated as a result of Parent’s or Merger Sub’s material breach of any representation, warranty, covenant or agreement of the merger agreement, which breach has not been cured within the periods specified, subject to certain conditions (provided that in certain circumstances, Parent will be required to pay a higher reverse termination fee, in which case $15,471,000 will be increased to $30,943,000). The Apollo Investors have agreed to guarantee the obligation of Parent to pay the reverse termination fee pursuant to the guarantee.

Remedies (Page 74)

Parent and Merger Sub are entitled to injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

The Company cannot seek specific performance to require Parent and Merger Sub to complete the merger, and the Company’s exclusive remedy for failure of Parent and Merger Sub to complete the merger is the payment of the applicable reverse termination fee and a portion of any costs and expenses incurred in the circumstances described under “The Merger Agreement — Termination Fees” beginning on page 72.

In the event that the Company receives a reverse termination fee, such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other person in connection with the merger agreement, the equity commitment letter, the debt commitment letter or the guarantee, the transactions contemplated thereby and the abandonment or termination thereof or any matter forming the basis for such termination, and no other claims may be brought against Parent, Merger Sub or any other buyer party with respect to such matters.

Parent and Merger Sub’s receipt of the termination fee and certain reimbursement payments from us, would, subject to certain rights of equitable relief described above, be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective affiliates or any other person in connection with the merger agreement, the transactions contemplated thereby and the abandonment or termination thereof or any matter forming the basis for such termination, and no other claims may be brought against the Company or any of its affiliates with respect to such matters.

•  Market Prices of Common Stock and Dividend Information (Page 80)

The closing price of our common stock on the New York Stock Exchange, or NYSE, on February 25, 2010, the last trading day prior to the public announcement of the execution of the THL merger agreement, was $8.91 per share of common stock. On May 26, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on the NYSE was $12.29 per share of common stock. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

•  Appraisal Rights (Page 76)

You are entitled to appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the merger, provided that you meet all of the conditions set forth in Section 262 of the DGCL. Provided that you meet all such conditions to making a proper demand for appraisal rights, this means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive cash payment based on that valuation instead of receiving the per share merger consideration provided under the merger agreement. The ultimate amount you receive in an appraisal proceeding may be less than, equal to, or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 75 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, broker or other nominee. In view of the complexity of the procedures specified under the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

•  Delisting and Deregistration of Common Stock (Page 82)

If the merger is completed, you will no longer be a stockholder of our Company, and our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. As such, we would no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 84.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly-traded corporation, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, we will no longer file periodic reports with the SEC on account of our common stock, and you will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $12.55 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $1,255 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of the common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 41% to the closing price of the Company’s common stock on February 25, 2010, the last trading day prior to the public announcement of the execution of the merger agreement with affiliates of Thomas H. Lee Partners, L.P., a premium of approximately 46% to the volume-weighted average price for the 30 trading days prior to February 25, 2010, and a premium of approximately 14% over the consideration provided by the merger agreement previously entered into with affiliates of Thomas H. Lee Partners, L.P.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What was the role of the transaction committee?

A.	Following the determination of the board of directors to undertake a review of the Company’s strategic alternatives, including, if appropriate, a possible sale of the Company, the board of directors determined that it was advisable and in the best interests of the Company and its stockholders to form a due diligence committee, consisting of independent directors, for the purpose of directing this review process. The board of directors appointed each of Byron Allumbaugh and Jerold H. Rubinstein as members of the due diligence committee. The due diligence committee was delegated full power and authority to (i) continue to supervise the Company’s due diligence activities, (ii) negotiate the engagement of the board of directors’ outside advisors and to interact with such advisors regarding their respective activities, including the screening of any preliminary indications of interest, and (iii) update the full board of directors as appropriate. At a later meeting, the board of directors re-

designated the due diligence committee as the “transaction committee” and added Frank P. Willey, who had previously been assisting the due diligence committee. In addition, the board of directors expanded the scope of such transaction committee’s authority to include the power and authority to (i) review and evaluate the terms and conditions, and determine the advisability of, a potential transaction or any alternatives thereto, (ii) communicate to and negotiate the terms and conditions of a potential transaction, (iii) consider, evaluate and negotiate the terms and conditions of any and all alternatives to the potential transaction with any other party the committee deems appropriate, (iv) recommend, if appropriate, a potential transaction, or alternative thereto, to the board of directors as fair to, and in the best interests of, the Company and our stockholders and (v) take any other action necessary or appropriate in connection with the potential transaction or any alternatives thereto. See the section entitled “The Merger — Background of the Merger” beginning on page 23.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed in either the end of the second calendar quarter of 2010 or the beginning of the third calendar quarter of 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger. See the section entitled “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period” beginning on page 58.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company and the Company’s common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to or receive from Parent a fee with respect to the termination of the merger agreement and/or reimburse Parent for expenses, as applicable, as described under “The Merger Agreement — Termination Fees” beginning on page 72.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of common stock in the merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Will I continue to receive regular quarterly dividends?

A.	Our current policy has been to provide quarterly cash dividends on your shares of common stock. However, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger, we may not declare, set aside or pay any dividends on shares of our common stock without the consent of Parent.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 52.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of the Company’s common stock as of May 10, 2010, the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of the common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on June 28, 2010 at 10:00 a.m. local time, at 6307 Carpinteria Avenue, Carpinteria, California, 93013.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on (i) a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What happened to the proposed merger agreement with affiliates of Thomas H. Lee Partners, L.P.?

A.	As you are aware, the Company previously entered into a merger agreement with affiliates of Thomas H. Lee Partners, L.P. Our board of directors determined that the proposal received from Apollo Management was superior to the proposed merger with affiliates of Thomas H. Lee Partners, L.P. Concurrently with the entry into the merger agreement with Parent and Merger Sub, the Company terminated the merger agreement it had entered into with affiliates of Thomas H. Lee Partners, L.P.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of common stock, if you fail to submit a proxy or vote in person at the special meeting, or you abstain, or you do not provide your broker, bank or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If your shares of the common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All of our holders of common stock of record as of the close of business on May 10, 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of the common stock voted on matters presented at the special meeting in any of the following ways:

• in person — you may attend the special meeting and cast your vote there;

• by proxy — stockholders of record can choose to vote by proxy by signing and dating the proxy card you receive and returning it in the accompanying pre-paid reply envelope;

• over the Internet — the website for Internet voting is identified on your proxy card; or

• by using a toll-free telephone number noted on your proxy card.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of the common stock, and to confirm that your voting instructions have been properly recorded, when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of the common stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares of the common stock, the “stockholder of record.” This proxy statement and your proxy card have been sent directly to you by the Company.

If your shares of the common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of the common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of the common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of the common stock by following their instructions for voting.

Q.	If my shares of the common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of common stock of the Company if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attending the special meeting, by itself, is not enough to revoke a proxy. If you are a beneficial owner and wish to revoke your voting instructions you should follow the instructions provided by your bank, brokerage firm or other nominee.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our board of directors has designated two of our officers, Andrew F. Puzder and E. Michael Murphy, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of the common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.

These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of the common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I have lost my stock certificate(s)?

A:	You will be sent a letter of transmittal promptly after completion of the merger describing the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond in order to cover any potential loss.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Morrow & Co., LLC a fee of approximately $15,000, plus $5.00 per each call made to or received from stockholders of the Company. The Company will reimburse Morrow & Co., LLC for reasonable out-of-pocket expenses and will indemnify Morrow & Co., LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, in the event that the merger agreement is adopted by the stockholders of the Company, the Company will pay Morrow & Co., LLC an additional fee of $10,000. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, including the attached annexes, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of common stock in your own name as the stockholder of record, please vote your shares of common stock by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-paid reply envelope, using the telephone number printed on your proxy card, or using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the merger describing how you may exchange your shares of common stock for the per share merger consideration. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of the common stock?

A.	Yes, provided that you comply with all applicable requirements and procedures. As a holder of common stock, you are entitled to appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 76.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Morrow & Co., LLC, our proxy solicitor, by telephone toll-free at (800) 607-0088 (banks and brokers call collect at (203) 658-9400)) or by email at CKE@morrowco.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources, dividends and the effects of regulation and competition, and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	the failure to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger, or the failure of that financing to be sufficient to complete the merger and the transactions contemplated by the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval, or the failure to satisfy other conditions to completion of the merger, including obtaining required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	the risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement or the THL merger agreement;

•	the diversion of our management’s attention from our ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and “Business” and in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 84). We undertake no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

CKE Restaurants, Inc.
6307 Carpinteria Ave., Suite A
Carpinteria, California 93013
(805) 745-7500

The Company is a Delaware corporation. We own, operate, franchise and/or license more than 3,100 quick-service restaurants, primarily under the brand names Carl’s Jr.® and Hardee’s®. For more information about the Company, please visit our website at http://www.ckr.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find More Information” beginning on page 84. Our common stock is publicly traded on the NYSE under the symbol “CKR.”

Parent

Columbia Lake Acquisition Holdings, Inc.
c/o Apollo Management VII, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
(646) 607-0528

Columbia Lake Acquisition Holdings, Inc., which we refer to as Parent, is a Delaware corporation controlled by affiliates of Apollo Management VII, L.P. that was formed solely for the purpose of acquiring the Company and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon consummation of the proposed merger, the Company will be a subsidiary of Parent.

Merger Sub

Columbia Lake Acquisition Corp.
c/o Apollo Management VII, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
(646) 607-0528

Columbia Lake Acquisition Corp., which we refer to as Merger Sub, is a Delaware corporation that is wholly-owned by Parent and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the proposed merger, Merger Sub will cease to exist.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on June 28, 2010, starting at 10:00 a.m. local time, at 6307 Carpinteria Avenue, Carpinteria, California, 93013, or at any adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on May 10, 2010 as the record date for the special meeting, and only holders of record of common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on the record date. On the record date, there were 55,232,512 shares of common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. Since seating is limited, admission to the special meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or vote in person at the special meeting, or if you abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of the common stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares of common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of common stock, brokers are not empowered to vote those shares of common stock, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of this proposal, if your shares of common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of common stock not voted, will not be counted in respect of and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of the common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record can choose to vote by proxy by signing and dating the proxy card you receive and returning it in the enclosed pre-paid reply envelope;

•	over the Internet — the website for Internet voting is identified on your proxy card; or

•	by using a toll-free telephone number noted on your proxy card.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded, when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When and if the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of the common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for, against, or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign and submit your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares, please contact Morrow & Co., LLC, our proxy solicitor, by telephone toll-free at (800) 607-0088 (banks and brokers call collect at (203) 658-9400)) or by email at CKE@morrowco.com

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE BY BALLOT AT THE SPECIAL MEETING.

As of April 18, 2010, certain directors and executive officers of the Company who beneficially owned and were entitled to vote, in the aggregate, 4,463,495 shares of common stock, representing approximately 8.08% of the outstanding shares of common stock, have executed voting agreements with Parent (substantially in the form of Annex B to this proxy statement). Pursuant to such voting agreements, such directors and executive officers have agreed to vote all of their shares of our common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. See the section entitled “Stockholder Voting Agreements” beginning on page 75.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying pre-paid reply envelope, or may vote in person at the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your broker, bank or other nominee with instructions, as applicable, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attending the special meeting, by itself, is not enough to revoke a proxy. If you are a beneficial owner and wish to revoke your voting instructions you should follow the instructions provided by your bank, brokerage firm or other nominee.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date has not been fixed). Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed in either the end of the second calendar quarter of 2010 or the beginning of the third calendar quarter of 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger. See the section entitled “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period” beginning on page 58.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. If applicable conditions to making a demand for appraisal rights are satisfied and if the merger occurs, this means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive cash payment based on that valuation instead of receiving the per share merger consideration. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 76 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of the common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the procedures specified under the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Morrow & Co., LLC a fee of approximately $15,000, plus $5.00 per each call made to or received from stockholders of the Company. The Company will reimburse Morrow & Co., LLC for reasonable out-of-pocket expenses and will indemnify Morrow & Co., LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, in the event that the merger agreement is adopted by the stockholders of the Company, the Company will pay Morrow & Co., LLC an additional fee of $10,000. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. In addition, certain employees of Apollo Management and its affiliates may be deemed to be participants in the solicitation. They will also not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Morrow & Co., LLC, our proxy solicitor, by telephone toll-free at (800) 607-0088 (banks and brokers call collect at (203) 658-9400)) or by email at CKE@morrowco.com.

PROPOSAL 1 — THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly-traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of common stock (other than shares of common stock held by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, shares of common stock held by stockholders who have properly demanded appraisal rights under the DGCL with respect to such shares, if any, and common stock owned by the Company or any of its direct or indirect wholly-owned subsidiaries, which we refer to collectively as the excluded shares) will be converted into the right to receive the per share merger consideration of $12.55 in cash, without interest, less any applicable withholding taxes.

Background of the Merger

The Company’s board of directors and senior management continually review our long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the board of directors also periodically reviews the Company’s strategic alternatives, including prospects for mergers and acquisitions. In connection with these periodic reviews, the board of directors has, from time to time in the ordinary course of business, received communications and advice from various investment banking firms regarding market conditions and parties that may be interested in exploring a potential transaction with the Company.

In August 2009, a representative of the investment banking division of Bank of America/Merrill Lynch, which we refer to as BAML, informed Andrew F. Puzder, the Company’s Chief Executive Officer and a member of the board of directors, that he believed that an attractive merger and acquisition transaction involving the Company may be feasible in light of improved market conditions. The representative also noted that private equity firms might be interested in exploring a potential transaction with the Company. Mr. Puzder informed various independent members of the board of directors, including Byron Allumbaugh, the Chairman of the board of directors, and a representative of Stradling Yocca Carlson & Rauth, the Company’s outside legal counsel, of his discussions with the representative of BAML. After consulting with such directors, Mr. Puzder informed the representative of BAML that he would be interested in meeting with private equity firms to determine if any of such firms were interested in exploring a potential transaction with the Company. The Company did not engage BAML as its financial advisor at this time, or at any time, in connection with its exploration of a potential transaction.

In September 2009, representatives of Thomas H. Lee Partners, L.P., which we refer to as THL, and two other private equity firms, which we refer to as Party B and Party C, informed a representative of BAML that they had an interest in exploring a potential transaction with the Company. The representative of BAML subsequently informed Mr. Puzder of these expressions of interest and BAML’s interest in serving as an advisor to the successful bidder in the event the Company entered into a transaction (BAML was subsequently engaged by THL as its financial advisor in connection with this transaction). Throughout early September 2009, Mr. Puzder informed various independent members of the board of directors of these events. Pursuant to these discussions, senior management was authorized to schedule an initial meeting with each of THL, Party B and Party C, subject to their prior entry into customary confidentiality agreements. In September 2009, the Company entered into confidentiality agreements with each of THL, Party B and Party C.

From September 16, 2009 through October 2, 2009, the Company held one management presentation meeting with each of THL, Party B and Party C, and representatives from BAML and, in the case of Party B and Party C, the lending division of Bank of America, which we refer to as Bank of America, which would potentially provide credit financing in connection with any transaction. At these meetings, the business due diligence discussions with THL, Party B and Party C were limited to publicly-available information regarding the Company, and no material non-public information was shared. At various times during this period, including following each management presentation, Mr. Puzder regularly consulted with various independent members of the board of directors, including Mr. Allumbaugh, and a representative of Stradling Yocca Carlson & Rauth, regarding the status of discussions. Thereafter, due to the perceived level of interest of THL, Party B and Party C, Mr. Allumbaugh determined that such discussions should be brought to the attention of the full board of directors.

On October 5, 2009, the board of directors held a special meeting. Several members of senior management and representatives of Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the board of directors, Mr. Puzder reviewed with the board of directors his discussions with the representatives of BAML and Bank of America. Mr. Puzder noted that he had reviewed the Company’s standard investor presentation with each of

THL, Party B and Party C, and that no non-public information was shared with these parties. In addition, members of senior management noted that there had been no substantive discussions with respect to any terms, provisions, or conditions of a potential transaction, or any possible employment or other arrangements between any of the firms and the Company’s senior management.

Mr. Puzder advised the board of directors that he believed that each of THL, Party B and Party C seemed interested in a potential transaction, but that each expressed a need to receive additional information, including confidential information, regarding the Company. After consultation with a representative of Stradling Yocca Carlson & Rauth, and after extensive deliberation, the board of directors agreed that the Company should provide additional information to THL, Party B and Party C through an electronic data room. The board of directors also agreed that this due diligence activity should be supervised by Messrs. Allumbaugh and Rubinstein. The board of directors instructed senior management not to discuss any other aspects of a potential transaction, or any arrangements with respect to the retention of management or any equity investment by management in any potential transaction with any bidders, and senior management confirmed that no such discussions had occurred to date.

As authorized by the board of directors, during the month of October 2009, each of THL, Party B and Party C received non-public information concerning the Company in accordance with the terms of the confidentiality agreements, discussed with senior management the Company’s business and prospects, and received equal access to an electronic data room, which contained certain financial and legal due diligence materials and other information regarding the Company.

In October 2009, Potter Anderson & Corroon LLP, which we refer to as Potter Anderson, was engaged as special Delaware counsel to provide advice on matters of Delaware law.

Also, by mid-October 2009, the Company was informed that Party B and Party C were no longer interested in pursuing a potential acquisition of the Company and had terminated their due diligence efforts.

During the month of November 2009, THL continued its due diligence efforts.

On December 8, 2009, the board of directors held a regularly-scheduled meeting. A representative of Stradling Yocca Carlson & Rauth attended this meeting. The board of directors discussed the status of the Company’s interactions with THL, Party B and Party C. Messrs. Allumbaugh and Rubinstein, and members of senior management, reviewed with the board of directors the due diligence activities of THL, Party B and Party C to date. Members of senior management remained present during this portion of the meeting to respond to any questions that the board of directors might have regarding the nature of the due diligence activities of THL, Party B and Party C. The board of directors was advised that Party B and Party C had terminated their due diligence efforts, but that THL was continuing to conduct due diligence on the Company. The board of directors reiterated its instruction to senior management not to discuss any other aspects of a potential transaction, or any arrangements with respect to management retention or any equity investment by management in any potential transaction with any bidders, and senior management confirmed that no such discussions had occurred to date.

In light of the continued due diligence review by THL with respect to a potential transaction involving the Company, the board of directors then discussed the retention of UBS to serve as an independent financial advisor to the board of directors in connection with any potential transaction involving the Company. Following extensive discussion regarding the qualifications of UBS, including its familiarity with both the Company and the Company’s industry, the board of directors authorized the engagement of UBS. The board of directors then instructed UBS to supervise the due diligence process, subject to the oversight of Messrs. Allumbaugh and Rubinstein.

The board of directors then discussed the retention of outside legal counsel. Mr. Allumbaugh stated that Potter Anderson had previously been engaged as special Delaware counsel. The board of directors noted Potter Anderson’s significant expertise in Delaware law, including its experience in merger and acquisition transactions involving Delaware corporations. The board of directors also discussed the continued retention of Stradling Yocca Carlson & Rauth, noting its experience in merger and acquisition transactions and familiarity with the Company’s operations. Following this discussion, the board of directors ratified the formal engagement of Potter Anderson and Stradling Yocca Carlson & Rauth with respect to a potential transaction.

The board of directors also formalized the role of Messrs. Allumbaugh and Rubinstein by appointing them as members to a two-member due diligence committee with the authority to (i) continue to supervise the Company’s due diligence activities, (ii) negotiate the engagement of the board of directors’ outside advisors and to interact with such advisors regarding their respective activities, including the screening of any preliminary indications of interest, and (iii) update the board of directors as appropriate.

On December 17, 2009, THL submitted a non-binding indication of interest to acquire all of the capital stock of the Company at a price of $10.00 per share. A copy of the non-binding indication of interest was provided to the members of the due diligence committee, representatives of Potter Anderson, representatives of Stradling Yocca Carlson & Rauth and certain members of senior management.

On December 23, 2009, the due diligence committee held a meeting to discuss the status of due diligence activities by THL and the indication of interest submitted by THL. Neither Mr. Puzder nor any other member of senior management was present at this meeting. Prior to this meeting, preliminary materials prepared by UBS were distributed to the members of the due diligence committee. Representatives of UBS and Stradling Yocca Carlson & Rauth also participated in the meeting. At the request of the due diligence committee, a representative from Stradling Yocca Carlson & Rauth reviewed with the due diligence committee the previous actions of the board of directors with respect to a potential transaction with THL. During this meeting, the due diligence committee reviewed the terms of the proposed engagement letter with UBS and subsequently approved the engagement letter.

Representatives of UBS then reviewed the due diligence activities by THL and the discussions with THL to date. Prior to discussing THL’s indication of interest, at the request of the due diligence committee, representatives of UBS reviewed various strategic considerations. The representatives of UBS discussed current merger and acquisition market conditions and reviewed a number of considerations with respect to a potential transaction with THL, and considerations with respect to remaining a publicly-traded, independent company. The due diligence committee and the representatives of UBS discussed how to obtain the highest valuation if the Company were to pursue discussions with THL, including whether the Company should engage in some form of market check prior to or in connection with further exploration of a possible transaction with THL. The due diligence committee discussed a variety of additional factors, including the universe of potential bidders capable of entering into a transaction with the Company, the possibility that competition between multiple bidders could result in a higher per share price in a transaction, the increased risk of a premature leak to the market of information regarding a potential transaction, the board of directors’ view that the Company was not for sale merely because THL had delivered an indication of interest, the fact that three financial sponsors had already extensively examined the Company with a view towards a possible transaction, and the risks associated with sharing confidential information with any competitor of the Company. The due diligence committee also discussed the possibility that the Company would be able to proactively seek alternative proposals following the signing of a merger agreement with THL, which we refer to as the THL merger agreement, through the use of a “go-shop” provision, a customary “superior proposal” termination right and an appropriate termination fee. After these discussions, the due diligence committee concluded that if a potential transaction were to be pursued, the best strategy to obtain the highest valuation was to enter into a definitive merger agreement with the highest available per share merger consideration and then aggressively market that deal during a “go-shop” period.

The due diligence committee then discussed with UBS the indication of interest submitted by THL. In connection with this discussion, UBS presented the Company’s preliminary financial forecasts, public market perspectives on the Company, and preliminary valuation considerations. These forecasts, which had been previously provided to UBS by the Company’s management, and preliminary valuation considerations were discussed in detail. Following this discussion, the due diligence committee unanimously authorized UBS to communicate to THL that its offer was rejected and that its price was not sufficient. However, after discussion with UBS, the due diligence committee agreed to allow THL to continue its due diligence efforts with the expectation that additional due diligence would allow THL to improve the terms of its proposal.

After the conclusion of this meeting, at the instruction of the due diligence committee, UBS was informed that senior management had been advised that management’s role at the present time was limited to the assistance with due diligence efforts and that it was specifically not allowed to discuss with THL, UBS or anyone else any other aspects of a potential transaction, or any arrangements with respect to management retention or any equity investment by management in any potential transaction.

Following this meeting, representatives of UBS, at the direction of the due diligence committee, communicated to THL that its indication of interest was rejected and that its price was not sufficient.

From late December 2009 through the execution of the THL merger agreement, THL and its representatives engaged in extensive legal, accounting and financial due diligence, including numerous diligence calls with members of the Company’s senior management team. Also in attendance on many of these calls were representatives of UBS.

On January 18, 2010, THL submitted a letter that reiterated its interest in a potential acquisition of the Company. In the letter, THL provided an update with respect to its due diligence and financing activities to date, but did not submit a revised purchase price.

On January 19, 2010, the board of directors held a regularly-scheduled meeting, where senior management provided to and discussed with the board of directors a detailed update on the Company’s business goals and prospects, including a proposed budget for fiscal year 2011. The board of directors was also updated on discussions with THL. Several members of senior management and representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. The board of directors permitted the attendance of members of senior management during this portion of the meeting in light of their experience and knowledge of the Company, which could assist the board of directors in evaluating the financial information presented to it by UBS. Representatives of UBS, Mr. Puzder and other members of senior management were recused from a portion of the meeting when representatives of Potter Anderson reviewed with the board of directors their fiduciary duties under applicable law. Representatives of UBS then reviewed with the board of directors the discussions to date with THL, including the due diligence committee’s rejection of THL’s initial non-binding indication of interest. Representatives of UBS then provided various financial analyses to the board of directors and reviewed a number of considerations with respect to a potential transaction and considerations with respect to remaining a publicly-traded, independent company. UBS included in its presentation an outline of the significant next steps with respect to a potential transaction, which were discussed with the board of directors. After discussion, the board of directors adopted the approach previously formulated by the due diligence committee at the meeting of such committee that occurred on December 23, 2009: to enter into a definitive merger agreement with the highest available per share merger consideration and then aggressively market that deal during a “go-shop” period.

The board of directors also discussed with its legal counsel whether to expand the authority and membership of the due diligence committee to permit it to actively participate in the negotiations with THL. After discussion, the board of directors determined that such a committee would facilitate the negotiation process and therefore the board of directors re-designated the committee as the “transaction committee” and added Frank P. Willey as a member of such committee, who had previously been assisting the due diligence committee. In addition, the board of directors expanded the scope of such committee’s authority to include the power and authority to (i) review and evaluate the terms and conditions, and determine the advisability of, a potential transaction or any alternatives thereto, (ii) communicate to and negotiate with THL concerning the terms and conditions of a potential transaction, (iii) consider, evaluate and negotiate the terms and conditions of any and all alternatives to the potential transaction with any other party the committee deems appropriate, (iv) recommend, if appropriate, a potential transaction, or alternative thereto, to the board of directors as fair to, and in the best interests of, the Company and its stockholders and (v) take any other action necessary or appropriate in connection with the potential transaction or any alternatives thereto.

On January 22, 2010, the transaction committee met to discuss the status of discussions with THL. Neither Mr. Puzder nor any other member of senior management was present at this meeting. Representatives of UBS and Stradling Yocca Carlson & Rauth participated in the meeting. At the request of the transaction committee, representatives of UBS reviewed with the transaction committee the discussions with THL since the last meeting of the board of directors on January 19, 2010.

Later that same day on January 22, 2010, THL submitted a revised non-binding indication of interest to acquire all of the capital stock of the Company at a price of $10.50 per share to representatives of UBS and Stradling Yocca Carlson & Rauth. A representative of Stradling Yocca Carlson & Rauth distributed a copy of such revised non-binding indication of interest to the board of directors. The revised indication of interest included a draft THL merger agreement and a list of conditions that THL expected would be included in the debt commitment letter, which we refer to as the THL debt commitment letter, and equity commitment letter, which we refer to as the THL equity commitment letter. The draft THL merger agreement included a “go-shop” provision based on earlier direction from UBS to the effect that if the Company’s discussions with THL were to result in a deal, the Company would insist in all cases on preserving the contractual right, via a “go-shop” provision, to conduct a fulsome post-signing market check. In addition, in its indication of interest, THL stated that any transaction with the Company would be predicated on THL’s ability to reach satisfactory arrangements with management regarding equity rollover and compensation arrangements and requested the ability to commence discussions regarding such arrangements with management as soon as possible.

On January 25, 2010, the transaction committee met to discuss the revised indication of interest received from THL. Neither Mr. Puzder nor any other member of senior management was present at this meeting. Prior to the meeting, preliminary materials prepared by UBS were distributed to members of the transaction committee. Representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the transaction committee, representatives of UBS reviewed with the transaction committee the revised indication of interest. Representatives of UBS also summarized their preliminary materials, including various financial analyses. After discussion, the transaction committee deferred any action regarding the revised indication of interest to a meeting of the full board of directors scheduled for later that afternoon.

Later that same day on January 25, 2010, the board of directors held a special meeting to discuss THL’s revised indication of interest. Several members of senior management and representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. The board of directors permitted the attendance of members of senior management at this meeting in light of their experience and knowledge of the Company, which could assist the board of directors in evaluating the Company’s short- and long-term prospects and financial information. At the request of the board of directors, representatives of UBS reviewed their discussions with THL and the revised indication of interest. Following the recusal from the meeting of the representatives of UBS, Mr. Puzder and other members of senior management, the board of directors engaged in lengthy discussions regarding the Company’s short- and long-term prospects, current financial information, strategic alternatives, including remaining a publicly-traded, independent company, the state of the Company’s industry, and general market conditions. Following this discussion, the board of directors determined that the price was not sufficient and agreed to reject the revised indication of interest and authorized UBS to communicate this decision to THL. In addition, the board of directors determined not to authorize management to commence discussions regarding any equity rollover and compensation arrangements with THL at such time. After consulting with its legal advisors, the board of directors determined that the optimal strategy for securing an improvement in the terms and conditions of a proposal from THL was for the board of directors to not directly engage in negotiations with THL. In lieu of direct board engagement, the board of directors authorized the transaction committee to continue to supervise the due diligence process, to receive regular updates from UBS regarding the status of discussions with THL, to evaluate additional financial analyses prepared by UBS, to communicate directly with THL, if necessary, and to provide regular updates to the board of directors with respect thereto, under the view that further diligence by THL may result in an increased purchase price.

On or about January 26, 2010, representatives of UBS advised THL that its indication of interest was rejected, but that THL could continue its due diligence activities.

On January 29, 2010, the transaction committee met to discuss the status of discussions with THL. Neither Mr. Puzder nor any other member of senior management was present at this meeting. Representatives of UBS and Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the transaction committee, representatives of UBS reviewed their discussions with THL since the last meeting of the board of directors on January 25, 2010.

On February 2, 2010, in furtherance of demonstrating its ability to consummate a potential transaction, THL submitted a letter that included draft THL debt commitment letters and a draft THL equity commitment letter. In its letter, THL indicated that the debt financing commitments were substantially negotiated. The letter also reiterated THL’s intention to complete the potential transaction at a price of $10.50 per share. On February 3, 2010, THL submitted a draft guarantee to be entered into by Thomas H. Lee Equity Fund VI, L.P., which we refer to as the THL guarantee, pursuant to which Thomas H. Lee Equity Fund VI, L.P. would guarantee certain payment obligations of Western Acquisition Holdings, Inc., which we refer to as THL Parent, under the THL merger agreement in certain circumstances.

Later that same day on February 3, 2010, the transaction committee met to discuss the status of discussions with THL. Neither Mr. Puzder nor any other member of senior management was present at this meeting. Representatives of UBS and Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the transaction committee, representatives of UBS reviewed their discussions with THL since the last meeting of the transaction committee that occurred on January 29, 2010. UBS also reviewed the letter submitted by THL the previous day. The transaction committee then reviewed the discussions that took place at the previous meeting of the board of directors regarding the rejection of THL’s revised indication of interest. Thereafter, representatives of UBS reviewed various financial analyses and provided a summary of the material financial terms and conditions of the THL debt commitment letters submitted by THL. After a lengthy discussion, the transaction committee unanimously agreed to reject THL’s revised indication of interest in light of the fact that the price in the revised indication of interest remained the same as the price previously rejected by the board of directors as not sufficient on January 25, 2010, and instructed Mr. Allumbaugh to deliver a letter to THL to that effect. However, the transaction committee agreed to allow THL to continue its due diligence efforts with the expectation that additional due diligence would allow THL to improve the terms of its proposal.

On February 4, 2010, Mr. Allumbaugh submitted a letter to THL that stated the board of directors’ determination that the valuation proposed in THL’s revised indication of interest dated January 22, 2010 was not sufficient to proceed with a potential transaction or the negotiation of the draft THL merger agreement at such time.

On February 12, 2010, the transaction committee met to discuss the status of discussions with THL. Mr. Puzder and representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. Mr. Puzder informed the transaction committee that management had, consistent with past practice, updated the Company’s financial forecasts for fiscal year 2011 based on results obtained after the end of fiscal year 2010, and such revisions resulted in improved forecasts. Mr. Puzder then reviewed the revised financial forecasts, which we refer to as the management forecast. The management forecast was provided to UBS, and elements of it were provided to THL. See section captioned “Certain Company Forecasts” beginning on page 46. After his presentation, Mr. Puzder was recused from the meeting. At the request of the transaction committee, representatives of UBS reviewed their discussions with THL since the last meeting of the transaction committee that occurred on February 3, 2010, including the letter submitted to THL on February 4, 2010. At the request of the transaction committee, representatives of UBS reviewed various financial analyses and preliminary valuation considerations. After a lengthy discussion, the transaction committee authorized UBS to continue to engage in discussions with THL to address certain outstanding due diligence requests. Management’s revised forecast for fiscal year 2011 was distributed to THL that same day.

On February 17, 2010, THL submitted a revised non-binding indication of interest to acquire all of the capital stock of the Company at a price of $10.80 per share. In addition, in its indication of interest, THL reiterated that any transaction with the Company would be predicated on THL’s ability to reach satisfactory arrangements with management regarding equity rollover and compensation arrangements, and again requested the ability to commence discussions regarding such arrangements with management as soon as possible. THL also expressed its desire to receive a comprehensive response to the drafts of the THL merger agreement, THL debt commitment letter and THL equity commitment letter and THL guarantee submitted on January 22, 2010, February 2, 2010, and February 3, 2010, respectively. In addition, THL requested, due to weakening conditions in the global debt financing markets that could negatively impact the economic terms of THL’s debt financing, a response to its revised indication of interest no later than February 18, 2010.

Later that same day on February 17, 2010, the transaction committee met to discuss the status of discussions with THL. Neither Mr. Puzder nor any other member of senior management was present at this meeting. Representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. Representatives of UBS and the transaction committee discussed the terms and conditions of the revised indication of interest. After extensive discussion, the transaction committee determined to distribute the revised indication of interest to the board of directors and to schedule a meeting of the board of directors for the following day to discuss the revised indication of interest.

On February 18, 2010, the board of directors held a special meeting to discuss the second revised indication of interest received from THL. Members of senior management and representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the board of directors, representatives of UBS reviewed their discussions with THL since the last meeting of the board of directors. Representatives of UBS and the board of directors discussed the terms and conditions of the revised indication of interest. Representatives of UBS also reviewed various financial analyses, key trading price considerations and preliminary valuation considerations from the materials provided to the transaction committee on February 12, 2010.

After such discussion, the board of directors called an executive session and Mr. Puzder and other members of senior management and representatives of UBS were recused from the meeting. A representative of Potter Anderson discussed the directors’ fiduciary duties under applicable law. During the executive session, the independent members of the board of directors engaged in a lengthy discussion regarding the Company’s strategic alternatives, including remaining a publicly-traded independent company, and the state of the Company’s industry and general market conditions. During such discussion, the independent members of the board of directors also discussed the potential benefits and risks associated with allowing senior management to engage in discussions with THL regarding equity rollover and compensation arrangements at such time. After extensive deliberation, the independent members of the board of directors authorized representatives of UBS to communicate to THL that its price was not sufficient and did not meet the expectations of the board of directors. Due to the advanced nature of the negotiations between the parties and the need for the board of directors to better understand whether THL had any material contingencies relating to the proposed transaction, including whether the proposed transaction with THL would be predicated on THL’s ability to reach satisfactory arrangements with management regarding equity rollover and compensation, the independent members of the board of directors also authorized senior management to engage in discussions with THL regarding equity rollover and compensation arrangements.

From February 18, 2010 through February 24, 2010, representatives of UBS and THL continued to engage in discussions regarding the status of the THL debt commitment letter and the proposed purchase price.

On February 19, 2010, representatives of Stradling Yocca Carlson & Rauth sent a memorandum identifying its and Potter Anderson’s concerns with respect to certain provisions of the THL merger agreement to representatives of Ropes & Gray LLP, who we refer to as Ropes & Gray, counsel to THL. The memorandum requested terms in the THL merger agreement that were more favorable to the Company. In particular, the memorandum demanded that the length of the “go-shop” period in the draft THL merger agreement be lengthened. In addition, the memorandum sought a decrease in the amount of the termination fee payable by the Company and an increase in the amount of the reverse termination fee and also raised issues relating to the use of a closing adjusted leverage condition to closing.

On February 20, 2010, in response to these issues, Ropes & Gray communicated THL’s willingness to agree to (i) extend the length of the “go-shop” period, (ii) permit the Company to continue to negotiate for an additional 20-day period, subject to specified conditions, with third parties (each, an “excluded party”) that had presented the Company with a competing takeover proposal prior to the expiration of the initial 40-day “go-shop” period that the board of directors had determined constituted, or was reasonably expected to lead to, a “superior proposal” (as such term was defined in the THL merger agreement), (iii) adopt a two-tier termination fee structure, which would permit the Company to pay a reduced termination fee if it entered into a definitive agreement with an excluded party prior to the end of such additional 20-day period, and (iv) adopt a two-tier reverse termination fee structure, which would provide for a greater reverse termination fee in certain events.

On February 21, 2010, Ropes & Gray sent certain proposed changes to the THL merger agreement to representatives of Stradling Yocca Carlson & Rauth and UBS, which reflected THL’s revised positions on the ability of the Company to negotiate with an excluded party for an additional 20-day period, the adoption of a two-tier termination fee structure and the adoption of a two-tier reverse termination fee structure.

On February 22, 2010, representatives of Stradling Yocca Carlson & Rauth sent revised drafts of the THL merger agreement and the THL guarantee to representatives of Ropes & Gray. Representatives of Stradling Yocca Carlson & Rauth, Potter Anderson and Ropes & Gray engaged in discussions from February 23, 2010 through February 26, 2010 regarding transaction documents (including a form of voting agreement, which we refer to as the THL voting agreement, and the THL equity commitment letter).

Between February 23, 2010 and February 25, 2010, THL presented members of senior management with term sheets setting forth proposed terms for post-closing employment and equity arrangements with the surviving corporation.

On February 24, 2010, representatives of Ropes & Gray sent a revised draft THL merger agreement to representatives of Stradling Yocca Carlson & Rauth. Also on February 24, 2010, THL revised the proposal that it earlier submitted by making a non-binding offer to acquire all of the capital stock of the Company at a price of $10.95 per share, which we refer to as the February 24 Proposal.

On February 25, 2010, the transaction committee met to discuss the status of discussions with THL, including the status of negotiations regarding the THL merger agreement. Representatives of UBS and Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the transaction committee, representatives of UBS reviewed their discussions with THL since the last meeting of the board of directors, including the February 24 Proposal. Representatives of UBS also reviewed with the transaction committee various financial analyses. After extensive deliberation, the transaction committee requested representatives of UBS to instruct THL to provide to the board of directors its best offer by 3:00 p.m. Pacific Time that same day. The transaction committee then requested that Mr. Puzder join the meeting and update the transaction committee regarding all discussions between senior management and THL with respect to the proposed terms of post-closing employment and equity arrangements with senior management that had occurred to date. Mr. Puzder indicated that such discussions were taking place, but were only at a preliminary stage. After Mr. Puzder’s presentation, he was recused from the committee meeting.

Representatives of UBS and the transaction committee further discussed the terms and conditions of the February 24 Proposal and other deal protection provisions. A representative from Stradling Yocca Carlson & Rauth reviewed the status of negotiations regarding the THL merger agreement and provided a summary of the terms and conditions of the THL merger agreement and the results of the negotiations thereof. The transaction committee determined to schedule a meeting of the board of directors for later that afternoon.

Later that same day on February 25, 2010, in response to the board of directors’ request for its best offer, THL submitted a revised non-binding indication of interest to acquire all of the capital stock of the Company at a price of $11.05 per share, which we refer to as the February 25 Proposal.

Later that same day on February 25, 2010, the board of directors held a special meeting to discuss the February 25 Proposal. Prior to the meeting, materials prepared by representatives of UBS and the revised draft of the THL merger agreement were distributed to the members of the board of directors. Members of senior management and representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. Representatives of UBS reviewed the discussions with THL since the last meeting of the board of directors and various financial analyses.

The board of directors and its advisors discussed the terms and conditions of the February 25 Proposal, the THL merger agreement, the THL debt commitment letter, the THL equity commitment letter and the THL guarantee, including the termination fees and the “go-shop” provision. With respect to the “go shop” provision, the board of directors and its advisors discussed in detail the Company’s ability to actively solicit takeover proposals during the “go-shop” period and the two-tier termination fee whereby the Company would be obligated to pay a termination fee equal to (i) $9,283,000 in the event the Company terminated the THL merger agreement in order to enter into a definitive agreement with an excluded party prior to 12:01 p.m., New York City time on April 27, 2010, and (ii) $15,471,000 in the event that it terminated the THL merger agreement under all other circumstances, plus, in each case, documented expenses up to $5,000,000. The board of directors and its advisors also discussed the efforts that would be undertaken by UBS on the Company’s behalf during the “go-shop” period.

After the presentations by UBS and a review of the February 25 Proposal, the board of directors requested that UBS deliver its fairness opinion. Thereafter, UBS delivered to the Company’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated February 25, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the price of $11.05 per share merger consideration to be received by holders of the Company’s common stock (other than the excluded holders) in the merger was fair, from a financial point of view, to such holders.

Then, representatives of Potter Anderson again reviewed the directors’ fiduciary duties under applicable law. At the request of the board of directors, a representative of Stradling Yocca Carlson & Rauth discussed the material terms and conditions of the THL merger agreement and reviewed the negotiations that had occurred between Stradling Yocca Carlson & Rauth and Ropes & Gray with respect to the THL merger agreement. The board of directors and its advisors then discussed the THL merger agreement, the Company’s short- and long-term prospects, current financial statements, general views regarding the financial analyses presented by UBS and the state of the market in which the Company does business. After extensive discussion and deliberation, the board of directors unanimously adopted and approved the THL merger agreement and the transactions contemplated thereby. In approving the THL merger agreement, the board of directors determined that the Company’s entering into the THL merger agreement was in the best interests of the Company and our stockholders, as it represented a key step in the board of directors’ strategy to maximize stockholder value. Specifically, the board of directors concluded that stockholder value could be further enhanced through the publicly-noticed auction process contemplated by the “go-shop” provision of the THL merger agreement and the possibility of consummating a transaction with a new bidder whereby the Company would qualify to pay a reduced termination fee of $9,283,000 to THL.

On February 26, 2010, the Company and THL Parent executed the THL merger agreement. Thereafter, the Company issued a press release announcing the execution of the THL merger agreement and the commencement of the “go-shop” marketing process during which the Company would actively solicit takeover proposals from third parties.

Later that same day on February 26, 2010, pursuant to the “go-shop” provision of the THL merger agreement, at the direction and under the supervision of the board of directors, representatives of UBS began contacting potential buyers that were believed would be capable of, and might be interested in, consummating an acquisition of the Company at a price greater than $11.05 per share. Representatives of UBS contacted 24 potential financial sponsor buyers, including Apollo Management, and four potential strategic buyers. Of the parties contacted by UBS, three potential financial sponsor buyers, including Apollo Management, and one potential strategic buyer entered into confidentiality agreements with the Company and received confidential information regarding the Company.

During the “go-shop” period, the Company and its representatives also continued to work to consummate the transactions contemplated by the THL merger agreement in light of the uncertain outcome of the “go-shop” process and as required by the THL merger agreement. Among the actions taken by the Company and its representatives in connection with the THL merger agreement, the Company filed for and received antitrust clearance under the HSR Act, obtained various third-party consents and prepared and filed a preliminary proxy statement with the SEC.

Also during the “go-shop” period, Apollo Management requested copies of the THL equity commitment letter and the THL debt commitment letter. Due to certain confidentiality restrictions, the Company did not provide those documents to Apollo Management.

During the period commencing on February 26, 2010 and continuing until April 23, 2010, members of senior management met with representatives of THL several times to discuss the terms for post-closing employment and equity arrangements with the surviving corporation under the THL merger agreement. Throughout this period, members of senior management kept members of the transaction committee and representatives of Stradling Yocca Carlson & Rauth informed regarding material developments relating to their ongoing discussions.

On March 12, 2010, the transaction committee met to discuss the activities of the Company’s representatives during the “go-shop” period. Neither Mr. Puzder nor any other member of senior management was present at this meeting. Representatives of UBS and Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the transaction committee, representatives of UBS provided an update regarding the potential buyers contacted by representatives of UBS and the due diligence activities of the four parties, including Apollo Management, that had executed confidentiality agreements.

On March 18, 2010, the board of directors held a regularly scheduled meeting. Representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the board of directors, representatives of UBS provided an update regarding the potential buyers contacted by representatives of UBS and the due diligence activities of the four parties, including Apollo Management, that had executed confidentiality agreements.

On April 2, 2010, the transaction committee met to discuss the activities of the potential buyers during the “go-shop” period. Neither Mr. Puzder nor any other member of senior management was present at this meeting. Representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the transaction committee, representatives of UBS updated the transaction committee on the status of discussions between representatives of UBS and representatives of the four parties that had executed confidentiality agreements, including representatives of Apollo Management. Representatives of UBS stated that, of the four parties that had executed confidentiality agreements, two parties had informed UBS since the last meeting of the board of directors that such parties had decided to withdraw from the “go-shop” process and another party had not actively participated in the “go-shop” process since executing a confidentiality agreement. With respect to Apollo Management, representatives of UBS also informed the transaction committee that Apollo Management had indicated to UBS that Apollo Management’s due diligence efforts were nearly complete and that the remaining due diligence activities focused on legal and accounting matters. In addition, representatives of UBS stated that representatives of Apollo Management had provided assurances that financing arrangements required for Apollo Management to submit a takeover proposal for the Company were nearly in place. Representatives of UBS also confirmed that Apollo Management had not yet requested direct negotiations with the Company’s senior management with respect to proposed terms for post-closing employment and equity arrangements with the surviving corporation in a transaction with Apollo Management. Representatives of Potter Anderson stated that they would discuss with members of senior management those members’ fiduciary duties to the Company, and that the transaction committee would determine when members of senior management could commence negotiations with Apollo Management.

On April 6, 2010, prior to the end of the “go-shop” period, Apollo Management submitted a non-binding proposal on behalf of itself and its affiliated investment funds, subject to due diligence and other conditions, pursuant to which Apollo Management proposed to acquire the Company at a price of $11.50 per share, in cash, which proposal we refer to as the Apollo Initial Proposal. In the Apollo Initial Proposal, Apollo Management indicated that it intended to finance the proposed transaction through an equity contribution and through third-party debt financing, and that Apollo Management had been working closely to obtain the debt financing with Citigroup Capital Markets, Inc., Morgan Stanley Senior Funding, Inc., and RBC Capital Markets. The Apollo Initial Proposal also indicated that Apollo Management would provide the Company with a guarantee, in favor of the Company, guaranteeing the payment of certain monetary obligations that might be owed by Apollo Management’s acquisition vehicle to the Company under a definitive merger agreement. The Apollo Initial Proposal stated that the execution of a definitive merger agreement by Apollo Management was subject to certain conditions, including identification of Apollo Management as an “excluded party” (as such term was defined in the THL merger agreement) and termination of the THL merger agreement by the Company prior to the “cut-off date” of April 27, 2010.

Later that same day on April 6, 2010, the board of directors held a special meeting to discuss the Apollo Initial Proposal. Prior to this meeting, the Apollo Initial Proposal was distributed to the members of the board of directors. Representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. The board of directors discussed the receipt of the Apollo Initial Proposal. Representatives of Stradling Yocca Carlson & Rauth and UBS then reviewed the status of their discussions with Apollo Management to date and provided a summary of the material terms of the Apollo Initial Proposal, including the fact that the Apollo Initial Proposal indicated that Apollo Management planned to acquire the Company on substantially the same terms as set forth in the THL merger agreement, including with respect to closing conditions. At the request of the board of directors, representatives of Potter Anderson reviewed the board of directors’ fiduciary duties and contractual obligations under the THL merger agreement with respect to the receipt of the Apollo Initial Proposal. After extensive deliberation and consultation with representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth, the board of directors determined, in accordance with terms and conditions of the THL merger agreement, that the Apollo Initial Proposal was a “takeover proposal” under the THL merger agreement that constituted or was reasonably expected to lead to a “superior proposal” under the THL merger agreement and that, accordingly, Apollo Management was an “excluded party” under the THL merger agreement.

Later that same day on April 6, 2010, at the direction of the board of directors, representatives of Stradling Yocca Carlson & Rauth, on behalf of the Company, notified THL of the Company’s receipt of the Apollo Initial Proposal and the board of directors’ determination that Apollo Management was an “excluded party” under the THL merger agreement. Stradling Yocca Carlson & Rauth, on behalf of the Company, also provided to THL a summary of the material terms of the Apollo Initial Proposal and a summary of the reasons for the board of directors’ determination.

As a result of the board of directors’ determination that Apollo Management was an “excluded party” under the THL merger agreement, the Company was permitted to continue to engage in discussions and negotiations with Apollo Management until April 27, 2010, provided that Apollo Management remained an excluded party during that period. At the request of the transaction committee, representatives of UBS agreed to attend a meeting between members of Senior Management and representatives of Apollo Management. Also, at the request of the transaction committee, representatives of Potter Anderson provided advice to members of senior management on an ongoing basis in connection with meetings between representatives of Apollo Management and members of senior management.

Pursuant to the THL merger agreement, the “go-shop” period expired on April 7, 2010, with respect to all third parties other than Apollo Management. The Company did not receive any takeover proposals from third parties, other than Apollo Management, during the “go-shop” period and thus, no parties, other than Apollo Management, qualified as “excluded parties” under the THL merger agreement. Later that same day, in accordance with the requirements of the THL merger agreement, the Company terminated discussions with each of the three parties, other than Apollo Management, that had previously received confidential information regarding the Company during the “go-shop” period and requested that all such confidential information be destroyed or returned to the Company.

On April 7, 2010, the Company issued a press release regarding the receipt of a takeover proposal (which was the Apollo Initial Proposal) and the board of directors’ determination that the party that submitted the proposal (which was Apollo Management) was an “excluded party” under the THL merger agreement.

Later that same day, on April 7, 2010, members of senior management, with approval from the transaction committee, met with representatives of Apollo Management to discuss potential post-closing employment and equity arrangements with the surviving corporation. At the direction of the transaction committee, a representative of UBS also attended this meeting.

During the period commencing on April 7, 2010 and continuing until April 18, 2010, representatives of UBS discussed the Apollo Initial Proposal and potential revisions thereto with representatives of Apollo Management.

On April 11, 2010, THL Parent sent a letter, which we refer to as the April 11 letter, to the Company’s board of directors describing various observations of THL Parent with respect to the board of directors’ determination that Apollo Management was an “excluded party” (as such term was defined in the THL merger agreement), including the conditionality associated with Apollo Management’s due diligence review and the lack of debt and equity commitment letters in the Apollo Initial Proposal. In the April 11 letter, THL urged the Company’s board of directors to reconsider its initial conclusion with regard to Apollo Management’s status as an “excluded party” and to assess on a continuing basis whether Apollo Management continued to warrant such status.

On April 12, 2010, the transaction committee met to discuss the status of negotiations with Apollo Management. Neither Mr. Puzder nor any other member of senior management was present at this meeting. Representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in the meeting. At the request of the transaction committee, representatives of UBS reviewed the status of discussions with Apollo Management, including a summary of the meeting that occurred between certain members of senior management and representatives of Apollo Management on April 7, 2010.

On April 12, 2010, Apollo Management presented certain members of senior management with a term sheet setting forth proposed terms for post-closing employment and equity arrangements with the surviving corporation.

On April 16, 2010, the transaction committee met to discuss the status of negotiations with Apollo Management and a potential response to the April 11 letter received from THL. Neither Mr. Puzder nor any other member of senior management was present at this meeting. Representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in the meeting. At the request of the transaction committee, representatives of UBS reviewed the status of discussions with representatives of Apollo Management regarding the Apollo Initial Proposal. Representatives of UBS summarized the discussions that had occurred on April 7, 2010 between Apollo Management and members of senior management, and confirmed that members of senior management had received proposed term sheets from Apollo Management, but that members of senior management and representatives of Apollo Management continued to negotiate such term sheets.

Later that same day, on April 16, 2010, Mr. Allumbaugh, on behalf of the Company’s board of directors, sent a letter to THL Parent in response to the April 11 letter. In the letter, Mr. Allumbaugh confirmed that the Company’s board of directors had made its determination with respect to the status of Apollo Management as an “excluded party” in good faith after consultation with representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth, and had otherwise complied with the applicable requirements of the THL merger agreement with respect to such determination.

On April 18, 2010, Apollo Management delivered a formal binding offer, which we refer to as the Apollo Formal Proposal, for the acquisition of all of the outstanding shares of the Company in a merger transaction in which the Company’s stockholders would receive $12.55 in cash per share of the Company’s common stock. The Apollo Formal Proposal included copies of a merger agreement, voting agreements, an equity commitment letter and a guarantee, each of which were fully executed by all parties other than the Company and the stockholders that would be asked to execute voting agreements. The Apollo Formal Proposal also included a copy of a debt commitment letter, which was executed by the Lenders. The merger agreement included in the Apollo Formal Proposal was substantially similar to the THL merger agreement, except that it increased the merger consideration to be received by the Company’s stockholders to $12.55 per share and eliminated the provision that would provide the buyer with an additional two business days to revise its offer to attempt to match an amended takeover proposal submitted by another party during the “no-shop” period, which provision we refer to as the two business day match right. In addition, the merger agreement included in the Apollo Formal Proposal contained a provision that, assuming the Company entered into the agreement, would have required the Company to pay to Apollo Management a termination fee of $15,471,000 in the event the Company subsequently terminated the merger agreement in order to enter into a new merger agreement that constituted a “superior proposal.” The merger agreement included in the Apollo Formal Proposal also included a provision that, in the event the Company subsequently terminated the merger agreement included in the Apollo Formal Proposal in order to enter into a new merger agreement with THL, would have required the Company to pay (i) an amount equal to the termination fee paid to THL Parent under the THL merger agreement ($9,283,000), plus (ii) an amount equal to the expense reimbursement paid to THL Parent under the THL merger agreement (which was capped in that agreement at $5,000,000), in addition to the $15,471,000 termination fee. The merger agreement included in the Apollo Formal Proposal also eliminated the condition to closing contained in the THL merger agreement with respect to the closing leverage ratio, although the debt commitment letter included a requirement that, in order to fund at the proportion of debt to equity set forth in the letter, the total leverage ratio of Parent and its subsidiaries at closing should be no greater than 5.5 to 1.0. The Apollo Formal Proposal stated that it was not subject to any due diligence or financing condition, but was subject to the termination of the THL merger agreement and execution of the definitive merger agreement with Apollo Management. The Apollo Formal Proposal indicated that it would expire at 12:01 a.m. Eastern Daylight Time on April 24, 2010 if the Company failed to execute and deliver to Morgan, Lewis & Bockius, LLP, counsel to Parent, which we refer to as Morgan Lewis, executed copies of the merger agreement, guarantee and voting agreements. In addition, the Apollo Formal Proposal requested that the documents contained therein be kept confidential and not be shared with any party other than representatives of the Company, its financial advisor and outside legal counsel, unless the Company was expressly required to share such documents with other parties under the THL merger agreement. After a preliminary review by representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth, the Apollo Formal Proposal was promptly distributed to the members of the board of directors.

Later that same day on April 18, 2010, the transaction committee held a meeting to discuss the Apollo Formal Proposal. Neither Mr. Puzder nor any other member of senior management was present at this meeting. Representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the transaction committee, representatives of Stradling Yocca Carlson & Rauth updated the transaction committee on the status of discussions with Morgan Lewis, and confirmed that the Company had received the Apollo Formal Proposal. At the request of the transaction committee, representatives of UBS summarized the material financial terms of the Apollo Formal Proposal, noting that the merger agreement included in the Apollo Formal Proposal eliminated the total leverage ratio requirement contained in the THL merger agreement as a closing condition. The representatives further noted that, although the lenders maintained a total leverage ratio requirement in the debt commitment letter, such ratio was more favorable to the Company than the ratio set forth in the THL merger agreement and THL debt commitment letter and Apollo Management remained contractually obligated to either contribute additional equity and satisfy the requirement in the debt commitment letter, or pay the reverse termination fee. Representatives of Potter Anderson and Stradling Yocca Carlson & Rauth then reviewed the terms of the merger agreement included in the Apollo Formal Proposal, including (a) an elimination of the two business day match right and (b) a provision that required the Company to pay a termination fee of $15,471,000 plus, in the event the Company terminated the merger agreement included in the Apollo Formal Proposal in order to enter into a subsequent merger agreement with THL, (i) an amount equal to the termination fee paid to THL Parent under the THL merger agreement ($9,283,000), plus (ii) an amount equal to the expense reimbursement paid to THL Parent under the THL merger agreement (which was capped in that agreement at $5,000,000), in addition to the $15,471,000 termination fee. Representatives of UBS and Potter Anderson noted that, since THL Parent would be entitled to receive from the Company the amounts described in clauses (i) and (ii) of the foregoing sentence in the event the Company terminated the THL merger agreement to enter into a merger agreement with Apollo Management, if the Company elected thereafter to accept a subsequent topping bid from THL Parent, the termination fee in the Apollo Formal Proposal applicable to THL Parent, net of the amounts described in clauses (i) and (ii) of the foregoing sentence, would be equal to the $15,471,000 termination fee applicable to other potential topping bidders. Representatives of Potter Anderson also noted that since THL Parent still had an opportunity to match the Apollo Formal Proposal, THL Parent could avoid the termination fee structure proposed in the Apollo Formal Proposal by matching the Apollo Formal Proposal pursuant to the THL merger agreement. Representatives of Potter Anderson reviewed the board of directors’ fiduciary duties and contractual obligations under the THL merger agreement with respect to the determination as to whether the Apollo Formal Proposal constituted a “superior proposal” under the THL merger agreement and the Company’s obligations thereafter. After discussion, the members of the transaction committee decided to defer any determination with respect to whether the Apollo Formal Proposal constituted a “superior proposal” under the THL merger agreement until the special meeting of the full board of directors that had been scheduled for the following day.

On April 19, 2010, the Company’s board of directors held a special meeting to discuss the Apollo Formal Proposal. Representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the board of directors, representatives of UBS and Stradling Yocca Carlson & Rauth updated the board of directors on the status of discussions with Apollo Management, and confirmed that the Company had received the Apollo Formal Proposal. Representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth discussed the material terms of the Apollo Formal Proposal, including the increase in the per share merger consideration to $12.55, and the elimination of the two business day match right. In addition, representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth summarized the termination fee provisions proposed by Apollo Management. Representatives of UBS noted that the merger agreement included in the Apollo Formal Proposal eliminated the total leverage ratio requirement contained in the THL merger agreement as a closing condition. The representatives further stated that, although the total leverage ratio remained a requirement to the Lenders’ obligation to provide the debt financing, such ratio was more favorable to the Company than the ratio set forth in the THL merger agreement and THL debt commitment letter. Representatives of Potter Anderson and Stradling Yocca Carlson & Rauth also stated that, since the total leverage ratio condition was eliminated as a closing condition in the merger agreement submitted by Apollo Management, in the event Apollo Management was unable to obtain the debt financing contemplated by the debt commitment letter submitted by Apollo Management due to the failure to meet this requirement, Apollo Management would remain obligated to either consummate the proposed merger with the Company by contributing additional equity to satisfy the condition or pay the Company the reverse termination fee. At the request of the board of directors, Mr. Puzder updated the board of directors on the status of negotiations that had occurred between senior management and Apollo Management, and confirmed that although senior management had received proposed term sheets from Apollo Management, they had not yet reached an agreement with respect to such term sheets. Mr. Puzder also noted that senior management had not yet reached agreement with respect to the proposed term sheets submitted by THL. Representatives of Potter Anderson then reviewed the board of directors’ fiduciary duties and contractual obligations under the THL merger agreement with respect to the determination as to whether the Apollo Formal Proposal constituted a “superior proposal” under the THL merger agreement. After consulting with representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth, and extensive discussion and deliberation, the board of directors determined, in accordance with the terms of the THL merger agreement, that (i) the Apollo Formal Proposal constituted a “superior proposal” under the THL merger agreement and (ii) failure to terminate the THL merger agreement in order to enter into a definitive merger agreement in accordance with the Apollo Formal Proposal would be inconsistent with the directors’ fiduciary duties under applicable law.

Later that same day on April 19, 2010, Stradling Yocca Carlson & Rauth, on behalf of the Company, notified THL Parent of the following: (i) the Company’s receipt of the Apollo Formal Proposal, (ii) the Company’s board of directors’ determination that the Apollo Formal Proposal constituted a “superior proposal” under the THL merger agreement and (iii) the fact that the Company intended to terminate the THL merger agreement in order to enter into a definitive merger agreement with Parent and Merger Sub. Representatives of Stradling Yocca Carlson & Rauth also provided a summary of the material terms of the Apollo Formal Proposal, including a detailed summary of the terms of the debt financing that Apollo Management intended to utilize in connection with the Apollo Formal Proposal. In accordance with the terms of the THL merger agreement, the notice also included copies of the merger agreement, voting agreements and guarantee included in the Apollo Formal Proposal.

Following delivery of the notice to THL Parent on April 19, 2010, the Company and its representatives, on behalf of the Company, negotiated with THL Parent and its representatives, in accordance with the terms of the THL merger agreement, in an attempt to have THL Parent revise the terms of the THL merger agreement and other transaction documents in order to cause the Apollo Formal Proposal to no longer constitute a “superior proposal” (as such term was defined in the THL merger agreement).

On April 20, 2010, the Company issued a press release announcing its board of directors’ determination that the Apollo Formal Proposal constituted a “superior proposal” under the THL merger agreement and the Company’s notification to THL of its intent to terminate the THL merger agreement after the expiration of the four business day period during which THL Parent could match the Apollo Formal Proposal. In accordance with the terms of the THL merger agreement, representatives of Stradling Yocca Carlson & Rauth consulted with representatives of Ropes & Gray regarding the contents of the press release.

On April 20, 2010, representatives of Ropes & Gray, on behalf of THL, submitted a letter to the Company’s board of directors acknowledging receipt of the Company’s notice dated April 19, 2010 regarding the board of directors’ determination that the Apollo Formal Proposal constituted a “superior proposal” under the THL merger agreement, which we refer to as the April 20 letter. The April 20 letter requested that the Company provide THL with copies of the debt commitment letter and equity commitment letter included in the Apollo Formal Proposal, which materials had not been included in the materials previously provided to THL on April 19, 2010. The April 20 letter also expressed THL’s belief that, based on its interpretation of the THL merger agreement, the four business day period prior to the expiration of which the Company could not terminate the THL merger agreement would run through Monday, April 26, 2010.

On April 21, 2010, representatives of Potter Anderson, on behalf of the Company, submitted a letter to representatives of THL in response to the April 20 letter, objecting to statements set forth in the April 20 letter concerning the applicable notice period. This letter stated that the applicable notice period expired on Friday, April 23, 2010, and confirmed that the Company had complied in all respects with the terms of the THL merger agreement.

On April 22, 2010, in an attempt to prepare for contingencies in the event that THL Parent did not submit a revised proposal, the Company requested wire transfer instructions from THL Parent in order to prepare the wire transfer of the $9,283,000 termination fee potentially payable to THL Parent in the event that the Company’s board of directors determined to terminate the THL merger agreement in order to enter into a definitive merger agreement with Apollo Management. The Company and its representatives made subsequent requests for THL Parent’s wire transfer instructions.

On April 23, 2010, THL Parent sent a letter to the Company’s board of directors in which THL Parent submitted a binding formal proposal, which we refer to as the April 23 Proposal, for the acquisition of all of the outstanding shares of the Company by a merger in which the Company’s stockholders would receive $12.55 in cash per share of the Company’s common stock. The April 23 Proposal included complete, amended, and executed copies of a merger agreement, voting agreements, an equity commitment letter, a debt commitment letter, and a guarantee. The amended merger agreement included in the April 23 Proposal was substantially similar to the merger agreement included in the Apollo Formal Proposal, except that it (i) included a provision whereby the Company would be obligated to pay a termination fee equal to $29,754,000 in the event that the Company terminated the merger agreement in order to enter into a new merger agreement with Apollo Management or any of its affiliated funds, but the Company would be obligated to pay a termination fee equal to $15,471,000 for all other buyers, and (ii) included the two business day match right. In addition, the amended debt commitment letter included in the April 23 Proposal eliminated the total leverage ratio requirement contained in the debt commitment letter included in the Apollo Formal Proposal.

Later that same day on April 23, 2010, at the direction of the transaction committee, representatives of UBS engaged in discussions with representatives of THL regarding the April 23 Proposal. The representatives of UBS reviewed with the representatives of THL the material differences between the Apollo Formal Proposal and the April 23 Proposal and told them that the April 23 Proposal, as submitted by THL, might make it very difficult for the board of directors to determine that the Apollo Formal Proposal no longer constituted a “superior proposal” under the THL merger agreement. The representatives of UBS made three suggestions as to how THL could improve the April 23 Proposal: (i) increase the per share merger consideration, (ii) eliminate the two business day match right, and (iii) make the termination fee applicable to a later topping bid from Apollo Management equal to that applicable to other potential bidders. In response to these suggestions, the representatives of THL declined to negotiate and instead stated that they stood by the April 23 Proposal, as submitted. The representatives of UBS then reminded the representatives of THL of the time of the meeting of the board of directors scheduled for later that day and recommended that they immediately contact the representatives of UBS any time before or during the meeting if they wanted to make any modifications to the April 23 Proposal. The representatives of THL did not contact the representatives of UBS following this discussion. Also on April 23, 2010, a representative of Potter Anderson contacted a representative of Ropes & Gray shortly before the scheduled meeting of the board of directors to discuss the April 23 Proposal. The representative of Potter Anderson cautioned the representative of Ropes & Gray that, in light of the size and discriminatory nature of the higher termination fee applicable to Apollo Management and the two business day match right under the April 23 Proposal, the board of directors was unlikely to consider the April 23 Proposal a match, but indicated that he understood that THL was not prepared to continue to discuss the termination fee or the two business day match right. The representative of Ropes & Gray indicated that the representative did not share the same concerns as the representative of Potter Anderson about the size and discriminatory nature of the higher termination fee applicable to Apollo Management or the two business day match right under the April 23 Proposal, but indicated that the representative would raise the concerns expressed by the representative of Potter Anderson with THL and contact the representative of Potter Anderson if THL was willing to make any changes to the April 23 Proposal. The representative of Ropes & Gray did not contact the representative of Potter Anderson following this discussion. In both the UBS / THL discussions and the Potter Anderson / Ropes & Gray discussions, the Company’s representatives made clear that the board of directors was meeting shortly thereafter to determine whether the Apollo Formal Proposal continued to constitute a “superior proposal” under the THL merger agreement and that the Company’s financial and legal advisors believed that the termination fee provision and the two business day match right might make it very difficult for the board of directors to determine that the Apollo Formal Proposal no longer constituted a “superior proposal” under the THL merger agreement.

Later that same day on April 23, 2010, the board of directors held a special meeting to discuss the April 23 Proposal. Representatives of UBS, Potter Anderson and Stradling Yocca Carlson & Rauth participated in this meeting. At the request of the board of directors, representatives of Stradling Yocca Carlson & Rauth updated the board of directors on the status of discussions between counsel and each of Apollo Management and THL, and confirmed that the Company had received the April 23 Proposal. Representatives of UBS and Potter Anderson reported on their discussions earlier that day that had occurred with THL and its representatives. Representatives of UBS and Potter Anderson then reviewed the proposed provisions of the merger agreement and the other transaction documents included in the April 23 Proposal, including the inclusion of the two business day match right and the termination fee provisions included in the April 23 Proposal. Specifically, representatives of UBS noted that, although representatives of THL had articulated their view, both to UBS and Potter Anderson, that the April 23 Proposal included effectively the same termination fee as set forth in the Apollo Formal Proposal, the termination fee included in the April 23 Proposal failed to take into account the payment of $9,283,000 plus the reimbursement of expenses up to $5,000,000 payable by the Company to THL Parent that would become payable upon termination of the THL merger agreement in favor of a merger agreement with Apollo Management. Representatives of UBS and Potter Anderson noted that, in light of the termination fee provisions in the April 23 Proposal, the April 23 Proposal might have a preclusive effect on the ability of Apollo Management, the only party that had submitted a proposal during the “go-shop” period, to submit a later, higher takeover proposal were the Company to enter into the merger agreement contained in the April 23 Proposal. Representatives of UBS also confirmed that the amended debt commitment letter included in the April 23 Proposal eliminated the total leverage ratio condition to the debt financing. Representatives of UBS noted that while the debt commitment letter included in the Apollo Formal Proposal included a total leverage ratio requirement, the ratio was set at a level that was materially higher than the Company’s projected leverage ratio during the relevant period based on projections of the Company’s management, and therefore, unless the Company’s actual performance during such period was materially worse than such projections, the requirement was immaterial as it related to the likelihood of closing the financing and the merger contemplated by the Apollo Formal Proposal. In addition, representatives of UBS noted that in the event the Company’s leverage ratio were to exceed the level permitted in the total leverage ratio requirement, Apollo Management might have an incentive to contribute sufficient additional equity to compensate for the reduction in debt committed such that it would result in the total leverage ratio requirement being satisfied, in order to avoid paying the Company the reverse termination fee.

At the request of the board of directors, Mr. Puzder updated the board of directors on the status of negotiations that had occurred between members of senior management and Apollo Management, and confirmed that although members of senior management had received proposed term sheets from Apollo Management, they had not yet reached an agreement with respect to such term sheets. Mr. Puzder also noted that senior management had not yet reached agreement with respect to the proposed term sheets submitted by THL.

Representatives of Potter Anderson reviewed with the board of directors its fiduciary duties and its contractual obligations under the THL merger agreement with respect to the April 23 Proposal and the Apollo Formal Proposal. After extensive discussion and deliberation, the Company’s board of directors unanimously determined that, notwithstanding the April 23 Proposal from THL, the Apollo Formal Proposal continued to constitute a “superior proposal.” In making this determination, the board of directors compared the Apollo Formal Proposal to the April 23 Proposal and noted that the $12.55 per share merger consideration to be received by the Company’s stockholders was the same in both proposals. The board of directors also considered the potential for litigation created by the termination fee provisions in the April 23 Proposal and the increased risk to consummating the transactions contemplated by such proposal that any such litigation might present, and how this increased risk negatively impacted the relative value of the April 23 Proposal. The board of directors also determined that the terms of the merger agreement included in the Apollo Formal Proposal represented the best course of action to maximize stockholder value in a manner consistent with the board of directors’ fiduciary duties to our stockholders.

Thereafter, UBS made a presentation to the Company’s board of directors of various financial analyses and delivered to the Company’s board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated April 23, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $12.55 per share merger consideration to be received by holders of the Company’s common stock (other than the excluded holders) in connection with the Apollo Formal Proposal was fair, from a financial point of view, to such holders. After considering, among other things, the factors described below under “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” the board of directors unanimously adopted resolutions terminating the THL merger agreement, approving the merger agreement with Apollo Management and the transactions contemplated thereby, and recommending that the Company’s stockholders adopt the merger agreement with Apollo Management. In connection with the termination of the THL merger agreement, the Company made another request for THL Parent’s wire transfer instructions in order to pay the termination fee equal to $9,283,000 to THL Parent. Concurrently with the termination of the THL merger agreement, the Company, Parent and Merger Sub executed the merger agreement and certain of the

Company’s executive officers and directors entered into voting agreements with Parent to vote their shares in favor of adoption of the merger agreement. See the section captioned “Stockholder Voting Agreements” in this proxy statement beginning on page 75. Thereafter, the Company and Apollo Management issued a joint press release announcing the execution of the merger agreement.

On May 21, 2010, THL Parent sent a letter to the Company, which included, among other things, its wire transfer instructions and a request for payment of the termination fee equal to $15,471,000 and an invoice for reimbursement of expenses equal to $5,000,000. On May 24, 2010, the Company transmitted two wire transfers to THL, one wire transfer equal to $9,283,000, which represented the termination fee payable to THL Parent in connection with the Company’s termination of the THL merger agreement pursuant to Section 7.1(d)(ii) thereof, and one wire transfer equal to $5,000,000, which represented the maximum amount allowed for reimbursement of THL Parent’s expenses. Later that same day, on May 24, 2010, Mr. Allumbaugh, on behalf of the Company, provided notice to THL that, in light of such wire transfers, all of the Company’s obligations under the THL merger agreement had been satisfied.

Reasons for the Merger; Recommendation of the Board of Directors

On April 23, 2010, the board of directors met to consider the merger. On the basis of the factors described below, the board of directors unanimously determined that the merger agreement is superior to the THL merger agreement, that the THL merger agreement should be terminated, and that the required termination fee and expense reimbursement should be paid to certain affiliates of THL thereunder. The board of directors also unanimously determined that the merger is fair to, and in the best interests of, the Company and our stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors further resolved that the merger agreement be submitted for consideration by our stockholders at a special meeting of our stockholders, and recommended that our stockholders vote to adopt the merger agreement.

In evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the board of directors consulted with members of the transaction committee and our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):

•	management’s and the board of directors’ views and opinions on the quick service restaurant industry;

•	the board of directors’ understanding of the business, operations, financial conditions, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

•	the Company’s business plan and projections;

•	the board of directors’ belief that the merger is more favorable to the Company’s stockholders than the alternatives to the merger, which belief was formed based on the board of directors’ and the transaction committee’s review, with the assistance of its financial advisors, of the strategic alternatives available to the Company, including remaining a publicly-traded, independent company and continuing to execute its strategic plan;

•	the board of directors’ belief that the merger is more favorable to our stockholders than continuing to operate the business as an independent company in light of (i) the changes within the Company that the board of directors believed would be necessary for the Company to achieve sustained sales and earnings growth and (ii) the expected time to effectuate such changes, the time needed for the Company’s share price to reflect the success of such changes, and the risks and uncertainties associated with any such changes and the timing thereof;

•	the fact that the all cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for all of their shares of the Company’s common stock, while avoiding the execution risk associated with the Company’s long-term business plan, while also providing our stockholders certainty of value for their shares of common stock;

•	the fact that the per share merger consideration represents a premium of approximately 41% to the closing price of the Company’s common stock on February 25, 2010, the last trading day prior to the public announcement of the execution of the merger agreement with affiliates of Thomas H. Lee Partners, L.P., a premium of approximately 46% to the volume-weighted average price for the 30 trading days prior to February 25, 2010, and a premium of approximately 14% over the consideration provided by the merger agreement previously entered into with affiliates of Thomas H. Lee Partners, L.P.;

•	the presentation by UBS to the board of directors on April 23, 2010 and the opinion of UBS that, based on and subject to various assumptions, matters considered and limitations described therein, the price of $12.55 per share merger consideration to be received by the holders of the Company’s common stock (other than the excluded holders) in the merger was, as of April 23, 2010, fair, from a financial point of view, to such holders, as more fully described below under the caption “The Merger — Opinion of Financial Advisor” beginning on page 42;

•	the fact that, subsequent to the announcement of the transaction with affiliates of THL, at the direction and under the supervision of our board of directors, UBS contacted 28 parties that might be interested in acquiring us to solicit their interest in making a takeover proposal, and of the 28 parties, only Apollo Management submitted either a non-binding or a binding proposal;

•	the Company’s ability, under the merger agreement, at any time from and after April 18, 2010, the effective date of the merger agreement, and prior to the time the Company’s stockholders adopt the merger agreement, to consider and respond to an unsolicited bona fide takeover proposal or to engage in discussions or negotiations with the person making such a proposal if the board of directors, prior to taking any such actions, determines in good faith after consultation with an independent financial advisor and outside legal counsel that failure to take such actions would be inconsistent with the board of directors’ fiduciary duties and that such takeover proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal, and to, or propose to, adopt, approve or recommend such takeover proposal if the board complies with its obligations relating to such action and determines in good faith after consultation with an independent financial advisor and outside legal counsel that such takeover proposal is a superior proposal;

•	the absence of a financing condition to the consummation of the merger;

•	the Company’s ability, under certain circumstances, to terminate the merger agreement to enter into an agreement providing for a superior proposal, provided that the Company complies with our obligations relating to the entering into any such agreement and immediately prior to or concurrently with the termination of the merger agreement pay a termination fee of $15,471,000 except in the event that the merger agreement is terminated in order to enter into a definitive agreement with respect to a takeover proposal with Thomas H. Lee Equity Fund VI, L.P. or any of its affiliates, in which case the Company may be obligated to pay a termination fee of $15,471,000 plus an amount equal to $9,283,000, plus certain expenses reimbursed by the Company to affiliates of Thomas H. Lee Partners, L.P. under the THL merger agreement, and up to $5,000,000 in documented expenses, to Parent, each of which the board of directors concluded was reasonable in the context of termination fees and expenses payable in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;

•	the Company’s ability, under the merger agreement, to withhold, withdraw, qualify or modify our recommendation that our stockholders vote to adopt the merger agreement under certain circumstances, subject to Parent’s subsequent right to terminate the merger agreement and, in such case, to pay to Parent up to $15,471,000 except in the event that the merger agreement is terminated in order to enter into a definitive agreement with respect to a takeover proposal with Thomas H. Lee Equity Fund VI, L.P. or any of its affiliates, in which case the Company may be obligated to pay a termination fee of $15,471,000 plus an amount equal to $9,283,000, plus certain expenses reimbursed by the Company to affiliates of Thomas H. Lee Partners, L.P. under the THL merger agreement, and up to $5,000,000 in documented expenses, to Parent, in the event that Parent elects to terminate the merger agreement;

•	the availability of appraisal rights under the DGCL to holders of the common stock of the Company who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery;

•	the fact that the outside termination date under the merger agreement allows for sufficient time to complete the merger; and

•	the consideration for the merger and the other terms of the merger agreement resulted from extensive negotiations between the board of directors and its legal and financial advisors, on the one hand, and Apollo Management and its legal and financial advisors, on the other hand.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•	the merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of our assets, future earnings growth, future appreciation of the value of our common stock or future dividends that could be expected if our strategic plan were successfully implemented;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of the Company’s business;

•	the merger agreement essentially provides Parent with an option to acquire the Company and we cannot specifically enforce Parent’s obligation to consummate the acquisition, and if Parent breaches its agreement and/or does not consummate the merger, Parent’s liability to us is limited to the receipt of the $15,471,000 or $30,943,000, as applicable, reverse termination fee;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action we would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•	the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, vendors, franchisees, customers and partners and may divert management and employee attention away from the day-to-day operations of our business;

•	the possibility that the up to $5,000,000 in documented expenses plus the $15,471,000, or $29,754,000, as applicable, termination fee payable by the Company upon the termination of the merger agreement could discourage other potential acquirers from making a competing bid to acquire the Company;

•	the cost of terminating the THL merger agreement, including the payment to certain affiliates of THL of a termination fee of $9,283,000 plus reimbursement of up to $5,000,000 in certain documented expenses;

•	the fact that, while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations, including with respect to required antitrust approvals, to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	the fact that Parent and Merger Sub are newly-formed corporations with essentially no assets other than the equity commitments of the Apollo Investors;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•	the risk that the financing contemplated by the debt commitment letter for the consummation of the merger might not be obtained; and

•	certain directors and executive officers of the Company have interests in the merger that are different from, or in addition to, our stockholders. See “The Merger — Interests of Certain Persons in the Merger.”

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the board of directors. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, the board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the merger and the proposal to adopt the merger agreement, you should be aware that certain directors and executive officers of the Company have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 52.

Opinion of Financial Advisor

On April 23, 2010, at a meeting of the Company’s board of directors held to evaluate the proposed merger, UBS delivered to the Company’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated April 23, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $12.55 per share merger consideration to be received by holders of Company common stock (other than Parent and its affiliates and holders of shares of the Company’s common stock as to which treatment in the merger is separately agreed to by Parent and the holders thereof, which, together with Parent and its affiliates, we refer to collectively as the excluded holders) in the merger was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex C and is incorporated into this proxy statement by reference. Holders of Company common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of the Company’s board of directors (solely in its capacity as such) in connection with, and for the purpose of, its evaluation of the $12.55 per share merger consideration, from a financial point of view, and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions (including the Company’s previously proposed merger transaction with an affiliate of Thomas H. Lee Equity Fund VI, L.P.) that might be available with respect to the Company or the Company’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company that the Company’s board of directors directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior management of the Company concerning the Company’s business and financial prospects;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Company common stock;

•	reviewed a draft, dated as of April 18, 2010, of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Company’s board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the Company’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the Company’s board of directors, that such forecasts and estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of the Company’s board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the $12.55 per share merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or any related documents or the form of the merger. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the $12.55 per share merger consideration. In rendering its opinion, UBS assumed, with the consent of the Company’s board of directors, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the merger agreement would comply with all material terms of the merger agreement and (iii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on the Company or the merger. At the request of the Company’s board of directors, UBS contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date of its opinion. Except as described above, the Company imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to the Company’s board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to the Company or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company provided by the Company’s management or derived from public sources in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired.

The merger consideration was determined through negotiation between the Company and Parent and the decision by the Company to enter into the merger was solely that of the Company’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the Company’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Company’s board of directors on April 23, 2010 in connection with UBS’ opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Companies Analysis

UBS compared selected financial and stock market data of the Company with corresponding data of all of the other publicly traded burger quick service restaurant companies with market capitalizations in excess of $250 million that are listed on U.S. stock exchanges, which we refer to as Burger QSR Operators. The Burger QSR Operators consist of the following two regional operators and three national operators:

Burger QSR Operators — Regional	Burger QSR Operators — National

Jack in the Box Inc.	McDonald’s Corporation
Sonic Corporation	Burger King Corporation
Wendy’s International, Inc./Arby’s Restaurant Group, Inc.

UBS reviewed, among other things, enterprise values of the selected companies, calculated as diluted equity value based on closing stock prices on April 21, 2010, plus debt at book value and minority interests at book value, less cash and cash equivalents as multiples of last twelve months, which we refer to as LTM, and estimated calendar year 2010 (1) EBITDA and (2) EBITDA less capital expenditures. UBS also calculated share prices as of April 21, 2010 as multiples of estimated calendar year 2010 and 2011 earnings per share, which we refer to as P/E ratios. UBS then compared these multiples implied for the selected companies with corresponding multiples implied for the Company based on both the closing price of Company common stock on February 25, 2010 of $8.91 per share (which was the last closing price before the announcement of the Company’s previously proposed merger transaction with an affiliate of Thomas H. Lee Equity Fund VI, L.P.) and the $12.55 per share merger consideration. Financial data for the selected companies were based on consensus estimates provided by the Institutional Brokerage Estimate System, which we refer to as IBES (a data service that compiles estimates issued by securities analysts) and public filings. Estimated financial data for the Company were based both on IBES consensus estimates and internal estimates of the Company’s management. This analysis indicated the following implied high, mean, median and low multiples and P/E ratios for the selected companies, as compared to the corresponding multiples implied for the Company:

									Implied Multiples for the Company
									Based on:
									Closing Stock				$12.55 per Share
									Price on 2/25/2010				Merger
	Implied Multiples for								and				Consideration and
	Selected Companies								IBES		Management		Management
	High		Mean		Median		Low		Estimates		Estimates		Estimates

Enterprise Value as Multiple of EBITDA
LTM	11.1	x	8.2	x	8.1	x	5.1	x	5.2	x	5.2	x	6.6	x
Calendar Year 2010E	10.1	x	8.2	x	8.0	x	5.8	x	5.1	x	5.2	x	6.5	x
Enterprise Value as Multiple of EBITDA — Capex
LTM	14.8	x	11.7	x	10.9	x	8.5	x	15.5	x	15.5	x	19.5	x
Calendar Year 2010E	14.1	x	12.4	x	12.4	x	10.4	x	12.1	x	12.9	x	16.2	x
P/E Ratio
Calendar Year 2010E	32.0	x	19.1	x	15.9	x	12.2	x	10.9	x	12.8	x	18.0	x
Calendar Year 2011E	23.7	x	15.6	x	14.5	x	10.6	x	9.1	x	12.6	x	17.8	x

Selected Transactions Analysis

UBS reviewed certain publicly available information relating to the three selected transactions set forth below, which were announced after December 1, 2002, had enterprise values greater than $250 million and involved target companies in the quick service restaurant industry primarily engaged in the food business that were not franchisees of another company’s brands and for which data relating to the target company’s EBITDA and transaction value were publicly available. For analytical purposes, and thus for purposes of calculating the high, mean, median and low multiples for the selected transactions, the stock-for-stock acquisition of Wendy’s International, Inc. by Triarc Companies, Inc. (owner of Arby’s Restaurant Group, Inc.), which was the smaller of the two entities by market capitalization at the time of the transaction, was reviewed both as an acquisition of Wendy’s International, Inc. by Triarc Companies, Inc. and as an acquisition of Triarc Companies, Inc. by Wendy’s International, Inc., in order to present the valuation multiples implied in the transaction viewed in either light. Accordingly, the selected transactions reviewed by UBS were:

Announcement Date	Target	Acquiror

4/24/2008	Wendy’s International, Inc.	Triarc Companies, Inc. (Arby’s Restaurant Group, Inc.)
4/24/2008	Triarc Companies, Inc. (Arby’s Restaurant Group, Inc.)	Wendy’s International, Inc.
11/22/2006	Sbarro, Inc.	MidOcean Partners LLC
12/13/2002	Burger King Corporation	Texas Pacific Group, Bain Capital, Inc., Goldman Sachs Capital Partners

UBS reviewed, among other things, enterprise values in the selected transactions, calculated as the purchase price paid for a target company’s equity, plus debt at book value, less cash and cash equivalents, as multiples of (1) LTM EBITDA and (2) LTM EBITDA less capital expenditures. UBS then compared these multiples implied for the selected transactions with corresponding multiples implied for the Company based on the $12.55 per share merger consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data for the Company were based on internal estimates of the Company’s management. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for the Company:

									Implied Multiples for the
	Implied Multiples for Selected								Company Based on
	Transactions								$12.55 per Share
	High		Mean		Median		Low		Merger Consideration

Enterprise Value as a Multiple of LTM EBITDA	8.8	x	7.4	x	7.1	x	6.5	x	6.6	x
Enterprise Value as a Multiple of LTM EBITDA — Capex(1)	15.4	x	12.3	x	11.9	x	9.7	x	19.5	x

(1)	LTM EBITDA less capital expenditures for the Burger King Corporation transaction was a negative number, resulting in a multiple that was not meaningful for valuation purposes. Therefore, this multiple was excluded from the calculation of the high, mean, median and low multiples for the selected transactions.

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis of the Company using financial forecasts and estimates prepared by the Company’s management. UBS calculated a range of implied present values as of May 18, 2010 of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate from the second quarter of fiscal year 2011 through fiscal year 2015. UBS calculated a range of terminal values for the Company by applying to the Company’s fiscal year 2015 estimated EBITDA a range of EBITDA terminal multiples of 5.0x to 6.0x. Present values of cash flows and terminal values were calculated as of May 18, 2010 using discount rates ranging from 10.0% to 11.0%. This discounted cash flow analysis resulted in a range of implied present values of approximately $9.50 to $12.25 per share of Company common stock, as compared to the $12.55 per share merger consideration.

Miscellaneous

Under the terms of UBS’ engagement, the Company agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $8.1 million, $250,000 of which was payable as a retainer fee, $1.0 million of which was payable in connection with UBS’ opinion rendered in connection with the Company’s previously proposed merger transaction with an affiliate of Thomas H. Lee Equity Fund VI, L.P., $1.0 million of which was payable in connection with UBS’ opinion rendered in connection with the merger and approximately $5.9 million of which is contingent upon consummation of the merger. The Company also agreed to pay UBS a termination fee equal to 10% of any break-up fee or other compensation payable to the Company in the event that the merger is not consummated. In addition, the Company agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

In the past, UBS and its affiliates have provided investment banking and other financial services to affiliates of Parent, which we refer to as Apollo Affiliates, including, among others, Apollo Investment Corporation, Apollo Management Holding L.P. and certain portfolio companies of Apollo Management and its affiliates, unrelated to the merger, for which UBS and its affiliates have received compensation, fees and other payments, including having acted as (i) financial advisor in connection with several acquisitions and divestitures, (ii) bookrunner, lead manager or co-manager on several debt and equity offerings, (iii) arranger or agent on several leveraged buyout financings and credit facilities and (iv) private placement agent for several funds sponsored by certain Apollo Affiliates. UBS and its affiliates have also been, and in certain cases continue to be, a participant in various credit facilities of several Apollo Affiliates and have received, and continue to receive, fees and other payments in respect thereof. In addition, UBS acted as financial advisor to the Company’s board of directors in connection with the Company’s previously proposed merger transaction with an affiliate of Thomas H. Lee Equity Fund VI, L.P. and is entitled to receive compensation for certain of UBS’ services in connection therewith. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and securities of certain Apollo Affiliates and, accordingly, may at any time hold a long or short position in such securities. In addition, an affiliate of UBS and certain employees of UBS or its affiliates were, as of the date of UBS’ opinion, investors in Apollo Investment Fund VII, L.P. and may have been investors in other Apollo Affiliates.

The Company selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and because of UBS’ familiarity with the Company and its business. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Company Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and we are especially cautious of making financial forecasts for extended periods due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company’s management team prepared and provided to Apollo Management, the board of directors, the transaction committee and the board of directors’ advisors certain non-public financial forecasts that were not prepared with a view toward public disclosure.

A summary of these financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but because these financial forecasts were made available to Apollo Management, the board of directors, the transaction committee and the board of directors’ advisors. The inclusion of this information should not be regarded as an indication that our board of directors, the transaction committee, the board of directors’ advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results. Management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial forecasts were prepared solely for internal use in assessing strategic direction, related capital and resource needs and allocations and other management decisions and to provide performance targets for management, and not with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial forecasts included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm, which is incorporated by reference in this proxy statement, relates to the Company’s historical financial information. It does not extend to the financial forecasts and should not be read to do so.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 17 of this proxy statement. In addition, the forecasts do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company’s future financial results will not materially vary from these financial forecasts.

Readers of this proxy statement are cautioned not to rely on the forecasted financial information. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. The Company has made no representation to Apollo Management, Parent, Merger Sub or any other person in the merger agreement or otherwise, concerning these financial forecasts.

The financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 17.

The following is a summary of the financial forecasts prepared by management of the Company and given to Apollo Management, the board of directors, the transaction committee and the board of directors’ advisors:

Summary Financial Forecasts

	Fiscal Year Ending January,
	2011(1)	2012(1)	2013(1)	2014(1)	2015(1)
	(Dollars in millions, except EPS)

Income Statement Data:
Total Revenue	$1,454	$1,539	$1,608	$1,681	$1,758
Net Income	$38	$39	$45	$51	$54
Fully Diluted EPS(2)	$0.68	$0.71	$0.82	$0.93	$0.98
Other Data:
Adjusted EBITDA(3)	$166	$177	$186	$199	$208
Unlevered Free Cash Flow(4)	$33	$55	$65	$77	$80
Depreciation and Amortization	$76	$79	$81	$84	$88
Capital Expenditures	$91	$79	$76	$72	$76

(1)	Forecasted values.

(2)	Fiscal years 2011, 2012, 2013, 2014 and 2015 based on fully-diluted share count of 56 million, 55 million, 55 million, 55 million and 55 million, respectively.

(3)	Adjusted for add-back of share based compensation, transaction cost and non-cash facility action charges.

(4)	Unlevered free cash flow was calculated as the Company’s tax-effected earnings before interest, less capital expenditures and plus depreciation and amortization, non-cash facility action charges and decreases in working capital. Unlevered free cash flow treats share based compensation expense as a cash expense.

In preparing the summary financial forecasts, the Company made the following assumptions for the period from fiscal year 2011 to 2015:

•	no legislative changes affecting our business;

•	improvement in customer and economic environment;

•	continued growth from, and the development of, new Company and franchisee-operated restaurants; and

•	no significant change in the cost and expense structure.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the merger will be approximately $1.06 billion, in the aggregate, comprised of:

•	approximately $706.5 million to pay our stockholders (and holders of options) the amounts due to them under the merger agreement;

•	approximately $277.7 million to repay certain of our existing indebtedness and existing liabilities that will come due as a result of the merger; and

•	approximately $78.8 million to pay related fees and expenses in connection with the transactions contemplated by the merger agreement.

These payments are expected to be funded by a combination of (i) equity contributions by the Apollo Investors and (ii) certain debt financing. Parent has obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement. Parent’s proposed equity and debt financing may change after the date hereof in accordance with the terms and conditions of the merger agreement.

Equity Financing

Parent has entered into an equity commitment letter with the Apollo Investors, dated April 18, 2010, pursuant to which the Apollo Investors have committed to provide equity financing in an aggregate amount up to $456,000,000. In certain circumstances, the Apollo Investors may assign their commitment to other investors, although such assignment will not affect the obligations of the Apollo Investors under the equity commitment letter. The funding of financing contemplated by the equity commitment letter is subject to the satisfaction at the closing of all conditions precedent to the obligations of Merger Sub and Parent to consummate the transactions contemplated by the merger agreement, the substantially contemporaneous merger of Merger Sub with the Company and the funding of the debt financing on the terms and conditions described in the debt commitment letter (as described below) or alternative debt financing on terms satisfactory to Apollo Management and Parent.

The obligation of the Apollo Investors to fund their equity commitment will automatically terminate upon the earliest to occur of (i) the closing of the merger, (ii) the termination of the merger agreement pursuant to its terms, (iii) August 26, 2010, if the merger is not closed on or before that date and (iv) the assertion by Parent or the Company or any of their affiliates of any claim against any of the Apollo Investors in connection with the merger agreement, the guarantee or the equity commitment letter, other than a claim against the Apollo Investors under the guarantee.

Debt Financing

In connection with Merger Sub’s and Parent’s entry into the merger agreement, Merger Sub and Parent received a debt commitment letter, dated April 17, 2010, from Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc. and RBC Capital Markets which we refer to, together with certain of their affiliates, collectively as the Lenders, to provide, severally but not jointly, in the aggregate up to $700,000,000 in debt financing to Merger Sub, consisting of (i) up to $100,000,000 in the form of a senior secured revolving credit facility and (ii) up to $600,000,000 in the form of a senior secured second-priority increasing rate bridge facility. It is expected that at the closing, in lieu of the senior secured second-priority increasing rate bridge facility, $600,000,000 principal amount of senior secured second-priority notes will be issued in a public offering or pursuant to Rule 144A of the Securities Act, or another private placement exemption. The Lenders may invite other institutional lenders to participate in the debt financing described in the debt commitment letter and to undertake a portion of the commitment to provide such financing.

Conditions

The facilities contemplated by the debt financing are subject to certain closing conditions, including without limitation:

•	the execution and delivery of definitive loan documents consistent with the terms set forth in the debt commitment letter and otherwise reasonably satisfactory to each of the Lenders, Merger Sub and Parent;

•	that, since April 17, 2010, there has not occurred, and there does not exist, a Company material adverse effect (as defined in the merger agreement);

•	the accuracy of certain specified representations and warranties in the definitive loan documents and certain representations in the merger agreement that are material to the interests of the Lenders to the extent that a breach thereof gives rise to a right of the Parent to terminate its obligations under the merger agreement;

•	the completion of a marketing period of no less than 20 consecutive days for the sale of senior secured second-priority notes beginning upon the delivery to the Lenders of a prospectus or confidential offering memorandum or private placement memorandum with respect thereto; provided that the 20 consecutive day period shall either be completed prior to August 21, 2010 or shall commence after September 7, 2010;

•	Parent having received the proceeds of the equity contribution under the equity commitment letter and having contributed (or substantially simultaneously or substantively concurrent with the closing under the senior secured revolving credit facility shall have contributed) the same to the Company;

•	consummation of the merger substantially simultaneously or substantively concurrent with the closing under the senior secured revolving credit facility in accordance with applicable law and on the terms described in the debt commitment letter and the merger agreement (without any amendments, modifications or waivers that are materially adverse to the Lenders, it being understood that any consent expressly contemplated by the merger agreement shall not constitute an amendment or waiver) simultaneously or substantively concurrent with the closing under the senior secured revolving credit facility;

•	Merger Sub having used commercially reasonable efforts to obtain: (i) a corporate family rating, not later than 30 days prior to the closing date (as defined in the debt commitment letter) and (ii) ratings for the senior secured revolving credit facility, and the senior secured second-priority notes (and, if reasonably requested by certain Lenders, the senior secured second-priority increasing rate bridge facility) from each of Standard & Poor’s and Moody’s Investors Service, Inc.;

•	there being no competing offering, placement, arrangement or announcement of any debt securities or bank financing (other than those contemplated by the debt commitment letter, other debt in the ordinary course of business of the Company and its subsidiaries for capital expenditures and working capital purposes, debt permitted to be incurred under the merger agreement and unfunded commitments to provide debt being procured by or to be procured by any bidder which is not affiliated with Apollo Management in connection with a competing bid or bids to acquire the Company) by or on behalf of Parent, Merger Sub or the Company or any of their respective subsidiaries;

•	substantially simultaneously or substantively concurrent with the closing under the senior secured revolving credit facility, payment in full of all amounts due or outstanding under the existing credit agreement, termination of all commitments thereunder and discharge and release of all guarantees thereof and security therefor.

•	Parent and its subsidiaries having no debt outstanding other than the indebtedness contemplated by the debt commitment letter and other debt permitted to be outstanding pursuant to the merger agreement;

•	the total leverage ratio (as defined in the debt commitment letter) of Parent and its subsidiaries calculated as of the closing date after giving effect to the transactions (as defined in the debt commitment letter) shall not be greater than 5.5 to 1.0;

•	substantially concurrently with the initial fundings contemplated by the debt commitment letter, as a condition to the funding of the senior secured revolving credit facility, the Company shall have received at least $600,000,000 in the aggregate gross cash proceeds from the issuance of the senior secured second-priority notes and/or the borrowing of bridge loans under the senior secured second-priority increasing rate bridge facility;

•	payment, to the extent due, of all fees and invoiced expenses, as applicable, and compliance with all obligations under the fee arrangements; and

•	delivery of certain customary closing documents (including, among other things, a customary solvency certificate and evidence of insurance), guarantees executed by the subsidiary guarantors (as defined in the debt commitment letter) in favor of the Lenders, specified items of collateral and certain Company financial statements.

The debt commitments expire upon the first to occur of (i) the termination of the merger agreement without the consummation of the merger having occurred or (ii) October 16, 2010.

Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub has agreed to use its commercially reasonable efforts to obtain the financing on the terms and conditions described in the equity commitment letter and the debt commitment letter, and not to permit any amendment, modification or replacement thereto, which (x) reduces the aggregate amount of the financing or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the financing in a manner that would reasonably be expected to (i) delay or prevent the funding of the financing (or satisfaction of the conditions thereto) on the closing date or (ii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the equity commitment letter or the debt commitment letter or the definitive agreements with respect thereto in any material respect.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Guarantee; Remedies

Pursuant to a guarantee delivered by the Apollo Investors in favor of the Company, dated April 18, 2010, the Apollo Investors have agreed (severally but not jointly) to guarantee the performance and discharge of certain obligations of Parent under the merger agreement; provided, however, that the maximum aggregate liability of the Apollo Investors shall not exceed the sum of: (x) a reverse termination fee of $15,471,000 (provided that, in certain circumstances, Parent is required to pay a higher reverse termination fee, in which case $15,471,000 will be increased to $30,943,000) and (y) up to $500,000 for any costs and expenses incurred in connection with the enforcement of Parent’s obligations to pay any such reverse termination fee. See the section entitled “The Merger Agreement — Termination Fees” beginning on page 72.

Subject to certain exceptions, the guarantee will terminate upon the earliest to occur of (i) the effective time of the merger, if the closing occurs, (ii) the first anniversary of August 26, 2010 if the closing has not occurred and no claim is brought under the guarantee prior to such first anniversary, (iii) the termination of the merger agreement in accordance with its terms by mutual consent of the parties or under circumstances in which Parent would not be obligated to pay the reverse termination fee, (iv) the final resolution of any and all claims brought under the guarantee prior to termination and (v) any time when the Company or any of its affiliates asserts that certain provisions of the guarantee are illegal, invalid or unenforceable or that the Apollo Investors are liable in excess of or to a greater extent than its maximum aggregate liability as set forth in the guarantee.

The Company cannot seek specific performance to require Parent and Merger Sub to complete the merger, and the Company’s exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the payment of the applicable reverse termination fee and a portion of any costs and expenses incurred in the circumstances described under “The Merger Agreement — Termination Fees” beginning on page 72.

In the event that the Company receives a reverse termination fee, such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other person in connection with the merger agreement, the equity commitment letter, the debt commitment letter, the guarantee or the transactions contemplated thereby and the abandonment or termination thereof or any matter forming the basis for such termination and no other claims may be brought against Parent, Merger Sub or any other buyer party with respect to such matters. Except in the case of fraud, the Company’s right to receive a reverse termination fee is the sole and exclusive remedy of the Company and its affiliates against the Apollo Investors and any other buyer party in respect of any liabilities or obligations arising under, or in connection with, the merger agreement, the equity commitment letter, the debt commitment letter, the guarantee or the transactions contemplated thereby. Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the merger agreement, including seeking an injunction to prevent breaches of the merger agreement. In addition, the Company is not entitled to seek specific performance with respect to the obligations of Parent or Merger Sub.

Parent and Merger Sub’s receipt of the termination fee and certain reimbursement payments from us, will, subject to certain rights of equitable relief described above, be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective affiliates or any other person in connection with the merger agreement, the transactions contemplated thereby and the abandonment or termination thereof or any matter forming the basis for such termination and no other claims may be brought against the Company or any of its affiliates with respect to such matters.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors that you vote to approve the merger agreement, you should be aware that certain of our directors and executive officers have financial interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Compensation Awards

At the effective time of the merger, each outstanding option to purchase shares of the Company’s common stock granted under existing plans that is outstanding and unexercised as of immediately prior to the effective time of the merger, whether vested or unvested, will vest and be converted into the right to receive a cash payment equal to the number of shares of common stock subject to such option multiplied by the amount (if any) by which $12.55 exceeds the exercise price per share of such option, less any applicable withholding taxes. At the effective time of the merger, each restricted share will vest and be converted into the right to receive a cash payment equal to $12.55, less any applicable withholding taxes. Certain restricted stock awards (subject to performance and/or time-based vesting) are scheduled to be granted on October 12, 2010, pursuant to the terms of certain executive officers’ employment agreements, and would vest at the effective time if they were granted prior to the effective time, provided that the executive officers remain employed on such date. In the event that any such executive officer’s employment is terminated without cause or he resigns for good reason prior to the effective time, such executive officer will be entitled to the grant of such restricted stock that will be vested as of the date of grant.

Based on the equity compensation holdings in the Company as of May 10, 2010, and assuming that the merger is completed on June 30, 2010, upon completion of the merger, the number of unvested options to purchase shares of the Company’s common stock (at exercise prices ranging from $8.07 to $11.34 held by each of Messrs. Puzder, Murphy, Abajian, Haley, Starke and nine directors (as a group) that would vest are 0, 0, 0, 39,999, 39,999 and 22,500, respectively (with such unvested options having a total “in the money” value of approximately $0, $0, $0, $150,965, $150,965 and $65,400 respectively, based upon a $12.55 price per share), and the number of shares of unvested restricted stock granted under existing company equity compensation plans, held by each of Messrs. Puzder, Murphy, Abajian, Haley, Starke and nine directors (as a group) that would vest and become free of restrictions and entitle the holder to a cash payment equal to $12.55 per share are 529,648, 132,412, 132,412, 3,499, 3,499 and 245,000 respectively (with such unvested restricted stock having a total value of approximately $6,647,082, $1,661,771, $1,661,771, $43,912, $43,912 and $3,074,750, respectively, based upon a $12.55 price per share). In addition, the number of vested options to purchase shares of Company common stock held by Messrs. Puzder, Murphy, Abajian, Haley, Starke and the nine directors (as a group) are 687,275, 216,000, 232,987, 155,001, 48,334 and 507,166, respectively (with such vested options having a total “in the money” value of approximately $1,465,051, $869,625, $1,208,667, $557,985, $47,035 and $1,200,475, respectively, based upon a $12.55 price per share).

Employment Agreements

We previously entered into employment agreements with Messrs. Puzder, Murphy, and Abajian.

Mr. Puzder’s employment agreement provides for the payment of certain severance benefits if Mr. Puzder terminates his employment for “good reason” during the period commencing 60 days and expiring 365 days, after a change in control. “Good reason” is defined in his employment agreement as a required relocation of his principal place of employment or a change in control. For Messrs. Murphy and Abajian, the employment agreements provide for the payment of certain severance benefits if such officers terminate their employment with “good reason,” within 90 days of a change in control. For Messrs. Murphy and Abajian, “good reason” is also defined in each executive officer’s employment agreement as a required relocation of the principal place of such officer’s employment or a change in control. In this proxy statement, we refer to a termination for good reason within the period specified in the employment agreement as a “qualifying termination.” As of the date of this proxy statement, no discussions have occurred between Messrs. Puzder, Murphy or Abajian and the Company indicating that any such qualifying termination will occur.

In the event of a qualifying termination, Mr. Puzder is entitled to receive: (1) all amounts owed through the date of such qualifying termination; (2) the sum of: (A) an amount equal to his base salary multiplied by three, plus (B) an amount equal to the product of 100% of his base salary multiplied by three; (3) the accelerated vesting of options, restricted stock awards and other forms of equity compensation granted to him that had not vested as of the date of the qualifying termination; (4) the grant and immediate vesting (subject to certain limitations) of all restricted shares which the Company has agreed to grant after the date of such qualifying termination as of the date of the qualifying termination; (5) continued participation in all employee benefit plans (except the Company’s stock incentive plans) and programs that he was entitled to participate in immediately prior to the date of the qualifying termination, for the period commencing on the date of the qualifying termination and ending on December 31st of the second calendar year following the calendar year in which the qualifying termination occurred; and (6) a gross-up payment for excise taxes, if any, not to exceed $1,000,000, for tax incurred under Section 4999 of the Internal Revenue Code of 1986, as amended.

In the event of a qualifying termination, each of Messrs. Murphy and Abajian is entitled to receive: (1) all amounts owed through the date of termination; (2) the sum of: (A) an amount equal to the executive’s base salary multiplied by three, plus (B) an amount equal to the pro rata portion of the bonus based on an annualized calculation as of the date of termination for the year in which the qualifying termination occurs; (3) the accelerated vesting of options, restricted stock awards, and other forms of equity compensation granted to the executive, which had not vested as of the date of the qualifying termination; (4) the grant and immediate vesting (subject to certain limitations) of all restricted shares which the Company has agreed to grant after the date of such qualifying termination; and (5) continued participation in all employee benefit plans (except the Company’s stock incentive plans) and programs that the executive was entitled to participate in immediately prior to the date of the qualifying termination, for the period commencing on the date of the qualifying termination and ending on December 31st of the second calendar year following the calendar year in which the qualifying termination occurred.

Based on the executives’ compensation levels as of May 10, 2010, and assuming that the merger is completed on June 30, 2010, and the executive experiences a qualifying termination shortly thereafter, the amount of the cash severance payment (including the pro rata target annual bonus payment) that would be payable to Messrs. Puzder, Murphy and Abajian is approximately $6,420,000, $2,284,021 and $1,618,567, respectively, and the estimated value of the employee benefit plans each of them would receive is approximately $57,656, $55,715 and $62,484, respectively. Assuming these payments are made together with any additional payments or benefits that could be made or provided, as applicable, as described below under the caption “The Merger — Interests of Certain Persons in the Merger — Fiscal Year 2011 Cash Bonuses and Equity Awards,” we expect Mr. Puzder to be eligible to receive a 280G gross-up.

Fiscal Year 2011 Equity Awards

Pursuant to the terms of the employment agreements of Messrs. Puzder, Murphy and Abajian, we are scheduled to grant restricted stock (subject to performance and/or time-based vesting) on October 12, 2010. If the effective time occurs after that date, the restricted shares granted will vest at the effective time, and be converted to the right to receive $12.55 per share, provided that the executives remain employed on such date. In the event that any such executive’s employment is terminated without cause or he resigns for good reason prior to the effective time, such executive would be entitled to the grant of such restricted stock that will then become vested as of the date of grant.

Arrangements with the Surviving Corporation

Parent has previously indicated its belief that the continued involvement of our management team is integral to the Company’s future success; however, as of the date of this proxy statement, no members of our current management team have entered into any agreement with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries.

As of the date of this proxy statement, discussions have occurred between members of our current management team and representatives of Parent and/or Apollo Management with respect to such agreements. Parent has stated that it expects that (i) no member of our current management team, with the exception of Mr. Puzder, would occupy a seat on the board of directors of the surviving corporation, (ii) the terms of employment arrangements for members of our current management team following the proposed transaction would be substantially similar to their current employment arrangements, and (iii) no member of our current management team would receive significant increases in compensation as a result of the proposed transaction. Parent has also indicated that it would prefer that certain members of our current management team, consisting of Messrs. Puzder, Murphy and Abajian, invest 50% of the after-tax proceeds received by them in connection with the proposed transaction in the equity securities of the surviving corporation (or its direct or indirect parent). Assuming that each of Messrs. Puzder, Murphy and Abajian invested this amount, they, as a group, would beneficially own approximately 2% of the post-closing equity of the surviving corporation (or its direct or indirect parent) on a fully-diluted basis. In addition, Parent has indicated that, concurrent with the closing of the proposed transaction, Parent plans for the surviving corporation (or its direct or indirect parent) to adopt a new equity incentive plan pursuant to which executives, new hires and certain other employees could share in up to 10% of any increase in the equity value of the surviving corporation (or its direct or indirect parent). Parent expects that awards relating to 6.5% of any appreciation in the equity value of the surviving corporation (or its direct or indirect parent) will be granted to Messrs. Puzder, Murphy and Abajian under the new equity incentive plan. It is anticipated that all such grants will be subject to vesting over a period of four years of continued employment and approximately half of such grants will be subject to the achievement of certain performance targets.

Although it is likely that certain members of our current management team will enter into arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), as of the date of this proxy statement no definitive agreements have been reached between members of our current management team and representatives of Parent and/or Apollo Management, and there can be no assurance that any parties will reach an agreement. Any new arrangements are currently expected to be entered into at or prior to the completion of the merger and would not become effective until after the merger is completed.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, Apollo Management, or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its respective executive officers, directors, controlling persons or subsidiaries, on the other hand.

Transaction Committee Fees

In accordance with the resolutions of the board of directors, each member of the transaction committee is entitled to receive a one-time payment in the amount of $25,000 in compensation for such member’s services on the transaction committee, whether or not the merger occurs.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Code, and Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The discussion applies only to beneficial owners who hold shares of common stock as capital assets, and does not apply to shares of common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of options to purchase shares of common stock or any other matters relating to equity compensation or benefit plans (including the 401(k) plan). This discussion does not address any aspect of state, local, foreign, estate or gift tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of common stock is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

Backup withholding of tax (at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal that will be sent promptly after the completion of the merger (but in no event more than three business days thereafter) and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until (a) the waiting period applicable to the consummation of the merger under the HSR Act has expired or been earlier terminated and (b) all other authorizations, consents, orders or approvals of, or declarations or filings with any governmental authority required to consummate the merger have been filed or obtained or any applicable waiting period imposed by any governmental authority has expired, provided that the merger may be consummated if failure to file or obtain such authorizations, consents, orders or approvals, declarations or filings or the failure of such waiting period to expire would not reasonably be likely to have a material adverse effect on us or Parent and Merger Sub.

Under the HSR Act, and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. The Company and Parent filed such notification and report forms on May 11, 2010 and each requested early termination of the waiting period. On May 21, 2010, the FTC notified the parties that their request for early termination of the applicable waiting period had been granted. At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC, or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

Between March 1, 2010 and March 26, 2010, seven putative stockholder class actions were filed in the Delaware Court of Chancery and the Superior Court of California for the County of Santa Barbara against the Company, each of its directors, THL and its affiliates alleging the directors breached their fiduciary duties regarding the prior proposed merger and that THL and its affiliates aided and abetted those breaches. On March 26, 2010, the Superior Court of California for the County of Santa Barbara consolidated the four cases filed in that court as In re CKE Restaurants, Inc. Shareholder Litigation, Lead Case No. 1342245, which we refer to as the California Action. On March 29, 2010, the Delaware Court of Chancery consolidated the three cases filed in that court as In re CKE

Restaurants, Inc. Shareholder Litigation, Consolidated C.A. No. 5290-VCP, which we refer to as the Delaware Action.

On April 1, 2010, plaintiffs in the Delaware Action filed a consolidated complaint, and on April 8, 2010, plaintiffs in the California Action filed a consolidated complaint. On April 12, 2010, the Delaware Court of Chancery granted the Delaware Action plaintiffs’ motion for expedited proceedings and request for a hearing to consider preliminarily enjoining the prior proposed merger, and a hearing was scheduled for May 28, 2010. On April 16, 2010, the Superior Court of California for the County of Santa Barbara granted the defendants’ motion for a stay of the California Action pending resolution of the Delaware Action.

On May 12, 2010, the plaintiffs in the Delaware Action filed an amended consolidated complaint against the Company, its Directors, Apollo Management, Columbia Lake Acquisition Holdings, Inc. and Columbia Lake Acquisition Corp. that drops the challenge to the prior proposed merger and instead alleges the directors breached their fiduciary duties regarding the merger, including that the directors had breached their duty of disclosure in the preliminary proxy statement, and that Apollo Management and its affiliates aided and abetted those breaches. On May 12, 2010, the plaintiffs also filed a motion for expedited discovery and the scheduling of a hearing to preliminarily enjoin the merger.

On or about May 25, 2010, we entered into an agreement in principle with the plaintiffs regarding the settlement of the consolidated putative stockholder class action filed in the Delaware Court of Chancery.

The Company believes that no further disclosure is required under applicable laws; however, to avoid the risk of the putative stockholder class actions delaying or adversely affecting the merger and to minimize the expense of defending such actions, the Company has agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed merger, all of which are set forth herein. Subject to completion of certain confirmatory discovery by counsel to the plaintiffs, the agreement in principle contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Delaware Court of Chancery will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the merger agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the DGCL), pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a motion in the Delaware Court of Chancery for an award of attorneys’ fees and expenses to be paid by the Company or its successor, which the defendants may oppose. The Company or its successor shall pay or cause to be paid those attorneys’ fees and expenses awarded by the Delaware Court of Chancery. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Delaware Court of Chancery will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the agreement in principle may be terminated.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 84.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Any material facts that the Company is aware of as of the date of this proxy statement that would otherwise materially modify the representations and warranties in the merger agreement have been disclosed elsewhere in this proxy statement, or in the documents incorporated by reference in this proxy statement. See “Where You Can Find More Information” beginning on page 83.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Company), until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be in the form of the bylaws of Merger Sub (except with respect to the name of the Company) until amended in accordance with their terms or by applicable law.

Following the completion of the merger, we expect our common stock to be delisted from the NYSE and deregistered under the Exchange Act, and cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

The closing of the merger will take place no later than the third business day following the date on which the last of the conditions to closing of the merger (described under the heading “The Merger Agreement — Conditions to the Merger” beginning on page 69) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). However, if the marketing period (as defined below) has not ended at such time, neither Parent nor Merger Sub will be required to effect the closing of the merger until the earlier to occur of (i) a date during the marketing period specified by Parent on no less than three business days’ prior written notice to the Company or (ii) the final day of the marketing period.

The marketing period is the first period of 21 consecutive business days throughout and on the last day of which (i) delivery by the Company to Parent, Merger Sub and their financing sources of offering and syndication documents and materials, including certain financial statements specified in the debt commitment letter and any other information relating to the Company and our subsidiaries to the extent reasonably requested by Parent to prepare a confidential information memorandum and lender presentation that are contemplated by the debt commitment letter (which information we refer to as the required information); (ii) all general conditions and all conditions to the obligations of Parent and Merger Sub to close have been satisfied (other than those that by their nature will not be satisfied until the effective time of the merger) and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the effective time of the merger were to be scheduled for any time during such consecutive 21 business day period; and (iii) we have provided all cooperation which we are obligated to provide with respect to the financing as set forth in the merger agreement. Notwithstanding the foregoing, the marketing period will not be deemed to have commenced if before the completion of the marketing period, (a) we have announced any intention to restate any financial statements or financial information included in the required information or that any such restatement is under consideration or may be a possibility, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the applicable required information has been amended or we have announced our conclusion that no restatement will be required, (b) we have failed to file any report with the applicable securities authorities when due, in which case the marketing period will be deemed not to commence unless and until all such reports have been filed, or (c) the required information would not be compliant (as defined below) throughout and on the last day of such 21 business day period, in which case a new 21 business day period will commence upon the date on which Parent, Merger Sub and their financing sources receive updated required information that would be compliant, and the requirements in clauses (i) and (ii) above would be satisfied throughout and on the last day of such new 21 business day period.

In this proxy statement, we refer to, with respect to the required information, that (i) such required information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such required information, in light of the circumstances under which it was made, not misleading; (ii) such required information is, and remains throughout the marketing period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities that customarily would be included in a preliminary offering memorandum or registration statement, subject to certain exceptions; (iii) our auditors have not withdrawn any opinion with respect to any financial statements contained in the required information; (iv) our auditors have delivered drafts of customary comfort letters; and (v) the financial statements and other financial information included in the required information are, and remain throughout the marketing period, sufficient to permit (A) a registration statement using such financial statements to be declared effective by the SEC on the last day of the marketing period and (B) Parent and Merger Sub’s financing sources to receive customary comfort letters from our independent auditors on the financial information contained in the required information to consummate any offering of debt securities on the last day of the marketing period, as “compliant.”

The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Treatment of Common Stock, Options and Other Equity Awards

Common Stock

At the effective time of the merger, each share of common stock issued and outstanding immediately prior thereto (other than excluded shares) will convert into the right to receive the per share merger consideration of $12.55, without interest, less any applicable withholding taxes. Common stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent will be cancelled without payment of consideration. Common stock owned by the Company or any of our wholly-owned subsidiaries will, at the election of Parent, either convert into stock of the surviving corporation or be cancelled without payment of consideration. Common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Options

At the effective time, each outstanding option will vest and be converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of common stock subject to such option immediately prior to the effective time and (y) the excess, if any, of the per share merger consideration of $12.55 over the exercise price per share of such option, less any applicable withholding taxes.

Restricted Shares

At the effective time, each outstanding restricted share of common stock will fully vest and be converted into the right to receive cash in an amount equal to the per share merger consideration of $12.55, without interest, less any applicable withholding taxes.

Employee Stock Purchase Plan

At the effective time, the Employee Stock Purchase Plan, or ESPP, shall terminate. The ESPP was suspended following the signing of the merger agreement and no payroll deductions have been made and no other amounts have been set aside for the purchase of shares under the ESPP since February 26, 2010, the date of suspension. All amounts withheld from pay and not applied to the purchase of shares as of the date that the ESPP was suspended were returned to the participants in the ESPP without interest thereon. All Company matching contributions that would have been used for the purchase of shares under the ESPP had the ESPP not been suspended and then terminated, have been or will be paid to each ESPP participant in cash, provided that the participant satisfied or satisfies all requirements under the terms of the ESPP as in effect as of the date of the merger agreement.

Exchange and Payment Procedures

At or prior to the effective time, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of our common stock.

Each record holder of shares of common stock will be sent a letter of transmittal and instructions describing how it may exchange its shares of common stock for the per share merger consideration promptly after the completion of the merger (but in no event more than three business days thereafter).

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent.

No interest will be paid or accrued on the cash payable as the per share merger consideration as provided above. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation any certificates for any reason, such certificates shall be cancelled and exchanged for the per share merger consideration as provided above to the extent that the per share merger consideration has not already been paid in respect of the shares of common stock represented by such certificates.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of common stock for one year after the effective time of the merger will be delivered to the surviving corporation. Record holders of common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to Parent and the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent or the paying agent will be liable to any former record holders of common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in a reasonable amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub has agreed to use its commercially reasonable efforts to obtain the financing on the terms and conditions described in the equity commitment letter and the debt commitment letter, and not to permit any amendment, modification or replacement thereto, which (x) reduces the aggregate amount of the financing or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the financing in a manner that would reasonably be expected to (i) delay or prevent the funding of the financing (or satisfaction of the conditions thereto) on the closing date or (ii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the equity commitment letter, the debt commitment letter or the definitive documents with respect thereto in any material respect.

Parent and Merger Sub will use their commercially reasonable efforts to:

•	negotiate definitive agreements with respect to the debt commitment letter on the terms and conditions contained in the debt commitment letter;

•	satisfy all conditions to funding in the debt commitment letter applicable to them that are within their control and to consummate the financing at or prior to the closing; and

•	enforce their rights under the debt commitment letter.

Parent and Merger Sub acknowledge in the merger agreement that the obtaining of the financing is not a condition to the consummation of the merger.

Parent has agreed to keep us reasonably informed of the status of its efforts to arrange the financing.

We have agreed to use our commercially reasonable efforts to provide to Parent and Merger Sub (at Parent’s sole expense) all cooperation reasonably requested by Parent or Merger Sub and all cooperation that is customary, necessary or advisable in connection with the arrangement of the financing for the merger, including assisting with the preparation of offering and syndication documents and materials, preparing and furnishing certain financial information and the required information, participating in certain meetings with third parties, obtaining accountant’s comfort letters and consents from our independent auditors, assisting in the preparation of, execution of and delivery of, definitive financing documents, facilitating the pledging of collateral for the financing, using commercially reasonable efforts to ensure that Parent and Merger Sub’s financing sources benefit from our existing lending relationships, using commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the financing, and otherwise facilitating the consummation of the financing.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules the Company delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our capitalization;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the approval and declaration of advisability of the merger agreement and the merger by the board of directors, the determination that the merger agreement and the merger are fair and in the best interests of us and our stockholders and the resolution to recommend that our stockholders adopt the merger agreement, subject to certain exceptions;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the merger agreement;

•	the required governmental consents and approvals;

•	our SEC filings since January 30, 2007 and the financial statements, exhibits and schedules included therein;

•	the absence of certain undisclosed liabilities;

•	material compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of the NYSE;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the conduct of business in all material respects in accordance with the ordinary course consistent with past practice and the absence of a Company material adverse effect (as described below) since January 26, 2009;

•	the absence of certain other changes or events since November 2, 2009;

•	the absence of any pending or threatened legal or administrative proceeding, investigation or action that would reasonably be expected to have a material adverse effect on the Company;

•	compliance with applicable laws, licenses and permits;

•	the absence of certain undisclosed related party transactions;

•	tax matters;

•	employee benefits;

•	certain labor and employment matters;

•	environmental matters;

•	intellectual property;

•	real property;

•	the absence of any outstanding rights under the Company’s rights agreement and inapplicability of any anti-takeover law to the merger;

•	material contracts and the absence of any default under any material contract;

•	franchise matters;

•	suppliers;

•	quality and safety of food and beverage products;

•	insurance;

•	swap agreements;

•	the receipt of an opinion from UBS; and

•	the absence of any undisclosed broker’s or finder’s fees.

Many of our representations and warranties made in the merger agreement were qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any change, event or occurrence that would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and our subsidiaries, taken as a whole, or would, or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement, provided that none of the following, and no effect arising out of or resulting from the following, will constitute or be taken into account in determining whether a “material adverse effect” has occurred or may, would or could occur:

•	changes, events, occurrences or effects:

•	generally affecting the industry in which we and our subsidiaries operate;

•	generally affecting the economy, credit or financial or capital markets, including changes in interest or exchange rates;

•	resulting from the announcement of the merger agreement, the pendency of the merger or the transactions contemplated by the merger agreement; or

•	resulting from any action taken by the Company or our subsidiaries that is required by the merger agreement or to which Parent has approved, consented to, or requested in writing, or failure to take any action that is prohibited by the merger agreement or to which Parent has approved, consented to, or requested in writing;

•	changes, events, occurrences or effects resulting from:

•	changes in law or in GAAP or in accounting standards;

•	acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; or

•	earthquakes, hurricanes, tornadoes or other natural disasters, other than any earthquakes occurring in or affecting California, and any and all effects or consequences resulting therefrom;

to the extent such changes, events, occurrences or effects do not have a materially disproportionate adverse effect on the Company and our subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and our subsidiaries operate; or

•	changes, events, occurrences or effects resulting from:

•	any decline in the market price, or change in trading volume, of our capital stock; or

•	any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings in and of itself;

provided, however, that the exceptions provided in the bullet points immediately above do not prevent or otherwise affect a determination that the underlying cause of the decline, change or failure is a material adverse effect.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules that Parent delivered in connection therewith. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, and good standing;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the merger agreement and completing the merger;

•	the required governmental consents and approvals;

•	the ownership and operations of Merger Sub;

•	delivery of the equity commitment letter and the debt commitment letter;

•	the absence of any default under the equity commitment letter and the debt commitment letter;

•	the absence of conditions precedent to the funding of the financing other than as set forth in the equity commitment letter or the debt commitment letter;

•	payment of fees under the equity commitment letter and the debt commitment letter;

•	sufficiency of funds to consummate the merger, subject to certain conditions;

•	validity and enforceability of the guarantee;

•	solvency of the surviving corporation immediately following consummation of the merger;

•	the absence of certain agreements between Parent, Merger Sub and Apollo Management, on the one hand, and any member of our management, on the other hand;

•	the absence of legal proceedings against Parent and Merger Sub; and

•	the absence of any undisclosed broker’s or finder’s fees.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which will not be unreasonably withheld, delayed or conditioned), we and our subsidiaries will cause our businesses to be conducted in the ordinary course consistent with past practice and we and our significant subsidiaries will use our reasonable best efforts to preserve our business organizations intact and maintain existing relations with key customers, distributors, suppliers, franchisees, employees and business associates.

Subject to certain exceptions set forth in the merger agreement and the disclosure schedules we delivered in connection with the merger agreement, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which will not be unreasonably withheld, delayed or conditioned):

•	subject to certain exceptions, issue, sell or grant any shares of our capital stock (or securities convertible into exchangeable or exercisable for capital stock, or any rights, warrants or options to purchase shares of capital stock);

•	subject to certain exceptions, redeem, purchase or acquire any outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of our capital stock;

•	establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of our capital stock;

•	split, combine, subdivide or reclassify any shares of our capital stock;

•	enter into any collective bargaining agreement or other agreement with a labor union or works council;

•	subject to certain exceptions, (a) incur, issue, modify, renew, syndicate or refinance any indebtedness, (b) enter into swap, hedging or other derivative transactions other than in the ordinary course of business consistent with past practice; or (c) make any loans, capital contributions or advances to any person;

•	adopt or implement a stockholder rights plan;

•	subject to certain exceptions, sell or lease any of our properties or assets whose value or purchase price exceeds $2,500,000 in the aggregate;

•	make or authorize capital expenditures, except as set forth in the capital budget provided pursuant to the disclosure schedules we delivered in connection with the merger agreement;

•	subject to certain exceptions, make any acquisition of the capital stock or material portion of the assets of any other person for consideration in excess of $2,000,000;

•	subject to certain exceptions, (a) increase the compensation or benefits of any of our officers, directors or employees, (b) provide increases in salaries, wages and benefits to our employees who are not officers or directors or (c) enter into any severance, change-in-control, retention or other agreement with any employee or independent contractor;

•	subject to certain exceptions, (a) make any material change in financial or tax accounting methods, principles or practices or (b) accelerate the collection of receivables or delay the payment of accounts payable;

•	grant any material refunds, credits, rebates or other allowances to any franchisee, supplier, vendor or distributor, in each case, other than in the ordinary course of business consistent with past practice;

•	amend our organizational documents;

•	enter into a new line of business material to us, taken as a whole;

•	(a) fail to make any material filing, pay any fee, or take any other action necessary to maintain any of our intellectual property rights that is material to the conduct of our business or (b) enter into any license or transfer agreement granting or transferring to a third party an exclusive right to use our intellectual property, subject to certain exceptions;

•	adopt a plan or agreement of liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	(a) grant any liens in any material assets (except for certain permitted liens) other than to secure certain indebtedness or (b) secure obligations other than indebtedness in the ordinary course of business consistent with past practice;

•	fail to use our reasonable best efforts to maintain in full force and effect all existing insurance policies;

•	(a) modify, amend, terminate or waive any rights under any material contract other than in the ordinary course of business consistent with past practice, (b) enter into any contract, which, if entered prior to the date of the merger agreement, would have been a material contract, or (c) enter into any new contract that contains a change in control provision that would give rise to any rights to the other party in connection with the transactions contemplated by the merger agreement;

•	enter into any distribution contract or renew, modify, amend, terminate or waive any existing distribution contract providing for the distribution of goods to any restaurant operated by us or any of our franchisees;

•	enter into any contract or modify, amend, terminate or waive any existing contract covering development of ten or more restaurants;

•	terminate any franchise agreement to which a material franchisee is a party;

•	settle any litigation which (a) requires payment by us of more than $250,000 individually or $1,000,000 in the aggregate, (b) involves injunctive or equitable relief or restrictions on our business activities, (c) would involve the issuance of any of our securities, or (d) relates to the transactions contemplated by the merger agreement;

•	subject to certain exceptions, (a) make any material change in any method of tax accounting or any annual tax accounting period, (b) make, change or rescind any material tax election, (c) settle or compromise any material tax liability, audit claim or assessment, (d) surrender any right to any claim for a material tax refund, (e) file any amended tax return involving a material amount of additional taxes, (f) enter into any closing agreement, or (g) waive or extend the statute of limitations in respect of any income or other material taxes other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business consistent with past practice;

•	waive, release, grant or transfer any right of material value, waive any material benefits of, agree to modify in any material adverse respect, fail to enforce, or consent to any material matter with respect to which Parent’s consent is required, in each case, under any material confidentiality, standstill or similar agreement to which we are a party;

•	subject to certain exceptions, amend or terminate any of our existing employee benefit plans or stock plans, or establish or adopt any plan, program or arrangement that would be an employee benefit plan or stock plan if in existence as of the date of the merger agreement;

•	enter into, amend, waive or terminate any related party transaction;

•	make payments in violation of the Foreign Corrupt Practices Act; or

•	authorize, commit or agree to do any of the foregoing.

Solicitation of Takeover Proposals

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that our board of directors will not (i) fail to recommend to our stockholders that the stockholders adopt the merger agreement or fail to include the Company recommendation to adopt the merger agreement, which we refer to as the Company recommendation, in the proxy statement; (ii) change, qualify, withhold, withdraw, or modify (or publicly propose to do so), in a manner adverse to Parent, the Company recommendation; (iii) take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or other permitted communications; (iv) adopt, approve or recommend (or publicly propose to do so) a takeover proposal; (v) authorize, cause or permit the Company or any of our subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to a takeover proposal; or (vi) take any action to terminate the merger agreement in light of a superior proposal.

From and after April 18, 2010, the effective date of the merger agreement, we are required to immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to any takeover proposals, request that such persons promptly return or destroy all confidential information concerning the Company and our subsidiaries, and promptly provide Parent a written summary of the material terms of any takeover proposal. At any time from and after April 18, 2010, the effective date of the merger agreement, and until the effective time of the merger or, if earlier, the termination of the merger agreement, we, our subsidiaries and our representatives may not, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiry regarding or the making of any proposals or offers that constitute, or could reasonably be expected to lead to, takeover proposals;

•	engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any other party information in connection with the purposes of encouraging or facilitating any takeover proposal; or

•	enter into any letter or intent, agreement or agreement in principle with respect to any takeover proposal.

However, at any time from and after April 18, 2010, the effective date of the merger agreement, and prior to the time our stockholders adopt the merger agreement, if the Company receives an unsolicited written takeover proposal from any person, and if our board of directors, prior to taking any such actions, determines in good faith after consultation with independent financial advisors and outside legal counsel that (x) failure to take such action would be inconsistent with the directors’ fiduciary duties and (y) such takeover proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal, we may:

•	furnish to such third party requested information pursuant to an acceptable confidentiality and standstill agreement; and

•	engage in and otherwise participate in discussions or negotiations with such person;

in each case, provided that, we promptly provide to Parent (and in any event within 48 hours) a copy of any takeover proposal made in writing provided to the Company or any of our subsidiaries, the identity of the party making the takeover proposal, and a written summary of the material terms of any takeover proposal not made in writing.

At any time before the merger agreement is adopted by our stockholders, we may terminate the merger agreement and enter into an alternative takeover agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including the payment of a termination fee to Parent. See “The Merger Agreement — Termination Fees.”

Prior to the time our stockholders adopt the merger agreement, our board of directors may effect a change of recommendation or terminate the merger agreement in order to enter into an agreement with respect to a takeover proposal if, prior to taking such action, our board of directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that (x) failure to do so would be inconsistent with the directors’ fiduciary duties and (y) such takeover proposal constitutes a superior proposal. In the case of any change of recommendation that is the result of a superior proposal or termination of the merger agreement by us to enter into an alternative takeover agreement with respect to a superior proposal:

•	we must provide at least four business days’ prior written notice to Parent of our intention to effect a change of recommendation or terminate the merger agreement to enter into an alternative takeover agreement specifying the material terms and conditions of any such superior proposal, including the identity of the person making such superior proposal;

•	we must provide a copy to Parent of the relevant proposed transaction agreements with the party making such proposal;

•	prior to taking any such action, we must negotiate with Parent in good faith (to the extent Parent desires to negotiate) to enable Parent to revise the terms of the merger agreement, the commitment letters and the guarantee as would obviate the need for any such action in response to such a superior proposal; and

•	our board of directors must have considered in good faith any changes to the merger agreement, the commitment letters and the guarantee proposed in writing by Parent and must have determined that the superior proposal would still constitute a superior proposal if such changes were given effect.

Notwithstanding the above, at any time before the merger agreement is adopted by our stockholders, the board of directors may change, qualify, withhold, withdraw or modify (or publicly propose to do so) in a manner adverse to Parent, the Company recommendation in response to a material event or circumstance on the business, results of operations or financial condition of the Company that was not known to the board of directors as of the date of the agreement, if the board of directors has determined in good faith after consultation with independent financial advisors and outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to the satisfaction of certain conditions.

Except to the extent provided in certain provisions of the merger agreement, nothing in the provisions of the merger agreement relating to takeover proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to a takeover proposal, including taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act.

In this proxy statement, we refer to any inquiry, proposal or offer from any person or “group” within the meaning of Section 13(d) of the Exchange Act with respect to any (i) acquisition of assets of the Company and our subsidiaries equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable; (ii) acquisition of more than 20% of the Company’s outstanding common stock; (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning more than 20% of the Company’s outstanding common stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; or (v) any combination of the foregoing if the sum of the percentage of consolidated assets, consolidated revenues or earnings and the Company’s common stock involved is more than 20%, in each case, other than the transactions contemplated by the merger agreement, as a “takeover proposal.”

In this proxy statement, we refer to any bona fide written takeover proposal that the board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, and financial aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the merger, as a “superior proposal,” provided that for purposes of the definition of “superior proposal,” the references to 20% in the definition of takeover proposal shall be deemed references to 50%.

Stockholders’ Meeting

Unless the merger agreement is terminated, we are required to take all actions in accordance with applicable law, our charter documents and the rules of the NYSE to convene a meeting of our stockholders, as promptly as practicable after the mailing of this proxy statement to consider and vote on the adoption of the merger agreement. We may adjourn the stockholders’ meeting (i) after consultation with Parent and with Parent’s consent, to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to our stockholders within a reasonable amount of time in advance of the stockholders’ meeting or (ii) for the absence of a quorum. Subject to the provisions of the merger agreement discussed above under “The Merger Agreement — Solicitation of Takeover Proposals,” the board of directors will recommend that our stockholders vote to adopt the merger agreement and the Company will take all other action reasonably necessary to solicit adoption of the merger agreement.

Filings; Consents; Other Actions

We and Parent will cooperate and use our respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable and to prepare and file promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including effecting the regulatory filings described under the heading “The Merger — Regulatory Approvals” beginning on page 56) and obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority necessary, proper and advisable to consummate the transactions contemplated by the merger agreement. We and Parent will use our respective commercially reasonable efforts to obtain any third party approvals, consents, authorizations and other confirmations that are (i) necessary to consummate the transactions contemplated by the merger agreement or (ii) in the case of the Company and our subsidiaries, (a) required to prevent a material adverse effect from occurring prior to the effective time or (b) otherwise reasonably required by Parent from time to time, subject to certain exceptions.

We and Parent have agreed, subject to certain exceptions, to use reasonable best efforts to:

•	cooperate in all respects with each other in connection with any filing or submission with a governmental authority, in connection with the transactions contemplated by the merger agreement (including any proceeding initiated by a private party), and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the merger agreement; and

•	keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, relating to the transactions contemplated by the merger agreement.

Employee Benefit Matters

Parent has agreed that it will, and will cause the surviving corporation after the completion of the merger to:

•	from the effective time of the merger until the one year anniversary of the effective time of the merger, provide our employees and the employees of our subsidiaries with annual base salaries or base wages, cash incentive compensation opportunities and benefits (excluding equity-based compensation) that are no less favorable, in the aggregate, than the annual base salaries or base wages, cash incentive compensation opportunities and benefits (excluding equity-based compensation) that we provided immediately prior to the effective time;

•	cause any employee plan in which our employees or the employees of our subsidiaries are entitled to participate to credit all service by such employees for purposes of vesting, eligibility and levels of benefits (but not actual accrual) to the extent such service was credited under one of our comparable employee benefit plans;

•	use reasonable best efforts (i) to provide our employees immediate eligibility to participate, without any waiting time, in any and all employee benefit plans of Parent and its subsidiaries to the extent coverage under such plans is replacing comparable coverage under any of our employee benefit plans in which such employees participated prior to the effective time, and (ii) for purposes of each employee benefit plan of Parent and its subsidiaries providing medical, dental, pharmaceutical and/or vision benefits to any of our employees, to cause all pre-existing condition exclusions and actively-at-work requirements of such employee benefit plans of Parent and its subsidiaries to be waived for our employees and their covered dependents to the extent such conditions were inapplicable or waived under any of our employee benefit plans in which such employees participated prior to the effective time; and

•	use commercially reasonable efforts to cause any eligible expenses incurred by any of our employees and his or her covered dependents during the portion of the plan year of our employee benefit plans that ends with the date the employee’s participation in the Parent’s corresponding plan begins to be taken into account under Parent’s corresponding plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to the employee and his or her dependents as if such amounts had been paid in accordance with Parent’s corresponding plan.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by our stockholders;

•	(i) the waiting period applicable to the consummation of the merger under the HSR Act having expired or early terminated, and (ii) except for any authorizations, consents, orders or approvals, declarations or filings or expirations the failure of which to obtain would not reasonably be expected to result in a material adverse effect on the Company or Parent and its subsidiaries, all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental authority in connection with the merger and the transactions contemplated by the merger agreement have been received, or any applicable waiting period thereunder having expired or early terminated;

•	except for any Company approvals the failure of which to obtain would not reasonably be expected to result in a material adverse effect on the Company or Parent and its subsidiaries, all Company approvals have been obtained in connection with the transactions contemplated by the merger agreement; and

•	no law, injunctions, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal.

In this proxy statement, we refer to any approvals set forth in the disclosure schedules, as the “Company approvals.”

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•	our representations and warranties regarding (i) the fair presentation of our financial position in our financial statements, the absence of a Company material adverse effect, and our rights agreement and anti-takeover statutes and regulations must be true and correct as of the date of the closing of the merger as if made on and as of such date; (ii) our capitalization, and the absence of any outstanding agreements of any kind which obligate the Company or our subsidiaries to repurchase, redeem or otherwise acquire any of our securities, or obligating us to grant, extend or enter into any such agreements relating to our securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal and similar rights with respect to our securities, must be true and correct in all but de minimis respects as of the date of the closing of the merger as if made on and as of such date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date); (iii) each of (A) the absence of any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money, extension of credit, surety bonds or guarantees of indebtedness, in each case in excess of $1,000,000 individually or $5,000,000 in the aggregate, (B) the receipt by us of the opinion of our financial advisor and (C) the absence of any broker’s or finder’s fees must be true and correct in all material respects as of the date of the closing of the merger as if made on and as of such date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date); and (iv) our other representations and warranties set forth in the merger agreement, and disregarding all qualifications and exceptions relating to materiality or material adverse effect, must be true and correct as of the date of the closing of the merger as if made on and as of such date (or, if given as of a specific date, at and as of such date) except where the failure to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the Company has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

•	the Company has delivered to Parent a certificate signed by an executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied; and

•	the absence of any material adverse effect since the date of the merger agreement.

Our obligation to effect the merger is subject to the satisfaction or waiver by us at or prior to the effective time of the merger of the following additional conditions:

•	the representations and warranties of Parent set forth in the merger agreement must be true and correct as of the date of the closing of the merger as though made on and as of such date (except to the extent they address matters only as of an earlier date, in which case they shall be true and correct as of such earlier date) except where such failures to be so true and correct would not prevent consummation of the merger;

•	each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

•	Parent has delivered to the Company a certificate signed by an executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied; and

•	Parent has delivered to the Company a solvency certificate signed by the chief financial officer of Parent in the same form as the solvency certificate delivered to the Lenders pursuant to the debt commitment letter or any definitive documents entered into in connection with the financing of the merger.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated on or before August 26, 2010 (but this right to terminate will not be available to a party if the failure to consummate the merger prior to August 26, 2010 was primarily due to the failure of such party to perform any of its obligations under the merger agreement);

•	a law, injunction, judgment or ruling, which we collectively refer to as a restraint, resulting in enjoining, restraining, preventing or prohibiting the consummation of the merger has become final and non-

appealable (but this right to terminate will not be available to a party if the issuance of such final, non-appealable restraint was primarily due to the failure of such party to perform its obligations under the merger agreement); or

•	our stockholders’ meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting (but this right to terminate will not be available to the Company if the failure of the Company to perform our obligations under the merger agreement was the principal cause of or resulted in the failure to obtain stockholder approval).

•	by Parent, if:

•	we have materially breached or failed to perform any of our representations, warranties, covenants or other agreements in the merger agreement which breach or failure to perform (i) would give rise to a failure of the condition to Parent’s and Merger Sub’s obligation to close the merger and (ii) cannot be cured by the Company, or if capable of being cured, will not have been cured within certain notice periods (but this right to terminate will not be available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the Company’s obligation to close the merger not being satisfied);

•	we have materially breached our obligations described under “The Merger Agreement — Solicitation of Takeover Proposals” above and such breach, if capable of being cured, will not have been cured within certain notice periods; or

•	(A) our board of directors (i) fails to recommend to our stockholders that the stockholders adopt the merger agreement or fails to include the board’s recommendation to adopt the merger agreement, which we refer to as the Company recommendation, in the proxy statement; (ii) changes, qualifies, withholds, withdraws, or modifies (or publicly proposes to do so), in a manner adverse to Parent, the Company recommendation; (iii) takes formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or other permitted communications; (iv) adopts, approves or recommends (or publicly proposes to do so) a takeover proposal; (v) changes, qualifies, withholds, withdraws or modifies (or publicly proposes to do so) in a manner adverse to Parent, the Company recommendation in response to a material event or circumstance on the business, results of operations or financial condition of the Company that was not known to the board of directors as of the date of the agreement, and the board of directors has determined in good faith after consultation with independent financial advisors and outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to the satisfaction of certain conditions; (vi) fails to publicly reaffirm the Company recommendation after Parent so requests; (vii) fails to recommend against any publicly announced takeover proposal and reaffirm the Company recommendation; or (viii) the Company enters into an alternative takeover agreement or (B) the Company or our board of directors have publicly announced its intention to do any of the above actions.

•	by the Company, if:

•	Parent or Merger Sub have materially breached or failed to perform any of their representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform (i) would give rise to a failure of a condition to the Company’s obligation to close the merger and (ii) has not been cured prior to August 26, 2010 (but this right to terminate will not be available to the Company if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions with respect to Parent’s and Merger Sub’s obligations to close the merger not being satisfied);

•	at any time prior to the adoption of the merger agreement by our stockholders in order to concurrently enter into an alternative takeover agreement with respect to a superior proposal if (i) the Company has complied in all material respects with our obligations described under “The Merger Agreement — Solicitation of Takeover Proposals” and (ii) prior to or concurrently with such termination, we pay Parent the termination fee discussed under the heading “The Merger Agreement — Termination Fees” beginning on page 72;

•	(i) the conditions to the obligations of Parent and Merger Sub to close the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger); (ii) the merger has not been completed within two business days following the final day of the marketing period; and (iii) we have irrevocably confirmed that all conditions to our obligations to close the merger had been satisfied or that we are willing to waive all such conditions; or

•	(i) the conditions to the obligations of Parent and Merger Sub to close the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger); (ii) the debt financing contemplated by the debt commitment letter has funded (or the conditions of the debt commitment letter, other than the merger or the funding of the equity financing contemplated by the equity commitment letter have been satisfied and the debt financing would be funded pursuant to the terms and conditions of the debt commitment letter upon the consummation of the equity financing); (iii) the merger has not been completed within five business days after the receipt of such financing and the delivery by us of a written notice to Parent; and (iv) we have irrevocably confirmed that all conditions to our obligations to close the merger had been satisfied or that we are willing to waive all such conditions.

Termination Fees

We must pay Parent a termination fee equal to $15,471,000, except in the event that the merger agreement is terminated in order to enter into a definitive agreement with respect to a takeover proposal from Thomas H. Lee Equity Fund VI, L.P. or any of its affiliates, in which case the Company may be obligated to pay a termination fee of $15,471,000 plus an amount equal to $9,283,000, plus certain expenses reimbursed by the Company to affiliates of THL under the THL merger agreement, and in each case, reimburse up to $5,000,000 of the out-of-pocket fees and expenses incurred by Parent or its affiliates in connection with the merger agreement or the transactions contemplated therein. The occurrence of the following events will result in our obligation to pay Parent the applicable termination fee described above:

•	(i) a takeover proposal has been made, proposed or communicated after the date of the merger agreement and not withdrawn before adoption of the merger agreement by our stockholders or prior to the termination of the merger agreement if a meeting of our stockholders has not occurred; (ii) following such event, the merger agreement is terminated by (a) the Company or Parent if the merger is not consummated prior to August 26, 2010, or the Company or Parent terminates the merger agreement due to the failure of our stockholders to adopt the merger agreement at the stockholders’ meeting or (b) by Parent if we materially breach or fail to perform any of our representations, warranties, covenants or agreements, subject to certain cure periods, and (iii) within 12 months of such termination, we enter into a definitive agreement with respect to a takeover proposal for the (a) acquisition of assets of the Company and our subsidiaries equal to more than 50% of the Company’s consolidated assets or to which more than 50% of the Company’s revenues or earnings on a consolidated basis are attributable, (b) acquisition of more than 50% of the Company’s outstanding common stock, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning more than 50% of the Company’s outstanding common stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or (e) any combination of the foregoing if the sum of the percentage of consolidated assets, consolidated revenues or earnings and the Company’s common stock involved is more than 50%, and such takeover proposal is consummated;

•	before adoption of the merger agreement by our stockholders, we terminate the merger agreement in order to concurrently enter into an alternative takeover agreement with respect to a superior proposal;

•	Parent terminates the merger agreement in circumstances where (i) our board of directors (a) fails to recommend to our stockholders that the stockholders adopt the merger agreement or fails to include the board’s recommendation to adopt the merger agreement, which we refer to as the Company recommendation, in the proxy statement; (b) changes, qualifies, withholds, withdraws, or modifies (or publicly proposes to do so), in a manner adverse to Parent, the Company recommendation; (c) takes formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or other permitted communications; (d) adopts, approves or recommends (or publicly proposes to do so) a takeover proposal; (e) changes, qualifies, withholds, withdraws or modifies (or publicly proposes to do so) in a manner adverse to Parent, the Company recommendation in response to a material event or circumstance on the business, results of operations or financial condition of the Company that was not known to the board of directors as of the date of the agreement, and the board of directors has determined in good faith after consultation with independent financial advisors and outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to the satisfaction of certain conditions; (f) fails to publicly reaffirm the Company recommendation after Parent so requests; (g) fails to recommend against any publicly announced takeover proposal and reaffirm the Company recommendation; or (h) the Company enters into an alternative takeover agreement or (ii) the Company or our board of directors have publicly announced its intention to do any of the above actions; or

•	the Company or Parent terminates the merger agreement due to the failure of our stockholders to adopt the merger agreement at the stockholders’ meeting and prior to such stockholders’ meeting, the board of directors makes a change of recommendation in response to a material event or circumstance of the business, results of operations, or financial condition of the Company that was not known to the board of directors as of the date of the merger agreement, and the board of directors has determined in good faith after consultation with independent financial advisors and outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to the satisfaction of certain conditions.

Parent Fee

Parent must pay us a termination fee, which we refer to as the reverse termination fee, of $15,471,000 in the event we terminate the merger agreement because:

•	there has been a material breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger, and such breach or failure has not been cured by August 26, 2010 (provided that we are not in breach of any of our representations, warranties, covenants or other agreements under the merger agreement that would result in the conditions to the obligations of Parent and Merger Sub to close the merger not being satisfied); or

•	(i) the conditions to the obligations of Parent and Merger Sub to close the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger); (ii) the merger has not been completed within two business days following the final day of the marketing period; and (iii) we have irrevocably confirmed that all conditions to our obligations to close the merger had been satisfied or that we are willing to waive all such conditions.

Parent must pay us a reverse termination fee of $30,943,000 in the event we terminate the merger agreement because (i) the conditions to the obligations of Parent and Merger Sub to close the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger); (ii) the debt financing contemplated by the debt commitment letter has funded (or the conditions of the debt commitment letter, other than the merger or the funding of the equity financing contemplated by the equity commitment letter, have been satisfied and the debt financing would be funded pursuant to the terms and conditions of the debt commitment letter upon the consummation of the equity financing); (iii) the merger has not been completed within five business days after the receipt of such financing, and the delivery by us of a written notice to Parent; and (iv) we have irrevocably confirmed that all conditions to our obligations to close the merger had been satisfied or that we are willing to waive all such conditions.

The Apollo Investors have agreed to guarantee the obligation of Parent to pay the applicable reverse termination fee pursuant to the guarantee.

Expenses

All costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, except that Parent and Merger Sub will reimburse the Company for expenses incurred by the Company or its subsidiaries in connection with the cooperation of the Company and our subsidiaries with respect to the arrangement of the financing of the merger.

Remedies

Parent and Merger Sub are entitled to injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

The Company cannot seek specific performance to require Parent and Merger Sub to complete the merger, and the Company’s exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the payment of the applicable reverse termination fee and a portion of any costs and expenses incurred in the circumstances described under the heading “The Merger Agreement — Termination Fees” beginning on page 72.

In the event that the Company receives a reverse termination fee, such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other person in connection with the merger agreement, the equity commitment letter and debt commitment letter or the guarantee, the transactions contemplated thereby and the abandonment or termination thereof or any matter forming the basis for such termination and no other claims may be brought against Parent, Merger Sub or any other buyer party with respect to such matters. Except in the case of fraud, the Company’s right to receive a reverse termination fee is the sole and exclusive remedy of the Company and its affiliates against the Apollo Investors and any other buyer party in respect of any liabilities or obligations arising under, or in connection with, the merger agreement, the equity commitment letter and debt commitment letter or the guarantee or the transactions contemplated thereby. Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the merger agreement, including seeking an injunction to prevent breaches of the merger agreement. In addition, the Company is not entitled to seek specific performance with respect to the obligations of Parent or Merger Sub.

Parent and Merger Sub’s receipt of the termination fee and certain reimbursement payments from us, will, subject to certain rights of equitable relief described above, be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective affiliates or any other person in connection with the merger agreement, the transactions contemplated thereby and the abandonment or termination thereof or any matter forming the basis for such termination and no other claims may be brought against the Company or any of its affiliates with respect to such matters.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time until six years after the effective time, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our present and former officers and directors against any and all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on, arising out of or related to such officer’s or director’s service as an officer or director of the Company or its subsidiaries (or services performed at our request) at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby) to the fullest extent permitted by law. From and after the effective time until six years after the effective time, unless otherwise required by law, Parent shall cause the certificate of incorporation and by-laws of the surviving corporation to contain provisions no less favorable to our present and former officers and directors with respect to the limitation of liability of our officers and directors and indemnification than those set forth in our charter documents as of the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of our present and former officers and directors thereunder.

Prior to the effective time, we may, with Parent’s prior written consent, purchase a six-year pre-paid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability that we maintain with respect to matters existing or occurring prior to the effective time, covering, without limitation, the transactions contemplated by the merger agreement. If we fail to purchase such “tail” policy, then Parent has agreed to cause the surviving corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time with respect to those persons who are currently (and any additional persons who prior to the effective time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect as of the date of the merger agreement, provided that if the aggregate annual premiums for such insurance exceed 300% of the current aggregate annual premium, then Parent will provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of 300% of the current aggregate annual premium.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Amendment or Supplement

At any time prior to the effective time of the merger, the parties to the merger agreement may amend or supplement the merger agreement, whether before or after the stockholder approval, by written agreement of each of the parties and by action of their respective boards of directors. However, following stockholder approval, the parties may not amend the provisions of the merger agreement in any manner which would require further approval by our stockholders under applicable law.

STOCKHOLDER VOTING AGREEMENTS

The following description summarizes the material provisions of the voting agreements and is qualified by reference to the complete text of the form of voting agreement, which is attached as Annex B to this proxy statement and is incorporated herein by reference. This summary may not contain all of the information about the voting agreements that is important to you. We encourage you to read the form of voting agreement carefully and in its entirety.

As an inducement to Parent to enter into the merger agreement, on April 18, 2010, certain members of our board of directors and executive officers, who hold and are entitled to vote an aggregate of approximately 8.08% of our outstanding shares of common stock as of the record date, entered into voting agreements with Parent. We refer to each of these stockholders individually as a voting stockholder and collectively as the voting stockholders. Under the voting agreements, each voting stockholder agreed to cause any of his or her shares of common stock to vote or consent at any meeting of our stockholders or in any written consent of our stockholders, as applicable:

•	in favor of the adoption of the merger agreement and the approval of the merger and in favor of each of the actions contemplated by the merger agreement and any other proposals that could reasonably be expected to facilitate the merger; and

•	against:

•	any proposal or action which is intended or could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the merger agreement or of such stockholder under the voting agreement;

•	any proposal or action which is intended or could reasonably be expected to result in impeding, interfering with, delaying, postponing, discouraging or adversely affecting the merger or any of the other transactions contemplated by the merger agreement; and

•	any competing takeover proposal or alternative takeover agreement.

Pursuant to the voting agreements, each voting stockholder has agreed not to sell, transfer, pledge or otherwise dispose of securities of the Company beneficially owned by such voting stockholder prior to the earliest to occur of (i) the closing of the merger, (ii) such date and time as the merger agreement is terminated or (iii) upon mutual agreement of each of the parties to such voting agreement. None of the voting stockholders have received any additional consideration with respect to the voting agreements.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of the Company’s common stock and to, if the merger is completed, receive payment in cash for the fair value of your Company’s common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $12.55 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following conditions:

You must deliver to the Company a written demand for appraisal of your shares of common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of the Company’s common stock who intends to demand appraisal of his, her or its shares of common stock, and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A holder of shares of the Company’s common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to CKE Restaurants, Inc., 6307 Carpinteria Avenue, Suite A, Carpinteria, California 93013, Attn: Corporate Secretary, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock.

To be effective, a demand for appraisal by a stockholder of the Company’s common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of the Company’s common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the cash payment specified by the merger agreement for that stockholder’s shares of the Company’s common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the Company’s common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of common stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $12.55 per share cash payment (without interest) for his, her or its shares of the Company’s common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION

The common stock is listed for trading on the NYSE under the symbol “CKR.” The table below shows, for the periods indicated, the price range of the common stock, as reported by Bloomberg L.P., and the dividends per share declared during each of the fiscal quarters of fiscal years 2009, 2010 and 2011 (to date). Our fiscal year ends on the last Monday in January each year.

	Common Stock
	Price		Dividends
	High	Low	Declared

2009
Quarter ended May 19	$13.35	$10.25	$.06
Quarter ended August 11	$14.32	$8.82	$.06
Quarter ended November 3	$14.45	$6.36	$.06
Quarter ended January 26	$10.09	$4.88	$.06
2010
Quarter ended May 18	$10.16	$5.65	$.06
Quarter ended August 10	$9.86	$7.60	$.06
Quarter ending November 2	$11.52	$8.51	$.06
Quarter ended January 25	$9.63	$8.00	$.06
2011
Quarter ended May 17	$8.34	$12.87	$.00
Quarter ending August 8 (through May 26)	$12.05	$12.41	$.00

The closing price of the common stock on the NYSE on February 25, 2010, the last trading day prior to the public announcement of the execution of the merger agreement with affiliates of THL, was $8.91 per share of common stock. On May 26, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on the NYSE was $12.29 per share of common stock. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

Our current policy has been to provide quarterly cash dividends on your shares of common stock. However, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger, we may not declare, set aside or pay any dividends on shares of our common stock without the consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 10, 2010, by (i) each of our directors, (ii) our principal executive officer, principal financial officer and each of our other three most highly compensated executive officers for fiscal year 2010, which we collectively refer to as the named executive officers, and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power.

	Shares Beneficially Owned
			Common Stock	Total Share	Percentage of All
Name	Common Stock		Equivalents(1)	Ownership	Shares(2)

Directors:
Daniel D. (Ron) Lane	801,451	(3)	50,000	851,451	1.5%
Byron Allumbaugh	261,285	(4)	105,000	366,285	*
Peter Churm	91,765	(5)	120,000	211,765	*
Carl L. Karcher	643,845	(6)	60,000	703,845	1.3%
Daniel E. Ponder, Jr.	80,865	(7)	45,000	125,865	*
Frank P. Willey	440,202		50,000	490,202	*
Andrew F. Puzder, Principal Executive Officer	1,356,947	(8)	687,275	2,044,222	3.7%
Janet E. Kerr	62,333		25,000	87,333]	*
Matthew Goldfarb	48,657	(9)	32,500	81,151	*
Jerold H. Rubinstein	30,000		19,666	49,666	*
Named Executive Officers:
E. Michael Murphy	275,263		216,000	491,263	*
Theodore Abajian, Principal Financial Officer	370,888		232,987	603,875	1.1%
Bradford R. Haley	38,558		155,001	193,559	*
Robert Starke	5,969		48,334	54,303	*
Directors and Executive Officers as a Group (15 persons)	4,532,488		1,971,764	6,504,252	11.8%

*	Represents less than 1% of our common stock.

(1)	“Common Stock Equivalents” include stock options or other convertible securities exercisable within 60 days after May 10, 2010.

(2)	Calculated based on 55,232,512 shares of our common stock outstanding on May 10, 2010.

(3)	Includes 232,147 shares of our common stock held indirectly by Mr. Lane through Daniel V., a Nevada corporation of which Mr. Lane is sole stockholder and director, as well as 175,288 shares of common stock held by a family trust.

(4)	Includes 208,785 shares of our common stock held indirectly by a family trust.

(5)	Includes 23,865 shares of our common stock held indirectly by Mr. Churm through a community property trust as well as 400 shares of common stock held by Mr. Churm’s wife.

(6)	Includes 438,400 shares of our common stock held indirectly by Mr. Karcher through the Karcher Children’s Trust and 182,945 shares of common stock held by the Carl L. Karcher Family Trust.

(7)	Includes 43,365 shares of our common stock pledged as security with respect to a personal loan.

(8)	Includes 46,710 shares of our common stock held indirectly by Mr. Puzder through UTMA accounts owned for the benefit of his children.

(9)	Includes 27,901 shares of our common stock pledged as security with respect to a margin account.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the common stock. In addition, if the merger is completed, our common stock will no longer be publicly-traded.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment of our special meeting if there are sufficient votes to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Our board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

OTHER MATTERS

Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that our board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy holders named in the enclosed proxy card will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of stockholders. If the merger is not consummated, any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Any stockholder who intends to present a proposal at the Annual Meeting of Stockholders to be held in the year 2010 must deliver the proposal to our Corporate Secretary at 6307 Carpinteria Avenue, Suite A, Carpinteria, California 93013 by the following deadlines:

•	Not later than January 14, 2010, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8(e)(2) under the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

•	Not later than March 27, 2010 (based on a tentative Annual Meeting date of June 25, 2010 or, if later, the seventh day following the first public announcement of the date of such meeting), provided that the proposal meets the requirements set forth in our amended bylaws, which are summarized below. Even if a stockholder complies with the necessary conditions set forth in our amended Bylaws, there is no requirement that we include the proposal in our proxy materials.

We amended our bylaws in September 2008 to include additional notice requirements with respect to stockholder proposals. In order for business to be properly brought before any meeting of the stockholders by a stockholder, other than the nomination of a person for election as a director, which is described below, the stockholder must have given written notice to our Corporate Secretary not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. In addition, the stockholder providing such notice must be a stockholder of record both at the time the notice is given and at the time of the annual meeting at which the business referenced in the notice will be considered. A stockholder’s notice to the Corporate Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address of the stockholder proposing such business; (iii) the class and number of shares of our common stock that are beneficially owned by the stockholder; (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any derivative position, short position, or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any affiliate of such stockholder; (v) any material interest of the stockholder or any affiliate of such stockholder in such business; and (vi) whether the stockholder or any affiliate of the stockholder intends to conduct a proxy solicitation. In addition, a stockholder providing such notice shall promptly provide any other information we reasonably request.

Nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors, provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Corporate Secretary not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name and address of the person or persons to be nominated; (iii) a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between the stockholder or any affiliate of such stockholder on the one hand, and any nominee for election as a director on the other hand, pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by our board of directors; (vi) the consent and commitment of each nominee to serve as a director and to comply with our corporate governance standards if so elected; (vii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any derivative position, short position, or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any affiliate of such stockholder; and (viii) whether the stockholder or any affiliate of such stockholder intends to conduct a proxy solicitation. In addition, the stockholder making such nomination shall promptly provide any other information we reasonably request.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers and other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, or other nominee and direct a written request to Investor Relations, CKE Restaurants, 6307 Carpinteria Avenue, Suite A, Carpinteria California 93013. If any stockholders in your household wish to receive a separate copy of this proxy statement, they may call or write to Investor Relations and we will provide such additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.ckr.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended January 25, 2010 (filed with the SEC on March 25, 2010) and Amendment No. 1 thereto (filed with the SEC on May 25, 2010);

•	Current Reports filed on Form 8-K filed with the SEC on March 29, 2010, April 15, 2010 and April 20, 2010, and April 27, 2010; and

•	Definitive Proxy Statement for our 2009 Annual Meeting filed with the SEC on May 14, 2009.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to CKE Restaurants, Inc., 6307 Carpinteria Avenue, Suite A, Carpinteria, California 93013, Attn: Corporate Secretary or by telephone at (805) 745-7500, on the Investors page of our corporate website at www.ckr.com; or from our proxy solicitor, Morrow & Co., LLC by telephone toll-free at (800) 607-0088 (banks and brokers call collect at (203) 658-9400 or by email at CKE@morrowco.com; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED          ,          . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
Dated as of April 18, 2010
among
COLUMBIA LAKE ACQUISITION HOLDINGS, INC.,
COLUMBIA LAKE ACQUISITION CORP.,
and
CKE RESTAURANTS, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 18, 2010 (this “Agreement”), is among Columbia Lake Acquisition Holdings, Inc., a Delaware corporation (“Parent”), Columbia Lake Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and CKE Restaurants, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.13.

WHEREAS, concurrently with entering into this Agreement, the Company (i) terminated the Agreement and Plan of Merger, dated as of February 26, 2010, among Western Acquisition Holdings, Inc. (“Western Parent”), Western Acquisition Corp. and the Company (the “Prior Merger Agreement”) pursuant to, and in accordance with, Section 7.1(d)(ii) of the Prior Merger Agreement and (ii) paid Western Parent the “Go-Shop Termination Fee” (as defined in the Prior Merger Agreement);

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement as a result of which the Company will become a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined in accordance with Section 5.2 of the Prior Merger Agreement that the Merger and the consummation of the transactions contemplated hereby constitute a “Superior Proposal” (as defined in the Prior Merger Agreement); (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to terminate the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement) and enter into this Agreement, (iii) determined that failure to enter into this Agreement would be inconsistent with the directors’ fiduciary duties under applicable Law; (iv) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (v) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain parties (the “Guarantors”) are entering into a limited guarantee in favor of the Company (the “Guarantee”) with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Company Stockholder Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Stockholder Agreement”), pursuant to which such stockholders have, among other things, agreed to vote all of the shares of voting capital stock of the Company that such stockholders own in favor of the Merger and the adoption of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time), on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Morgan, Lewis and Bockius LLP, 101 Park Avenue, New York, New York 10178, unless another date, time, or place is agreed to in writing by Parent and the Company; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI hereof, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), neither Parent nor Merger Sub shall be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three business days’ written notice to the Company and (b) the final day of the Marketing Period.

Section 1.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5  Certificate of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and by-laws of Merger Sub, and as amended shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (subject to Section 5.9 hereof).

Section 1.6  Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of
Certificates; Company Stock Options

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Company Common Stock owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either: (i) convert into shares of a class of stock of the Surviving Corporation designated by Parent in connection with the Merger, or (ii) be canceled.

(c) Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $12.55, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company, which must be reasonably acceptable to the Company, to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall deposit or cause to be deposited such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, respectively, (iv) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (v) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of such investment. To the extent that there are any losses with respect to any such investments, or the aggregate Merger Consideration deposited with the Paying Agent diminishes for any reason below the level required for the Paying Agent to make cash payment under Section 2.1(c), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash on deposit with the Paying Agent so as to ensure that the Paying Agent at all times has cash on deposit maintained at a level sufficient for the Paying Agent to make such aggregate payments under Section 2.1(c).

(b) Payment Procedures.  Promptly after the Effective Time (but in no event more than three business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall immediately be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund.  At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice and a copy of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement.

Section 2.4  Company Stock Options and Restricted Stock.

(a) At or prior to the Effective Time, the Company shall take all actions necessary (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or a committee thereof and amending any Company Stock Plan) to:

(i) terminate each Company Stock Plan,

(ii) provide that each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, an “Option”) that is outstanding and unexercised (without regard to the exercise price of such Option) as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and exercisable immediately prior to and contingent on the Closing,

(iii) cancel, as of the Effective Time, each Option that is outstanding and unexercised (without regard to the exercise price of such Option), as of the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries), subject, if applicable, to the payment pursuant to this Section 2.4, and

(iv) provide that each restricted share of Company Common Stock, granted under the Company Stock Plans that is outstanding as of immediately prior to the Effective Time shall become fully vested immediately prior to and contingent on the Closing, and provide that each such share shall be treated as a share of Company Common Stock for all purposes of this Agreement.

(b) Each holder of an Option that is outstanding and unexercised as of the Effective Time and has an exercise price per share that is less than the per share Merger Consideration shall be entitled to receive as soon as reasonably practicable after the Effective Time (but in any event no later than three days after the Effective Time) a cash amount equal to the Designated Consideration for each share of Company Common Stock then subject to the Option (subject to applicable tax withholding). For purposes of this Agreement, “Designated Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of an Option a letter describing the treatment of and, if applicable, payment for such Option pursuant to this Section 2.4 and providing instructions for use in obtaining payment for such Option. Parent shall maintain, or shall cause to be maintained, at all times from and after the Effective Time sufficient liquid funds to pay the Designated Consideration and to satisfy its obligations to holders of Options pursuant to this Section 2.4.

(d) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.4 to any holder of Options or restricted stock that becomes vested by reason of the transactions contemplated by this Agreement, such amount as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, or local Tax Law, and the Surviving Corporation shall make any required filings with and payments to Taxing authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Options or restricted stock, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation.

(e) Nothing in this Section 2.4, express or implied, is intended to confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Company Plan or any other employee benefit plan of the Company or any of its Subsidiaries.

Section 2.5  Employee Stock Purchase Plan.  The Board of Directors of the Company shall take all actions with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”) as are required by Section 5.12.

Section 2.6  Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted, without duplication, to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct, except as set forth herein or in the corresponding Section of the disclosure schedule delivered by the Company to Parent and Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”) or as disclosed in any Company SEC Document (as hereinafter defined) filed on or after January 26, 2009 and prior to the date hereof (the “Filed SEC Documents”), other than the exhibits and schedules to the Filed SEC Documents or disclosures in such Company SEC Documents referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed SEC Documents which are forward-looking in nature (it being understood that any disclosure in the Filed SEC Documents shall be deemed disclosed with respect to any Section of this Article III only to the extent that it is readily apparent from a reading of such disclosure that it is applicable to such Section).

Section 3.1  Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. For purposes of this Agreement, “Material Adverse Effect” shall mean any effect, change, event, circumstance or occurrence (each, an “Effect”) that, individually or in the aggregate, would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement, other than any Effect (i) generally affecting (A) the industry in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) resulting from (A) changes after the date hereof in Law or in generally accepted accounting principles or in accounting standards, (B) the announcement of this Agreement, the pendency of the Merger or the consummation of the transactions expressly contemplated hereby, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, tornadoes or other natural disasters, other than any earthquakes occurring in or affecting California and any and all effects or consequences resulting therefrom or related thereto which shall not be excluded under Section 3.1(a)(i) or (ii), (E) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in writing, or compliance with the terms of or the taking of any action required by this Agreement (including actions required under Section 2.4 but excluding the first sentence of Section 5.1(a)), (F) any decline in the market price, or change in trading volume, of the capital stock of the Company, or (G) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings in and of itself (for the avoidance of doubt, the exceptions in clauses (F) and (G) shall not prevent or otherwise affect a determination that the underlying cause of any such failure is a Material Adverse Effect); provided, however, that any Effect referred to in Sections 3.1(a)(i), 3.1(a)(ii)(A), (C), or (D) shall be taken into account for purposes of each such respective clause only so long as such Effect does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in industry in which the Company and its Subsidiaries operate. With respect to “Material Adverse Effect” in the representations and warranties set forth in Sections 3.3(d), 3.4, 3.17(b)(vi) and 3.18(b)(vi), the exception set forth in Section 3.1(a)(ii)(B) shall not apply.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization and has all requisite company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Where applicable as a legal concept, each Subsidiary of the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company, as amended to the date of this Agreement (the “Company Charter Documents”).

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). At the close of business on January 25, 2010, (i) 55,290,626 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, and (iii) no shares of Company Preferred Stock were issued or outstanding. At the close of business on February 22, 2010, 4,427,641 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options under the Company Stock Plans.

(b) Section 3.2(b) of the Company’s Disclosure Schedule sets forth, as of February 22, 2010, (i) a list of all holders of Options under the Company Stock Plans, the date of grant, the number of shares of Common Stock subject to such Option, the Company Stock Plan under which it was granted, and the price per share at which such Option may be exercised and (ii) a list of all holders of restricted shares of Company Common Stock, the date of grant, the number of restricted shares owned by each such holder, the Company Stock Plan under which such shares were granted and the vesting schedule thereof.

(c) As of January 25, 2010, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligating the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since January 25, 2010, except as set forth in Section 3.2(c) of the Company’s Disclosure Schedule, the Company has not (1) issued any Company Securities, other than or pursuant to the Options referred to above, that were outstanding as of February 22, 2010, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock.

(d) The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company and sets forth a complete and accurate list of all outstanding securities of each Subsidiary and the registered and beneficial owner thereof. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities laws or other encumbrances (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon or revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company.

(f) The Company does not (i) have any Company Joint Ventures or (ii) control directly or indirectly or have any direct or indirect equity participation or similar interest in (and none of the Company or any of its Subsidiaries has any obligation to make an investment in or capital contribution to) any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

Section 3.3  Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to terminate the Prior Merger Agreement, pay the “Go-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the “Parent Expenses” (as defined in the Prior Merger Agreement), execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The termination of the Prior Merger Agreement, the payment of the “Go-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the “Parent Expenses” (as defined in the Prior Merger Agreement), the execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the termination of the Prior Merger Agreement, the payment of the “Go-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the “Parent Expenses” (as defined in the Prior Merger Agreement), and, except for obtaining the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company has unanimously (i) determined in accordance with Section 5.2 of the Prior Merger Agreement that the Merger and the consummation of the transactions contemplated hereby constitute a “Superior Proposal” (as defined in the Prior Merger Agreement); (ii) determined that failure to enter into this Agreement would be inconsistent with the directors’ fiduciary duties under applicable Law; (iii) determined that the termination of the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), the payment of the “Go-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the “Parent Expenses” (as defined in the Prior Merger Agreement), and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iv) declared advisable this Agreement and the Merger and the Transactions, (v) approved the termination of the Prior Merger Agreement, the payment of the “Go-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the “Parent Expenses” (as defined in the Prior Merger Agreement), and the entry into this Agreement and the Merger and the Transactions and (vi) resolved, subject to Section 5.2, to recommend adoption of this Agreement to the holders of Company Common Stock. The Board of Directors of the Company has directed that this Agreement be submitted to the holders of Company Common Stock for their adoption. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Stockholder Approval.

(c) At a meeting duly called and held and at which all directors were present, the Board of Directors of the Company has unanimously (i) determined in accordance with Section 5.2 of the Prior Merger Agreement that the Merger and the consummation of the transactions contemplated hereby constitute a “Superior Proposal” (as defined in the Prior Merger Agreement); (ii) approved the termination of the Prior Merger Agreement and the payment of the “Go-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the “Parent Expenses” (as defined in the Prior Merger Agreement), (iii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iv) determined that the termination of the Prior Merger Agreement and the payment of the “Go-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the “Parent Expenses” (as defined in the Prior Merger Agreement), the entry into this Agreement and the transactions contemplated hereby, upon the terms and conditions contained herein, are fair and in the best interests of the Company and the holders of Company Common Stock, and (v) resolved, subject to Section 5.2, to recommend that stockholders of the Company adopt this Agreement and that, subject to Section 5.3(a), such matter be submitted for consideration at the Company Stockholders Meeting.

(d) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, its Subsidiaries’, obligations under any such Contract, or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, defaults or accelerations as would not reasonably be expected to have a Material Adverse Effect. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will violate or constitute a default under any of the terms, conditions or provisions of the Prior Merger Agreement.

(e) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.4  Governmental Approvals.  Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and in compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the New York Stock Exchange, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) the approvals set forth on Section 3.4 of the Company Disclosure Schedule (the “Company Approvals”), no consents or approvals of, or filings, licenses, permits or authorizations, declarations or registrations with, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect.

Section 3.5  Company SEC Documents; Undisclosed Liabilities; Information Provided.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements with the SEC from January 30, 2007 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no correspondence between the SEC and the Company since January 30, 2007. To the Knowledge of the Company, none of the Company SEC Documents, other than the preliminary proxy statement, filed March 19, 2010, is the subject of ongoing SEC review. As of the date of this Agreement, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. Since January 30, 2007, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except liabilities or obligations (i) disclosed in the balance sheet of the Company and its Subsidiaries as of January 25, 2010 (the “Balance Sheet Date”) (other than in the notes thereto) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the Transactions, or (iv) as would not reasonably be expected to have a Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) under or with respect to the Prior Merger Agreement other than the payment of the “Go-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the payment of the “Parent Expenses” (as defined in the Prior Merger Agreement).

(d) (i) Since January 30, 2007, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

(ii) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(iii) No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. To the Company’s Knowledge, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iv) Neither the Company nor any of its Subsidiaries has outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(e) The Proxy Statement (including any amendment or supplement) to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document to be incorporated by reference) shall not, on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Notwithstanding the foregoing, the Company makes no representation with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.6  Absence of Certain Changes.

(a) Since January 26, 2009 through the date of this Agreement, (i) except for the entry into and termination of the Prior Merger Agreement and the discussions and negotiations related thereto, the payment of the “Go-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the “Parent Expenses” (as defined in the Prior Merger Agreement), the execution and performance of this Agreement and the discussions and negotiations related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects, in the ordinary course of business and (ii) there has not been any Material Adverse Effect or any Effects that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Since November 2, 2009 through the date of this Agreement, except for the entry into and termination of the Prior Merger Agreement and the payment of the “Go-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the “Parent Expenses” (as defined in the Prior Merger Agreement), there has not been any other action or event that would have required the consent of Parent or be prohibited by Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

(c) Since the date of this Agreement, there has not been any Material Adverse Effect or any Effects that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.7  Legal Proceedings.  Except as would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, inquiry, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, decree, writ or other requirement imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date of this Agreement, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is a defendant in any suit, action, or proceeding to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, there are no injunctions, orders, judgments, rulings, decrees, awards, writs, stipulations, arbitration awards or other requirements of any kind outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

Section 3.8  Compliance With Laws; Permits; Regulations.

(a) The Company and its Subsidiaries are, and since January 30, 2007 have been, in compliance with all, and have not breached or violated any state or federal laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, permits, proprietary interests, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9  Company Related Party Transactions.  Except as expressly disclosed in the Filed SEC Documents, since January 27, 2009, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or officer, other Affiliate of the Company or any of its Subsidiaries or any Person who beneficially owns five percent (5%) or more of the Company Common Stock (or any Affiliate of any of the foregoing), on the other hand, that, individually or aggregate, exceeds or would exceed $120,000 per year (together with any such transactions expressly disclosed in the Filed SEC Documents, a “Company Related Party Transaction”).

Section 3.10  Tax Matters.

(a) (i) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries timely paid all Taxes that are owed by it (whether or not shown on any Tax Returns); (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens; (v) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law); (vi) all amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld and paid over to the appropriate Governmental Authority; (vii) no deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment in full, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (viii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (ix) no written requests for waivers of the time to assess any Taxes of the Company or its Subsidiaries are pending; (x) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes); (xi) neither the Company nor any of its subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (xii) the Company is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897 of the Code; (xiii) neither the Company nor any of its Subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to documentary, stamp or other transfer Tax; and (xiv) neither the Company nor any of its Subsidiaries has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “parachute payment” within the meaning of Code section 280G or in the imposition of an excise Tax under Code section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code sections 162 or 404.

(b) For purposes of this Agreement: (x) “Tax” shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and liability for the payment of any of the foregoing as a result of (A) being a transferee or successor, (B) being a member of an affiliated, consolidated, combined or unitary group, (C) being party to any tax sharing agreement and (D) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing and (y) “Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

Section 3.11  Employee Benefits.

(a) Section 3.11 of the Company Disclosure Schedule contains true and complete lists, by country, of each Company Plan. The Company has made available to Parent true, correct and complete copies of (1) each Company Plan document, including any amendments thereto and in the case of unwritten Company Plans, written descriptions thereof, (2) the two most recent annual reports (Form 5500 series or local law equivalent) required to be filed with the IRS (or equivalent Governmental Authority under local Law) with respect to each Company Plan (if any such report was required) and the two most recent actuarial valuations or similar reports with respect to each Company Plan for which such report is available, (3) a correct and complete copy of the most recent IRS determination or opinion letter received with respect to each Company Plan, (4) the most recent summary plan description for each Company Plan for which such summary plan description is required, (5) each insurance or group annuity contract or other funding vehicle relating to any Company Plan, (6) each employee handbook or other similar employee communication, and (7) copies of any 280G calculation prepared (whether or not final) with respect to any employee, director or independent contractor of the Company in connection with the transactions contemplated by this Agreement (together with the underlying documentation on which such calculation is based).

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Company Plan has been, in all material respects, administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, (ii) each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to affect adversely the qualified status of any such Company Plan, (iii) neither the Company nor its Subsidiaries is or reasonably could be subject to either a liability pursuant to Section 502 of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (iv) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any liability to the Company or any of its Subsidiaries; and (v) no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company threatened or anticipated.

(c) To the Knowledge of the Company, all contributions or other material amounts payable by the Company or its Subsidiaries as of or prior to the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid on a timely basis or if not yet paid has been accrued in accordance with GAAP.

(d) Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(e) Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director or officer, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or any employment or individual consulting agreement, (iv) otherwise give rise to any material liability under any Company Plan or any employment or individual consulting agreement or (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

(g) To the Knowledge of the Company, each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code and the Treasury Regulation promulgated thereunder) did not fail to be operated in good faith compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder from January 1, 2005 through December 31, 2008 and has not failed to be maintained and operated in compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder from January 1, 2009 until the Closing Date.

(h) Each Company Plan may be amended or terminated without penalty other than the payment of benefits, fees or charges accrued or incurred through the date of termination.

(i) The Company has received a determination letter with respect to any “voluntary employees’’ beneficiary association,” within the meaning of Section 501(c)(9) of the Code (“VEBA”), which remains in full force and effect. The operations of the VEBA and Company’s funding policy with respect to the VEBA complies in all material respects with the applicable provisions of the Code and ERISA.

(j) To the Knowledge of the Company, all Foreign Plans have been established, maintained, and administered in all material respects in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs and regulations of any controlling governmental authority or instrumentality.

(k) To the Knowledge of the Company, with respect to the Foreign Plans, except as would not result in material liability to the Company or its Subsidiaries: (i) all required contributions have been made in accordance with applicable local statutory requirements or accrued to the extent required by applicable local statutory requirements; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the Closing Date (i.e., on an “accrued benefit obligation” basis as is defined in SFAS 87) with respect to all current and former participants under such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and none of the transactions contemplated by this Agreement shall cause such assets or insurance obligations or book reserves to be less than such benefit obligations; and (iii) there is no liability with respect to any funded Foreign Plan which will result by reason of the transactions contemplated by this Agreement.

(l) Section 3.11(l) of the Company Disclosure Schedule sets forth the Company’s accrued liability in respect of Company matching contributions under the ESPP as of the date of this Agreement.

Section 3.12  Labor and Employment Matters.

(a) Except as disclosed in Section 3.12(a) of the Company Disclosure Schedule or, in the case of clauses (vi) and (vii), as would not reasonably be expected to have a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization; (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization; (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union or works council; (iv) as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage ; (v) there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority; (vi) there is no pending or, to the Knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any current or former employees of the Company or any of its Subsidiaries; and (vii) the Company has complied with all applicable Laws related to employment, employment practices, wages, hours and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

(b) True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of the Company and its Subsidiaries has been provided to Parent. As of the date hereof, to the Knowledge of the Company, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any Company Subsidiary.

Section 3.13  Environmental Matters.  Except for those matters that would not reasonably be expected to have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws, regulations or other legal requirements relating to the protection of the environment or human health and safety (“Environmental Laws”), which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective businesses as currently conducted, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws and (D) there are no Hazardous Materials present on any real property owned or leased by the Company or any of its Subsidiaries.

Section 3.14  Intellectual Property.

(a) The Company and its Subsidiaries are the sole and exclusive owners of all of the Registered Intellectual Property, and the Registered Intellectual Property is not subject to any Lien other than Permitted Liens. To the Knowledge of the Company, all of the Registered Intellectual Property is valid and enforceable and none of the Registered Intellectual Property is being misappropriated, violated, or infringed by any third party.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries either own or have sufficient rights to use under valid and enforceable written agreements all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property”).

(c) Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Section 3.14(c) of the Company Disclosure Schedule, no claims are pending or, to the Knowledge of the Company, threatened, (i) challenging the ownership, enforceability, scope, validity, or use by the Company or any Subsidiary of any Company Intellectual Property owned by the Company, or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, (i) no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted or contemplated to be conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.

(e) Except as would not reasonably be expected to have a Material Adverse Effect the Company and/or its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve any Intellectual Property owned by the Company or its Subsidiaries, including requiring, through signed written agreement or binding employment policy, all persons who receive trade secret or confidential or proprietary data or information of the Company or a Subsidiary not to disclose such trade secrets, data or information to any third party, and not to use such trade secrets, data or information for any purpose other than the purposes of the Company and its Subsidiaries.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer, and the use of data that are commercially reasonable and, if followed, ensure that the Company and its Subsidiaries are in compliance with all applicable Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all such policies and other legal requirements pertaining to data privacy and data security. Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, to the Knowledge of the Company: (i) there have been no material losses or thefts of data or security breaches relating to data used in the business of the Company and its Subsidiaries; (ii) violations of any security policy regarding any such data; (iii) any unauthorized access or unauthorized use of any data; and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Subsidiary or a contractor or agent acting on behalf of the Company or a Subsidiary.

(g) The Company and its Subsidiaries possess or control: (i) the source code, object code and documentation for all Owned Software; and (ii) to the extent necessary to develop, support or maintain Software as developed, supported or maintained, as applicable, in their business, the object code or the source code and documentation for Licensed Software. No person other than the Company and its Subsidiaries has any ownership right or interest in or with respect to the material Owned Software. The Company and its Subsidiaries have disclosed source code to material Owned Software only pursuant to written confidentiality terms that reasonably protect the Company or its Subsidiary’s rights in such Owned Software. To the Knowledge of the Company, no material Owned Software is subject to any obligation that would require the Company or its Subsidiaries to divulge to any person any source code or trade secret that is part of any material Owned Software.

Section 3.15  Properties.

(a) Section 3.15(a)(i) of the Company Disclosure Schedule identifies by street address or location each parcel of Material Owned Real Property and Section 3.15(a)(ii) of the Company Disclosure Schedule identifies by street address or location of each Material Leased Real Property and lists, with respect to each such Lease, the date of such Lease and any material amendments thereto. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, the Company or one of its Subsidiaries has (A) good, valid and marketable fee simple title to all Owned Real Property and (B) valid leasehold estates in all Leased Real Property, in all cases free and clear of all Liens except for Permitted Liens. Neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no other party, is in breach of or default under the terms of any Lease, Operating Agreement or, except as would not reasonably be expected to have a Material Real Property Adverse Effect, other Lien encumbering the Real Property (or has taken or failed to take any action which, with notice, lapse of time, or both, would constitute a default) or has received any notice of default, termination or non-renewal under any Lease, Operating Agreement or, except as would not reasonably be expected to have a Material Real Property Adverse Effect, other such Lien encumbering the Real Property except as set forth in Section 3.15(a)(iii) of the Company Disclosure Schedule. Each Lease is a valid and binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms.

(b) Section 3.15(b) of the Company Disclosure Schedule identifies each Lease accounted for by the Company or the applicable subsidiary as a capital lease.

(c) Section 3.15(c) of the Company Disclosure Schedule identifies by street address or location each parcel of Real Property leased, subleased or otherwise licensed by the Company or any of its Subsidiaries (whether as landlord, sublandlord or licensor) to, or otherwise occupied by, any Franchisee or any other Person (collectively, the “Subleased Real Property”) pursuant to a Third Party Lease and also lists, with respect to each such Third Party Lease, the date of such Third Party Lease and any material amendments thereto. Neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no other party, is in breach of or default under the terms of any Third Party Lease (or has taken or failed to take any action which, with notice, lapse of time, or both, would constitute a default) or has received any notice of default, termination or non-renewal under any Third Party Lease. Each Third Party Lease is a valid and binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms. Except for the Company, its Subsidiaries and the counterparties to the Third Party Leases and the rights of parties under Permitted Liens and Permitted Encumbrances or as set forth in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any lease, sublease, license or other Contract granting any Person the right to use or occupy all or any portion of the Real Property.

(d) A true and correct copy of each Material Lease and any related (i) notices or memoranda of lease, (ii) subordination, non-disturbance and attornment agreements, (iii) estoppel certificates and (iv) material correspondence related thereto and as of the date of this Agreement has been made available to Parent.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, the consummation of the Transactions contemplated by this Agreement will not cause the expiration, termination or breach of any Permit, Operating Agreement, Lease or Third Party Lease or the

acceleration of any payment obligation or the alteration of any material terms of, or result in the creation or imposition of any Lien (other than Permitted Liens) under, any Permit, Operating Agreement, Lease or Third Party Lease or require the prior consent or approval of or notice to any other party to any Permit, Operating Agreement, Lease or Third Party Lease.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as is now being conducted, free and clear of all Liens except for Permitted Liens.

(g) The restaurants, warehouses, stores, plants, production facilities, processing facilities, fixtures, trade fixtures and improvements owned or leased by the Company and any Subsidiary or otherwise used by the Company or any Subsidiary in connection with the operation of their businesses are (as to physical plant and structure) structurally sound, in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, in each case with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect.

(h) Neither the Company nor a Subsidiary has received written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any portion of the Real Property, and, to the Company’s Knowledge, no such Action is threatened.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, all Permits necessary in connection with the construction upon, and present use and operation of, the Real Property and the lawful occupancy thereof in the business of the Company and its Subsidiaries have been issued by the appropriate Governmental Authorities. The current use of the Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any such Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, neither the Company nor any Subsidiary is in violation of any Law relating to Real Property, including setback requirements and zoning restrictions and ordinances.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, each parcel of Material Real Property is supplied with utilities and other services necessary for the operation of such Material Real Property as the same is currently operated, all of which utilities and other services are provided via public roads or via permanent, irrevocable appurtenant easements benefiting such Material Real Property. Each parcel of Material Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Material Real Property, in each case, to the extent necessary for the conduct of the business of the Company and its Subsidiaries as it is currently being conducted.

Section 3.16  Rights Agreement; Anti-Takeover Provisions.  The Company does not have any outstanding rights under the Rights Agreement or any similar rights. The Board of Directors of the Company has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company or similar provisions under the Company Charter Documents do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.17  Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement except for any Contract which has been filed as an exhibit to any Filed SEC Documents. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans or Franchise Agreements, except as set forth in Section 3.17(a)(xv) below) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) are mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, extension of credit, surety bonds or guarantees of Indebtedness in each case in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than (a) accounts receivables and payables and (b) loans to direct or indirect wholly-owned Subsidiaries, in each case, in the ordinary course of business;

(iv) were entered into after November 2, 2009, and relate to the acquisition from another person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract (or series of related Contracts) in excess of $2,500,000 (other than acquisitions or dispositions of inventory in the ordinary course of business);

(v) are Contracts (or a series of related Contracts) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (a) annual payments by the Company and its Subsidiaries of $5,000,000 or more or (b) aggregate payments by the Company and its Subsidiaries of $7,500,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(vi) are sales, distribution or other similar Contracts providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (a) annual payments to the Company and its Subsidiaries of $5,000,000 or more or (b) aggregate payments to the Company and its Subsidiaries of $7,500,000 or more;

(vii) are Contracts providing for any quantity discount, volume purchase rebate or bill back sales arrangement that will continue after the Effective Time and is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(viii) are Material Leases;

(ix) are Contracts (or a series of related Contracts) with any agency or department of the United States federal government for the purchase of goods and/or services from the Company or any of its Subsidiaries which would reasonably be expected to result in payments to the Company or any of its Subsidiaries in excess of $1,000,000;

(x) relate to an acquisition, divestiture, merger, license or similar transaction and contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $1,000,000;

(xi) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly-owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly-owned Subsidiary of the Company or prohibits the issuance of guarantees by any wholly-owned Subsidiary of the Company;

(xii) are license agreements pursuant to which the Company or any of its Subsidiaries is a named party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries (other than license agreements for commercially available software on standard terms);

(xiii) contains provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any material line of business or grants a right of exclusivity to any third party which prevents the Company or a Subsidiary from entering any territory, market, or field or freely engaging in business anywhere in the world (including any agreement to which the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company are subject that grants to any party most-favored-nation or similar rights);

(xiv) accounted for aggregate revenue to the Company or any of its Subsidiaries of (A) more than $30,000,000 during the Company’s 2009 fiscal year or (B) more than $30,000,000 during the Company’s 2010 fiscal year;

(xv) are Franchise Agreements or other Contracts relating to any Company Related Party Transaction;

(xvi) provides for the indemnification of any officer, director, manager or employee by the Company or any of its Subsidiaries;

(xvii) provides for the payment, increase or vesting of any benefits or compensation in connection with the Transactions;

(xviii) provides compensation, severance or other benefits or rights to any officer, director, employee, consultant, or other individual (other than a Company Plan); or

(xix) relates to any material settlement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company or any of its Subsidiaries in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s relationship with the Company or any of its Subsidiaries, (B) settlement agreements for cash only (which has been paid) and does not exceed $1,000,000 as to such settlement or (C) settlement agreements entered into more than one year prior to the date of this Agreement under which neither the Company nor any of its Subsidiaries has any continuing material financial obligations, liabilities or rights (excluding releases).

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, (iii) neither the Company nor any of its Subsidiaries has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract, (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, (v) to the Knowledge of the Company, the Company has not received any notice from any counterparty that such counterparty intends to terminate, or not renew, any Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect, and (vi) the completion of the transactions contemplated by this Agreement will not cause the expiration, termination or breach of any Material Contract, or the acceleration of any payment obligation or the alteration of any material terms of any Material Contract. As of the date hereof, with respect to Material Contracts either made available to Parent by the Company or publicly filed with the SEC, the versions of such Material Contracts either made available or publicly filed contain all of the material terms thereof.

Section 3.18  Franchise Matters.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a list of all Franchise Agreements that are currently in effect between the Company or one of its Subsidiaries and any Franchisee, which list identifies (i) the name of the Franchisee and the Franchise brand, (ii) the date of the Franchise Agreement, and (iii) the location of the franchised business or area in which the Franchisee has the right to develop franchised businesses. Each of the Franchise Agreements for a Franchise to be operated in the United States is substantially similar to the form of Franchise Agreement incorporated into the current FDD that is applicable to the type of Franchise granted to such Franchisee, except (A) as disclosed in Section 3.18(a) of the Company Disclosure Schedule or (B) changes that would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent accurate and complete copies of each of the Franchise Agreements for a Franchise to be operated outside of the United States.

(b) (i) Each Franchise Agreement is valid and binding on the Company and/or any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except for where the failure to be valid, binding, enforceable and in full force and effect, either individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Franchise Agreement, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Franchise Agreement, (A) from any Material Franchisee, or (B) from any other Franchisee except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Franchise Agreement, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (v) to the Knowledge of the Company, neither the Company nor any Subsidiary has received any notice from any Material Franchisee that such Material Franchisee intends to terminate, or not renew, any Franchise Agreement, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect; and (vi) the completion of the transactions contemplated by this Agreement will not cause the expiration, termination or breach of any Material Franchise Agreement, or the acceleration of any payment obligation or the alteration of any material terms of any Franchise Agreement, except as would not reasonably be expected to have a Material Adverse Effect. The Franchise Agreements and the Manual materially comply with and are enforceable in all material respects under all applicable Laws. No Franchise Agreement contains a provision that requires the consent or approval of the Franchisee to the Merger, and to the Knowledge of the Company, neither the Company nor any Subsidiary has made any oral or written representation, warranty or covenant to any Franchisee that a change of control of the Company or any of its Subsidiaries will not occur or that such Franchisee’s its consent to any change of control would be sought or obtained prior to or as part of any such change of control. No Franchise Agreement is subject to any right of rescission, set-off, counterclaim or defense, and neither the terms of the Franchise Agreement, nor the exercise of any rights thereunder, will render the Franchise Agreement unenforceable, in whole or in part, nor give to the Franchisee any right of rescission, set-off, counterclaim or defense, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except for Persons who have signed Commitment Agreements (as defined in the applicable Subsidiary’s FDDs) substantially in the form attached to the Subsidiaries’ current FDDs and existing Franchise Agreements under which the Material Franchisee has the right to develop multiple franchised businesses and which are identified on Section 3.18(a) of the Company Disclosure Schedule, no Franchisee or other Person has any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise. To the Knowledge of the Company, except existing Franchise Agreements which are identified on Section 3.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted any protected territory or exclusive territory or is otherwise limited in its right to grant Franchises, subject to Franchisee’s rights under applicable Law.

(d) To the Knowledge of the Company, all funds administered by or paid to the Company or any Subsidiary on behalf of one or more Franchisees at any time since January 1, 2006, including funds that Franchisees contributed for advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been administered and spent in accordance with all Laws and the Franchise Agreements.

(e) Except for countries where there are operating franchised restaurants, neither the Company nor any of its Subsidiaries has offered or sold Franchises anywhere in the world since January 1, 2006.

(f) Either the FDD or Section 3.18(f) of the Company Disclosure Schedule contains a summary of all Franchise-related arbitrations, litigation, class proceedings, material complaints or disputes, or other Actions which are pending or, to the Knowledge of the Company, threatened (i) from any Material Franchisee or association purporting to represent a group of Franchisees (including the Star Franchise Association and the Independent Hardee’s Franchisee Association), or (ii) from any other Franchisee except where such Action, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) Section 3.18(g) of the Company Disclosure Schedule sets forth a list of all FDDs that the Company or any of its Subsidiaries have used to offer or sell Franchises at any time since January 1, 2006. The Company has made available to Parent accurate and complete copies of each such FDD. All FDDs that the Company or any of its Subsidiaries have used to offer or sell franchises at any time since January 1, 2006 have contained all information required by the FTC Rule and other Franchise Laws and have otherwise been prepared and delivered to prospective Franchisees in compliance with the Franchise Laws, and no such FDD contains any statement which is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made.

(h) Section 3.18(h) of the Company Disclosure Schedule sets forth, with respect to each applicable Subsidiary, a list of the jurisdictions in which the Company or any of its Subsidiaries is currently registered or authorized to offer and sell Franchises, or is exempt from such registration, under a Franchise Law. There are no stop orders or other proceedings in effect or, to the Knowledge of the Company, threatened that would prohibit or impede the Company’s ability to offer or sell Franchises or enter into Franchise Agreements immediately following the Effective Time, except for any amendment filings and changes to the FDD that might be required to describe the Merger.

(i) The Company and the Subsidiaries are, and since January 1, 2006 have been, in compliance with all Franchise Laws and have not offered or sold any Franchise in violation of any Franchise Law (including by filing on a timely basis all required amendments and renewals of the registrations and exemptions under the Franchise Laws), except for such non-compliance as would not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(j) To the Knowledge of the Company, with respect to all terminations, non-renewals, and transfers of Franchises since January 1, 2006, the Company and the applicable Subsidiary have complied with all applicable franchise termination, unfair practices, and/or relationship laws, including to those laws’ requirements with respect to the proper notice of default, time to cure, and the actual termination of any Franchisee.

Section 3.19  Suppliers.  Section 3.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest suppliers or vendors (“Suppliers”) to the Company and its Subsidiaries (based on purchases from January 1, 2009, through December 31, 2009), together with the volume of purchases made from such Suppliers during such period. No Supplier is a sole source of supply of any material goods, materials or services used by the Company or any Subsidiary. No Supplier has reduced or otherwise discontinued, or threatened to reduce or discontinue, supplying such goods, materials or services to the Company or any Subsidiary on reasonable terms, except for such matters as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Suppliers has canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate its relationship with the Company or any Subsidiary.

Section 3.20  Quality and Safety of Food & Beverage Products.  To the Knowledge of the Company, the manufacturing and storage practices, preparation, ingredients, composition, and packaging and labeling for each of the food or beverage products of the Company or any Subsidiary, (i) are in compliance with all applicable Laws, including Laws relating to food and beverage manufacturing, storage, preparation, packaging and labeling; and (ii) are in material compliance with all internal quality management policies and procedures of the Company and its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, all labeling used on such food or beverage products has been filed or registered with and/or approved by each applicable Governmental Authority that requires such filing, registration and/or approval. Since January 30, 2007, (a) there have been no recalls of any food or beverage product of the Company or any Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Subsidiary; and (b) to the Knowledge of the Company,

none of the food or beverage products of the Company or any Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner. The Company has made available to Parent complete and accurate copies of all reports resulting from any audits and inspections of the quality or safety management practices conducted by the Company or a Subsidiary, or by any other Person since January 30, 2007 in the Company’s custody and control.

Section 3.21  Insurance.  The Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and subsidiaries in similar lines of business as the Company and its Subsidiaries, and in amounts sufficient to comply with all Material Contracts and Franchise Agreements to which the Company or its Subsidiaries are parties or are otherwise bound. All such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

Section 3.22  Swap Agreements.  As of January 25, 2010, (a) the gross notional amount outstanding under all existing currency and interest rate swap transactions to which the Company or any of its wholly-owned Subsidiaries is a party was approximately $200,000,000, (b) the estimated fair value of the Company’s and its wholly-owned Subsidiaries’ interest rate swap agreements was approximately $15,481,825 under GAAP and (c) the estimated fair value of the Company’s and its wholly-owned Subsidiaries’ interest rate swap agreements, as reported by the counterparties, was approximately $15,887,778. The Company is not a party to any currency swap or forward agreements.

Section 3.23  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion, the Merger Consideration to be received by holders of shares of Company Common Stock (other than as set forth in such opinion) is fair, from a financial point of view, to such holders. A copy of such opinion will be provided to Parent promptly for information purposes only following receipt thereof by the Company.

Section 3.24  Brokers and Other Advisors.  Except for UBS Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which any person identified in this Section 3.24 is entitled to any fees and expenses in connection with the Transactions.

Section 3.25  No Other Parent or Merger Sub Representations or Warranties.  Except for the representations and warranties set forth in Article IV, the Company hereby acknowledges that neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company. Neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or its stockholders, directors, officers, employees, Affiliates or representatives, or the use by the Company or its stockholders, directors, officers, employees, Affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or its stockholders, directors, officers, employees, Affiliates or representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transactions, other than fraud in connection therewith.

Section 3.26  Prior Merger Agreement.

(a) The Company has provided Parent with a true and complete copy of the Prior Merger Agreement, including all schedules and exhibits thereto, except for the “Parent Disclosure Schedule” (as defined in the Prior Merger Agreement).

(b) The Company has validly terminated the Prior Merger Agreement pursuant to Section 7.1(d)(ii) thereof prior to entering into this Agreement, and prior to such termination was not in breach of, had not previously breached and has not received any notice of any allegation of breach of the Prior Merger Agreement.

(c) The Company determined on or before the “No-Shop Period Start Date” (as defined in the Prior Merger Agreement) that Apollo Management VII, L.P. and its Affiliates (“Apollo”) were “Excluded Parties” (as defined in the Prior Merger Agreement) and has not withdrawn, modified or rescinded such determination in any manner. Immediately prior to the termination of the Prior Merger Agreement, there were no “Excluded Parties” (as defined in the Prior Merger Agreement) other than Apollo. The Termination Fee (as defined in the Prior Merger Agreement) payable in connection with the termination of the Prior Merger Agreement is the Go-Shop Termination Fee (as defined in the Prior Merger Agreement).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the corresponding section of the disclosure schedule delivered by Parent and Merger Sub to the Company and dated as of the date of this Agreement (the “Parent Disclosure Schedule”).

Section 4.1  Organization; Standing.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2  Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.3  Governmental Approvals.  Except for (i) any filings required under, and in compliance with other applicable requirements of, the Exchange Act and the rules of The New York Stock Exchange, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) any filings required under, and in compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, no consents or approvals of, or filings, licenses, permits or authorizations, declarations or registrations with, any Governmental Authority or any stock market or stock exchange on which shares of Parent are listed for trading are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.4  Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.5  Financing.  Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Funding Letter”) from certain parties (the “Equity Providers”) to provide, subject to the terms and conditions therein, equity financing in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), and (ii) an executed commitment letter and a redacted form of fee letter, dated as of the date of this Agreement, from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Equity Funding Letter, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). As of the date hereof, neither the Equity Funding Letter nor Debt Commitment Letter has been amended or modified and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letter and the Debt Commitment Letter that are payable on or prior to the date hereof. Assuming the Financing is funded in accordance with the terms and conditions of the Financing Letters and assuming the accuracy of the representations and warranties set forth in Article III and performance by the Company of its obligations under Section 5.1, the net proceeds contemplated by the Equity Funding Letter and Debt Commitment Letter will, together with the cash or cash equivalents available to the Company, in the aggregate be sufficient for Merger Sub and the Surviving Corporation to consummate the Transactions upon the terms and conditions contemplated by this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Equity Funding Letter or the Debt Commitment Letter; provided that Parent and Merger Sub are not making any representation regarding the effect of the inaccuracy of the representations and warranties in Article III. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article III and performance by the Company of its obligations under Section 5.1, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing. The Financing Letters contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein.

Section 4.6  Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed limited guarantee of the Guarantors with respect to the Guarantee. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantors, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under such Guarantee.

Section 4.7  Solvency.  Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. To the knowledge of Parent, based on information available to Parent as of the date of this Agreement, immediately after giving effect to all of the Transactions, including the Financing, and the payment of the aggregate Merger Consideration, the Designated Consideration, and any other repayment or refinancing of debt that may be contemplated in the Debt Commitment Letter, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects), (c) the Required Information fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby and (d) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, the Surviving Corporation (i) as of such date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) shall not have, as of such date, unreasonably small capital to carry on its business.

Section 4.8  Certain Arrangements.  Except as set forth in Section 4.8 of the Parent Disclosure Schedule, there are no Contracts between Parent, Merger Sub or the Guarantors, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

Section 4.9  Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be likely to have the effect of preventing, making illegal, or otherwise interfering with, any of the Transactions, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Transactions.

Section 4.10  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons whose fees and expenses will be paid by Parent.

Section 4.11  No Other Company Representations or Warranties.  Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transactions, other than fraud in connection therewith.

ARTICLE V

Additional Covenants and Agreements

Section 5.1  Conduct of Business.

(a) Except as required by applicable Law or expressly contemplated or permitted by this Agreement or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated), unless the Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business and shall use its reasonable best efforts to preserve its and its Subsidiaries’ business organizations intact and maintain existing relations with key customers, distributors, suppliers, Franchisees, employees and other persons with whom the Company or its Subsidiaries have business relationships, assets, rights and properties. Without limiting the generality of the foregoing, and except as required by applicable Law or any Governmental Authority or expressly contemplated or permitted by this Agreement or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents (which shall not be unreasonably withheld, delayed, or conditioned):

(i) (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, provided that the Company may issue shares of Company Common Stock as required to be issued upon exercise or settlement of Options or other equity rights or obligations under the Company Stock Plans or Company Plans outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan or Company Plan in effect on the date hereof; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (x) pursuant to written commitments in effect as of the date hereof only from former employees or directors in connection with any termination of services to the Company or any of its Subsidiaries or (y) in connection with withholding to satisfy tax obligations with respect to Options, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of Options; (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

(ii) enter into any collective bargaining agreement or other agreement with a labor union or works council;

(iii) (A) incur, issue, modify, renew, syndicate or refinance any Indebtedness (excluding any letters of credit issued in the ordinary course of business), attempt to do any of the foregoing, announce or authorize the announcement of any of the foregoing or engage in any discussions concerning any of the foregoing except for Indebtedness incurred under the Company’s existing credit facility listed on Schedule 3.17(a) of the Company Disclosure Schedule, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business; provided, that the Company shall consult in good faith with Parent prior to entering into, amending or otherwise modifying or agreeing in principle to any Contract relating to or reflecting any material hedging arrangement, or (C) make any loans, capital contributions or advances to any Person (other than the Company and any wholly-owned Subsidiary of the Company);

(iv) adopt or implement any stockholder rights plan;

(v) sell or lease, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price, individually or in the aggregate, exceeds $2,500,000, except (A) dispositions of obsolete or worthless assets or (B) in the ordinary course of business;

(vi) make or authorize any capital expenditures except as set forth in the capital budget set forth in Section 5.1(a)(vi) of the Company Disclosure Schedule;

(vii) make any acquisition (including by merger) of the capital stock or (except in the ordinary course of business or as otherwise permitted by this Agreement) a material portion of the assets of any other Person for consideration in excess of $2,000,000;

(viii) (A) increase the compensation, or benefits in respect of, any of its officers, directors or employees, other than as required by the terms of any applicable agreement or benefit plan on the date of execution of this Agreement or as required by applicable Law, (B) provide increases in salaries, wages and benefits of employees who are not officers or directors of the Company other than in the ordinary course of business, or (C) enter into any severance, change-in-control, retention or other agreement with any employee or independent contractor;

(ix) (A) make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting or period), except insofar as may be required by applicable Law, including without limitation a change in GAAP or (B) accelerate the collection of receivables or delay the payment of accounts payables;

(x) grant any material refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any Franchisee, supplier, vendor or distributor, in each case, other than in the ordinary course of business;

(xi) amend the Company Charter Documents or organizational documents of any Subsidiary;

(xii) enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xiii) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any Intellectual Property right owned by the Company or any Subsidiary that is material to the conduct of the business of the Company or any Subsidiary, or enter into any license or transfer agreement granting or transferring to a third party an exclusive right to use any such Intellectual Property, other than licenses providing territorial exclusivity to Franchisees entered into in the ordinary course of business;

(xiv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xv) (A) grant any Lien (other than Permitted Liens) in any of its material assets other than to secure Indebtedness permitted under Section 5.1(a)(iii) or (B) secure, directly or indirectly, obligations other than Indebtedness in the ordinary course of business;

(xvi) fail to use its reasonable best efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;

(xvii) (A) modify, amend, terminate or waive any rights under any Material Contract other than in the ordinary course of business, (B) enter into any Contract, which if entered into prior to the date hereof would have been a Material Contract or (C) enter into any new Contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby;

(xviii) enter into any distribution Contract or renew, modify, amend, terminate or waive any existing distribution Contract (including the MBM Contract and the SYGMA Contract) providing for the distribution of goods to any restaurant operated by the Company, any Subsidiary or any Franchisee;

(xix) enter into any Contract or modify, amend, terminate or waive any existing Contract covering the development of ten or more restaurants;

(xx) terminate any Franchise Agreement to which a Material Franchisee is a party;

(xxi) pay, discharge, settle or compromise any pending or threatened suit, action or claim which (A) requires payment to or by the Company or any Subsidiary (exclusive of attorney’s fees) in excess of $250,000 in any single instance or in excess of $1,000,000 in the aggregate, (B) involves injunctive or equitable relief or restrictions on the business activities of the Company or any of its Subsidiaries, (C) would involve the issuance of Company Securities or (D) relates to the transactions contemplated by this Agreement or by the Prior Merger Agreement;

(xxii) except as required by Law or as otherwise is in the ordinary course of business (a) make any material change (or file any such change) in any method of Tax accounting or any annual Tax accounting period; (b) make, change or rescind any material Tax election; (c) settle or compromise any material Tax liability, audit claim or assessment; (d) surrender any right to claim for a material Tax refund; (e) file any amended Tax Return involving a material amount of additional Taxes; (f) enter into any closing agreement; or (g) waive or extend the statute of limitations in respect of any Income or other material Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(xxiii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(xxiv) amend or terminate any Company Plan or establish or adopt any plan, program or arrangement that if in existence at the date hereof would be a Company Plan, except as required by applicable Law;

(xxv) enter into, amend, waive or terminate any Company Related Party Transaction;

(xxvi) permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. official, in each case, in violation of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”); or

(xxvii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Section 5.2  No Solicitation.

(a) On the date of this Agreement, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (collectively, “Representatives”) to (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, and (ii) request such Person to promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries. Except as permitted by this Section 5.2, the Company shall and shall cause each of its Subsidiaries and Representatives not to, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal.

(b) Notwithstanding anything to the contrary contained herein, if at any time on or after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Takeover Proposal from any Person, which Takeover Proposal was made or renewed on or after the date of this Agreement and that did not result from any breach of this Section 5.2, if the Board of Directors of the Company determines in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and that such Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal; provided, further that the Company shall promptly provide to Parent (and in any event within 48 hours) (i) a copy of any Takeover Proposal made in writing provided to the Company or any of its Subsidiaries, and the identity of the Person making the Takeover Proposal, and (ii) a written summary of the material terms of any such Takeover Proposal not made in writing. From and after the date hereof, the Company shall not grant any waiver, amendment or release under any standstill agreement without the prior written consent of Parent. For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality

Agreement, it being understood that such confidentiality agreements need not prohibit the submission of Takeover Proposals or amendments thereto to the Company’s Board of Directors.

(c) Following the date of this Agreement, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the date hereof) on a current basis (and in any event within 48 hours) and shall notify Parent of the status of such Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.2.

(d) Except as expressly permitted by this Section 5.2(d) or Section 5.2(e), the Board of Directors of the Company shall not (i)(A) fail to recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”) or fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”) or (iii) take any action pursuant to Section 7.1(d)(ii). Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Board of Directors of the Company may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Takeover Proposal, if and only if, prior to taking such action, the Board of Directors of the Company has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that (w) the Company has given Parent at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Proposal), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement, the Financing Letters and the Guarantee such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Letters and the Guarantee proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice; and provided, further, that the Company has complied in all material respects with its obligations under this Section 5.2 and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 7.1 and the Company pays Parent the Termination Fee in accordance with Section 7.3 prior to or concurrently with such termination.

(e) Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Board of Directors of the Company may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation (“Change of Recommendation”) in response to an Intervening Event if the Board of Directors of the Company has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action, (x) the Board of Directors of the Company has given Parent at least four business days’ prior written notice of its intention to take such action and a description of the Intervening Event, (y) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement, the Financing Letters and the Guarantee in such a manner that would obviate the need for taking such action as a result of an Intervening Event and (z) following the end of such notice period, the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Letters and the Guarantee proposed in writing by Parent, and shall have determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to effect a Change of Recommendation in response to an Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Except to the extent provided in Section 5.2(d) or Section 5.2(e), nothing in this Section 5.2 shall prohibit the Board of Directors of the Company from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law.

(g) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries but including, for the avoidance of doubt, Western Parent, Thomas H. Lee Equity Fund VI, L.P. and their respective Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of more than 20% of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is more than 20%; in each case, other than the Transactions.

(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that the Board of Directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise), provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.3  Preparation of the Proxy Statement; Stockholders Meeting.

(a) Subject to Section 5.3(b), the Company, acting through the Board of Directors, shall take all actions in accordance with applicable Law, its Company Charter Documents and the rules of the New York Stock Exchange to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of its stockholders (including any adjournment or postponement thereof (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.2, the Company shall use its reasonable best efforts to solicit from its stockholders proxies giving the Company Stockholder Approval and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the Company Charter Documents, the rules of the New York Stock Exchange or the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent and with Parent’s consent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) The Company shall prepare (with the assistance of Parent) and file a preliminary Proxy Statement or an amendment to the Company’s preliminary proxy statement, dated March 19, 2010, and, if applicable, a Rule 13e-3

Transaction Statement on Schedule 13E-3, in each case as soon as practicable following the date hereof (and, in any event, within 15 days from the date of this Agreement) with the SEC and the Company and the Company shall file it with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use its reasonable best efforts to respond (with the assistance of Parent) as promptly as practicable to any comments of the SEC or its staff, and, to the extent permitted by Law, to cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable time after the resolution of all such comments. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of the Company’s Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly after becoming aware thereof, inform Parent of such fact or event and prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company in writing the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Parent shall ensure that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Subject to applicable Law, notwithstanding anything to the contrary contained herein, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement or respond and shall consider in good faith and include in such document or response comments reasonably proposed by Parent. The Company shall ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied to it in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 5.4  Filings; Consents; Other Actions.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain the Company Approvals and all other approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions. The Company and Parent shall, and the Company shall cause its Subsidiaries to, use their respective commercially reasonable efforts to obtain any third party approvals, consents, authorizations and other confirmations that are (i) necessary to consummate the Merger and the other Transactions or (ii) in the case of the Company and its Subsidiaries, (A) required to prevent a Material Adverse Effect from occurring prior to the Effective Time or (B) otherwise reasonably requested by Parent from time to time prior to the time that the Company mails the Proxy Statement to its stockholders. In the event that the Company shall fail to obtain any third party approval, consent, authorization or other confirmation described in the immediately preceding sentence, the Company shall use commercially reasonable efforts, and shall take such actions as are reasonably requested by

Parent, to minimize any adverse effect upon the Company and Parent resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such approval, consent, authorization or other confirmation. In no event shall Parent or Merger Sub (or any of their respective Affiliates) be required to divest, hold separate, agree to conduct, license or otherwise limit the use of any of their (or any of their Subsidiaries’) properties or assets (including, after the Merger, the properties and assets of the Company or any of its Subsidiaries). For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event, the Company shall use best efforts to file such Notification and Report Form within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable; and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that the restrictions of state takeover statute or similar Law are not applicable to any of the Transactions and (y) if the restrictions of any state takeover statute or similar Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority with respect to the application of Antitrust Laws to the Transactions.

Section 5.5  Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts to obtain the Financing on the terms and conditions described in the Financing Letters and shall not permit any amendment, modification or replacement of the Financing Letters, if such amendment, modification or replacement (x) reduces the aggregate amount of the Financing or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing in a manner that would reasonably be expected to (i) delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (ii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable to enforce its rights against other parties to the Financing Letters or the definitive documents with respect thereto in each of clauses (i) and (ii) in any material respect. Parent shall deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 5.5, references to “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 5.5(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 5.5(a). Each of Parent and Merger Sub shall use its commercially reasonable efforts (i) to negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter, (ii) to satisfy all conditions to funding in the Debt Commitment Letter applicable to it that are within its control and consummate the Financing at or prior to the Closing, and (iii) to enforce its rights under the Debt Commitment Letter. Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and provide to the Company copies of the material definitive documents for the Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (A) Parent and Merger Sub shall promptly notify the Company and (B) Parent and Merger Sub shall use their commercially reasonable efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions no less favorable, taken as a whole, to Parent and Merger Sub (or their affiliates) than the terms and conditions set forth in the Financing Letters as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing. Notwithstanding anything contained in this Section 5.5 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required (1) to amend or waive any of the terms or conditions hereof or (2) to consummate the Closing any earlier than the final day of the Marketing Period. Notwithstanding anything contained in this Section 5.5 or in any other provision of this Agreement, Parent and Merger Sub shall give the Company prompt written notice: (i) of any material breach or default by any party to any Financing Letters or definitive document related to the Financing of any provisions of the Financing Letters; (ii) of the receipt of any written notice or other written communication from any financing source with respect to any: (A) material breach, default, termination or repudiation by any party to any Financing Letters of any provisions of the Financing Letters or (B) material dispute or disagreement between or among any parties to any Financing Letters; and (iii) if for any reason Parent or Merger Sub believes in good faith that it is reasonably likely that it will not be able to obtain all or any material portion of the Financing in the amounts or from the sources contemplated by the Financing Letters and that it is not reasonably likely that it will be able to obtain acceptable alternative financing prior to the final day of the Marketing Period; provided, that Parent and Merger Sub shall be under no obligation to disclose any information that is subject to an attorney-client or similar privilege.

(b) The Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to provide, at Parent’s sole expense, and shall use commercially reasonable efforts to cause its Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent or Merger Sub and all cooperation that is customary, necessary or advisable in connection with arranging and obtaining of the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing”) and the other Transactions (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) assisting with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency presentations, and similar documents and materials, in connection with the Available Financing (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing Parent and Merger Sub and their financing sources as promptly as practicable with all Required Information and all other information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent or Merger Sub to assist in preparation of the Offering Documents (including execution of customary authorization and management representation letters and certificates), (iii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Available Financing, including direct contact between senior management and Representatives of the Company and its Subsidiaries and Parent’s and Merger Sub’s financing sources and potential lenders and investors in the Available Financing, and obtaining any corporate, credit and ratings from rating agencies contemplated by the Debt Commitment Letter, (iv) obtaining accountant’s comfort letters and consents from the Company’s independent auditors, (v) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be requested by Parent or Merger Sub (including a certificate of the chief financial officer of the Company and its Subsidiaries with respect to solvency matters), (vi) facilitating the pledging of collateral for the Available Financing, including taking commercially reasonable actions necessary to permit the financing sources of the Available Financing to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Available Financing, (vii) using commercially reasonable efforts to ensure that the financing sources benefit from the existing lending relationships of the Company and its Subsidiaries, (viii) using commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the Available Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, legal opinions, surveys, title insurance and landlord consents, waivers and access agreements and (ix) facilitating the consummation of the Available Financing, including cooperating with Parent and Merger Sub to satisfy the conditions precedent to the Available Financing to the extent within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent or Merger Sub to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time; provided, however, that, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization and representation letters and certificates referred to above) shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Available Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Available Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.5(b) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information prepared or provided by the Company or any of its Subsidiaries. All material non-public information provided by the Company or any of its Representatives pursuant to this Section 5.5(b) shall be kept confidential in accordance with the Confidentiality Agreement, except that (i) Parent and Merger Sub shall be permitted to disclose such information to potential sources of capital, rating agencies and prospective lenders and investors during syndication of the Available Financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities) and (ii) upon reasonable notice from Parent, the Company agrees to file with the SEC a Form 8-K or Form FD, in form and substance reasonably satisfactory to the Company, containing any material non-public information with respect to the Company or its subsidiaries contained in any offering memorandum to be used in connection with the offering of high yield debt securities contemplated by the Debt Commitment Letter.

Section 5.6  Public Announcements.  The press release announcing this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant thereto, and in accordance with Section 5.2 and Article VII, so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement, including communications to the Company’s employees or Franchisees and communications to prospective Franchisees in any FDD or otherwise (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release or other public announcement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

Section 5.7  Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information and upon reasonable notice, the Company shall afford to Parent and Parent’s representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request (other than any publicly available document filed by it pursuant to the requirements of Federal or state securities Laws); provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, waive the protection of an attorney-client privilege or attorney work product doctrine, or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. Without limiting the generality of this Section 5.7, from the date of this Agreement until the Effective Time, the Company will furnish to the Parent promptly after becoming available, monthly financial statements including an unaudited balance sheet, income statement and statement of cash flows for each month through the Closing Date, as well as any update of its outlook for the quarter or the balance of the fiscal year, as it may prepare for management’s internal use. Until the Effective Time, the information provided will be subject to the terms of the letter agreement, dated as of February 26, 2010, between the Company and Apollo Management VII, L.P. (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

Section 5.8  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions or any assets of the Company or any Subsidiary that are material to the ongoing operations of the Company or such Subsidiary in the ordinary course of business.

Section 5.9  Indemnification and Insurance.

(a) From and after the Effective Time, through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall (i) indemnify and hold harmless, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (in all of such individual’s capacities as such officer or director) (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to and against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on, arising out of, or related to, in whole or in part, such Indemnitee’s service and for such Indemnitee’s acts or omissions, as a director or officer of the Company or such Subsidiary or service performed by such Indemnitee at the request of the Company or a Subsidiary, in each case, at, or at any time prior to, the Effective Time (including, for the avoidance of doubt, (i) any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnitee), and (iii) without limiting clauses (i) and (ii), assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of its Subsidiaries as currently in effect, all of the foregoing, to the fullest extent permitted by applicable law. Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time until six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.9 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.9) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.9(a). The rights of the Indemnitees under this Section 5.9(a) shall be in addition to any rights such Indemnitees may have under the Company Charter Documents and the organizational documents of its Subsidiaries as currently in effect.

(b) The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.9 (each, a “Claim”). The Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 300% of the current aggregate annual premium (such 300%, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. The Company may prior to the Effective Time, with Parent’s prior written consent, purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.9(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Charter Documents or any indemnification agreement between such Indemnitee and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitee. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.9.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.10  Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11  Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to active employees of the Company and its Subsidiaries (“Company Employees”) annual base salary and base wages, cash incentive compensation opportunities and benefits (excluding equity-based compensation), that are no less favorable, in the aggregate, than such annual base salary and base wages, cash incentive compensation opportunities and benefits (excluding equity-based compensation) provided to the Company Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall prohibit the Surviving Corporation from, consistent with the Company’s past practice, terminating the employment of any employee of the Company or demoting any such employee (with a corresponding change, if applicable, to such employee’s base salary or wages and benefits).

(b) For purposes of vesting, eligibility to participate and levels of benefits (but not actual accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, the Company shall use reasonable best efforts, to provide that (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

Section 5.12  Employee Stock Purchase Plan.

(a) The Company shall take all actions necessary to (i) suspend the ESPP as of the date hereof and terminate the ESPP in its entirety as of the Effective Date, (ii) ensure that (A) no payroll deductions shall be made and no other amounts shall be set aside for the purchase of shares under the ESPP on or after the date of this Agreement, (B) no offering period shall be commenced on or after the date of this Agreement, and (C) any amount withheld from pay and not yet applied to the purchase of shares as of the date hereof shall be returned to the participants pursuant to the terms of the ESPP without any interest thereon, and (iii) provide that the amount of any matching contribution that would otherwise be or become payable in accordance with the terms of the ESPP in effect on the date of this Agreement shall be paid in cash to the appropriate person (subject to applicable tax withholding) at the same date on which such matching contributions otherwise would have become vested under the ESPP, provided that each such person has satisfied or satisfies all requirements (including the service requirement) under the terms of the ESPP in effect as of the date of this Agreement.

(b) After the Effective Time, Parent shall take all such actions as are reasonably necessary to cause the Company to provide that the amount of any matching contribution that would otherwise be or become payable in accordance with the terms of the ESPP in effect on the date of this Agreement shall be paid in cash to the appropriate person (subject to applicable tax withholding) at the same date on which such matching contributions otherwise would have become vested under the ESPP, provided that each such person has satisfied or satisfies all requirements (including the service requirement) under the terms of the ESPP in effect as of the date of this Agreement.

Section 5.13  Notification of Certain Matters.  Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.13 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 5.14  SEC Filings.  Prior to the Effective Time, the Company shall file with or furnish to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements with the SEC.

Section 5.15  Director Resignations.  Prior to the Closing, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked.

Section 5.16  Prior Merger Agreement Termination and Termination Fee.  Prior to the execution of this Agreement, the Company has made a payment to Western Parent (or its designee) of $9,283,000 which amount represents the “Go-Shop Termination Fee” (as such term is defined in the Prior Merger Agreement) (such payment the “Western Termination Fee”). Under the terms of the Prior Merger Agreement, the Company is obligated to reimburse Western Parent (or its designee) for up to $5,000,000 in “Parent Expenses” (as such term is defined in the Prior Merger Agreement) and shall pay such amount promptly as required by the terms of the Prior Merger Agreement (such amount the “Western Expense Reimbursement”).

ARTICLE VI

Conditions Precedent

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained;

(b) Antitrust Approvals.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any required approvals thereunder shall have been obtained, without imposition of any conditions that would be material relative to the aggregate Merger Consideration;

(c) Governmental Approvals.  Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger and the consummation of the Transactions shall have been filed or been obtained or occurred, as of the Effective Time, other than such authorizations, consents, orders or approvals, declarations or filings or expirations the failure of which to obtain, file or occur, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or a Parent Material Adverse Effect;

(d) Company Approvals.  The Company Approvals shall have been obtained for the consummation, as of the Effective Time, of the Transactions, other than any Company Approvals the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or a Parent Material Adverse Effect; and

(e) No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company (1) set forth in Sections 3.5(b), 3.6(c) and 3.16 shall be true and correct as of the Closing Date as if made on and as of the Closing Date, (2) set forth in Sections 3.2(a) through (c) shall be true and correct in all but de minimis respects as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), (3) set forth in Sections 3.17(a)(iii), 3.23 and 3.24 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (4) set forth in this Agreement other than those Sections specifically identified in clause (1), (2) or (3) of this paragraph disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except, in the case of this clause (4), where the failure to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.  (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and (ii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall have not occurred any Material Adverse Effect.

Section 6.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time

(except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where such failures to be so true and correct would not prevent consummation of the Merger. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent as to the effect of the preceding sentence.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Solvency Certificate.  Parent shall have delivered to the Company a solvency certificate of the chief financial officer of Parent in the same form as the solvency certificate to be delivered to the lenders pursuant to the Debt Commitment Letter or any definitive documents entered into in connection with the Financing.

ARTICLE VII

Termination

Section 7.1  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent (if, in the case of the Company, it has not materially violated Section 5.2):

(i) if the Merger shall not have been consummated on or before the Walk-Away Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(ii) if any Restraint having the effect set forth in Section 6.1(e) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the failure by the Company to perform any of its obligations under this Agreement has been the principal cause or resulted in the failure to obtain the Company Stockholder Approval; or

(c) by Parent,

(i) if: (A) the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except the covenants and agreements in Section 5.2), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2 and (ii) cannot be cured by the Company, or if capable of being cured, shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if earlier, the Walk-Away Date); provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.3 not being satisfied; or (B) the Company shall have breached in any material respect its obligations under Section 5.2, which breach, if curable by the

Company, shall not have been fully cured by the Company within 5 days following receipt by the Company of written notice of such breach; or

(ii) if: (A) the Board of Directors of the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (B) the Board of Directors of the Company shall have effected a Change of Recommendation in response to an Intervening Event; (C) the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Takeover Proposal within two business days after Parent so requests in writing; (D) the Board of Directors of the Company shall have failed to recommend against any publicly announced Takeover Proposal and reaffirm the Company Board Recommendation, in each case, within ten business days following the public announcement of such Takeover Proposal and in any event at least two business days prior to the Company Stockholder Meeting; (E) the Company enters into a Company Acquisition Agreement; or (F) the Company or the Board of Directors of the Company shall have publicly announced its intention to do any of the foregoing; or

(d) by the Company:

(i) if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3 and (B) has not been cured by the Walk-Away Date; provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.2 not being satisfied; or

(ii) prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal, if, (A) the Company has complied in all material respects with the requirements of Section 5.2 and (B) prior to or concurrently with such termination, the Company pays the fee due under Section 7.3; or

(iii) if (A) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied and (B) the Company has irrevocably confirmed that all conditions set forth in Section 6.3 have been satisfied or that it is willing to waive all conditions in Section 6.3 and within five business days after the Company has delivered written notice to Parent of the satisfaction of such conditions and such confirmation, the Merger shall not have been consummated within two business days after the final day of the Marketing Period, provided that such conditions in Sections 6.1 and 6.2 remain satisfied at the close of business on such fifth business day; or

(iv) if (A) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied; (B) (x) the Debt Financing contemplated by the Debt Commitment Letters has funded or (y) the conditions of the Debt Commitment Letters, other than the Merger and the funding of the Equity Financing contemplated by the Equity Funding Letter, have been satisfied and the Debt Financing would be funded pursuant to the terms and conditions set forth in such Debt Commitment Letters upon the consummation of such Equity Financing; and (C) the Company has irrevocably confirmed that all conditions set forth in Section 6.3 have been satisfied or that it is willing to waive all conditions in Section 6.3, and the Merger shall not have been consummated within five business days after the receipt of such Financing and the Company’s delivery of a written notice to Parent of the satisfaction of such conditions and such confirmation, provided that such conditions in Sections 6.1 and 6.2 remain satisfied at the close of business on such fifth business day.

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.2 and 7.3, Article VIII, the expense reimbursement and indemnification provisions of Section 5.5(b) and the Confidentiality Agreement and the Guarantee in accordance with their terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company or the Parent may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud.

Section 7.3  Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made, proposed or communicated, after the date hereof and not withdrawn prior to the Company Stockholders Meeting or prior to the termination of this Agreement if there has been no Company Stockholders Meeting, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal and such Takeover Proposal is consummated (in each case whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided that for purposes of clause (C) of this Section 7.3(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii) (A) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) and prior to the Company Stockholders Meeting the Board of Directors of the Company has made a Change of Recommendation related to an Intervening Event;

then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay as directed by Parent the Termination Fee (as defined below), by wire transfer of same day funds (x) in the case of Section 7.3(a)(iii), within two business days after such termination, (y) simultaneously with such termination if pursuant to Section 7.1(d)(ii), or (z) in the case of Section 7.3(a)(i), two business days after the earlier of the entry into a Company Acquisition Agreement or the consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $15,471,000, except in the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) in order to enter into a definitive agreement with respect to a Takeover Proposal with Thomas H. Lee Equity Fund VI, L.P. or any of its Affiliates, in which case the Termination Fee shall mean a cash amount equal to $15,471,000 plus an amount equal to the Western Termination Fee plus the Western Expense Reimbursement. In the event that Parent shall receive full payment pursuant to this Section 7.3(a) and Section 7.3(c), the receipt of the Termination Fee and Parent Expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(a) shall limit the rights of Parent and Merger Sub under Section 8.9.

(b) In the event that the Company shall terminate this Agreement pursuant to Section 7.1(d)(i), Section 7.1(d)(iii) or Section 7.1(d)(iv), then:

(i) in the case of a termination pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), if at such time, the Company is not in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.2 not being satisfied and all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger shall have been satisfied, then Parent shall pay to the Company a termination fee of $15,471,000 in cash; or

(ii) in the case of a termination pursuant to Section 7.1(d)(iv), if at such time, the Company is not in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.2 not being satisfied and all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger shall have been satisfied, then Parent shall pay to the Company a termination fee of $30,943,000 in cash;

(such payment, as applicable, the “Parent Termination Fee”), such payment to be made by wire transfer of same day funds within two business days after the termination of this Agreement; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that the Company shall receive full payment pursuant to this Section 7.3(b), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the Financing Letters or the Guarantee (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Buyer Party arising out of or in connection with this Agreement, the Financing Letter or the Guarantee, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. Notwithstanding anything to the contrary, if a court of competent jurisdiction has ordered Parent or Merger Sub to pay the Parent Termination Fee pursuant to this Section 7.3(b), the Company shall not be entitled to enforce such order if (x) Parent delivers to the Company, within five business days following the issuance of such order, a notice electing to consummate the Closing in accordance with Article II of this Agreement and (y) the Closing occurs within three business days following the delivery of such notice.

(c) In the event that:

(i) The Company shall terminate this Agreement pursuant to Section 7.1(b)(iii) or Section 7.1(d)(ii); or

(ii) Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii), Section 7.1(c)(i) or Section 7.1(c)(ii);

then in any such event, the Company shall pay Parent or its designees, as promptly as possible (but in any event within two business days) following the delivery by Parent of an invoice therefor, all out-of-pocket fees and expenses incurred by Parent or its Affiliates in connection with the transactions contemplated by this Agreement (“Parent Expenses”); provided that the Company shall not be required to pay more than an aggregate of $5.0 million in Parent Expenses pursuant to this Section 7.3(c). The expenses payable pursuant to this Section 7.3(c) shall be paid by wire transfer of same day funds within ten business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 7.3(c). The payment of the expense reimbursement pursuant to this Section 7.3(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(a).

(d) Each of the parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other party would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 7.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

Miscellaneous

Section 8.1  No Survival of Representations and Warranties.  This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II, Section 5.9 (Indemnification and Insurance) and the indemnification and reimbursement obligations of Parent pursuant to Section 5.5(b) (Financing) and Section 7.2 (Effect of Termination), the Confidentiality Agreement and the Guarantee shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and the Guarantee, subject to the terms thereof). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

Section 8.2  Fees and Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

Section 8.3  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of each of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.4  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that the Parent or Merger Sub may assign this Agreement to any Subsidiary thereof (provided that such designation shall not impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.5 shall be null and void.

Section 8.6  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.7  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Schedule, the Parent Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Financing Letters, Confidentiality Agreement and the Guarantee constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. Except for: (i) if the Effective Time occurs, (A) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time and (B) the right of the holders of Options to receive the Designated Consideration promptly after the Effective Time; and (ii) the provisions set forth in Section 5.9, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. Notwithstanding the foregoing, each Financing Source is intended to be, and shall be, a third party beneficiary of, and shall be entitled to enforce, the agreements contained in Section 7.3(b), 8.8(b), 8.8(c), 8.9(b), 8.9(c) and 8.10.

Section 8.8  Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source in any way relating to this Agreement or any of the transactions contemplated by this agreement, including, but not limited to any dispute arising out of or relating in any way to the Financing Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 8.9  Remedies.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything herein to the contrary, the parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement against Parent or Merger Sub or otherwise obtain any equitable relief or remedy against Parent or Merger Sub and that the Company’s sole and exclusive remedy shall be set forth in Section 7.3.

(b) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Company under or relating to this Agreement to any Person shall be limited to the Termination Fee plus the Parent Expenses if the Company is required to pay the Termination Fee plus any amounts that may be payable by the Company under Section 7.3(d) (the “Company Liability Limitation”), and the maximum aggregate liability of Parent and Merger Sub under or relating to this Agreement to any Person shall be limited to the amount of the applicable Parent Termination Fee described in Section 7.3(b) (inclusive of any amounts owed pursuant to Section 5.5(b) and Section 5.9) plus any amounts that may be payable under Section 7.3(d) (the “Parent Liability Limitation”), and in no event shall (i) the Company or any of its Affiliates seek any recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, in connection with this Agreement, the Financing Letters or the Guarantee or the transactions contemplated hereby or thereby, against Parent, Merger Sub, the Guarantors or any other Buyer Parties (as defined below), other than against Parent or Merger Sub pursuant to this Agreement or against Guarantors pursuant to the Guarantee, in each such case not to exceed the Parent Liability Limitation, and in no event shall the Company and its Affiliates be entitled to more than one payment of an amount equal in the aggregate to the Parent Liability Limitation and (ii) Parent or Merger Sub seek any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against the Company, its Subsidiaries or any other Company Parties in excess of the Company Liability Limitation in connection with this Agreement or the transactions contemplated hereby; provided, however, that nothing in this clause (b) of Section 8.9 shall limit the rights of Parent or Merger Sub under clause (a) of this Section 8.9 or under the Company Stockholder Agreement. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Company and its Affiliates, any of the Buyer Parties (as defined below) (other than the Parent and the Merger Sub to the extent provided in this Agreement and the Guarantors to the extent provided in the Guarantee), through the Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Parent against the Guarantors or any other Buyer Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Guarantors (but not any other Buyer Party) under and to the extent provided in the Guarantee and subject to the Parent Liability Limitation and the other limitations described therein. Recourse against the Guarantors under the Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Guarantors and any other Buyer Party (other than Parent and the Merger Sub to the extent provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement, the Financing Letters or the Guarantee or the transactions contemplated hereby or thereby.

(c) For purposes hereof: “Buyer Parties” shall mean, collectively, Parent, Merger Sub, the Guarantors, the Financing Sources and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and (ii) ‘‘Company Parties” shall mean, collectively, any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of the Company and its Subsidiaries and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

Section 8.10  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.11  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:
Apollo Management VII, L.P.
9 West 57th Street
43rd Floor
New York, NY 10019
Attention: Laurie Medley
Facsimile: 646-607-0528

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178

Attention:	Robert G. Robison, Esq.
R. Alec Dawson, Esq.
Jonathan D. Morris, Esq.
Facsimile: 212-309-6001

If to the Company, to:

6307 Carpinteria Avenue, Suite A
Carpinteria, CA 93013-2901
Attention: General Counsel
Facsimile: 714-781-2729

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Attention: C. Craig Carlson, Esq.
Facsimile: 949-725-4100

and

Potter Anderson & Corroon LLP
1313 N. Market Street
Wilmington, DE 19801
Attention: Mark Morton, Esq.
Facsimile: 302-778-6078

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 7 P.M. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.12  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13  Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any Member of the Immediate Family of such natural Person.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Joint Venture”means any entity (including partnerships, limited liability companies and other business associations and joint ventures) that is not a Subsidiary in which the Company or a Subsidiary of the Company, directly or indirectly, owns an equity or ownership interest and (i) does not have voting power under ordinary circumstances to elect a majority of the board of directors, board of managers, executive committee or other Person or body performing similar functions but in which the Company or a Subsidiary of the Company has rights with respect to the management of such person and/or (ii) which is a general partner or managing partner or equivalent of an entity which operates, or receives financial benefits of operating, one or more restaurants.

“Company Plan” means each plan, program, policy, agreement or other arrangement (in each case, other than as required by statute) whether covering a single individual or group of individuals, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a Company Stock Plan, or (iv) a material bonus, deferred compensation, profit-sharing, vacation, severance or employment or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability.

“Company Stock Plans” shall mean the plans and agreements listed in Section 3.11(c)(1) of the Company Disclosure Schedule.

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which they were made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10) for offerings of debt securities that customarily would be included in a preliminary offering memorandum or registration statement, (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (iv) the Company’s auditors have delivered drafts of customary comfort letters, including, without limitation, as to customary negative assurances and change period, and such auditors have confirmed they are prepared to issue subject only to completion of customary procedures, and (v) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement using such financial statements to be declared effective by the SEC on the last day of the Marketing Period and (B) the financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial information contained in the Offering Documents, including, without limitation, as to customary negative assurances and change period, to consummate any offering of debt securities on the last day of the Marketing Period.

“Condominium Documents” shall mean, with respect to each parcel of Real Property that is part of a condominium, collectively, the Condominium Declaration, the by-laws of the condominium, the floor plans attached to the Condominium Declaration, and any other similar written agreements among or otherwise binding upon any unit owners of the condominium in their capacity as such and that govern or otherwise relate to the establishment, continuance, maintenance or operation of the condominium, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Encumbrance” shall mean any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FDD” means the franchise disclosure document prepared in accordance with the FTC Rule (or its predecessor) or any applicable Franchise Law.

“Financing Source” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Financing Letters and any joinder agreements, credit agreements, indentures (or other definitive documentation) relating thereto.

“Foreign Plan” means each Company Plan maintained outside of the United States which provides benefits in respect of current or former employees, directors, consultants, or independent contractors of the Company or its Subsidiaries that are working outside of the United States or the beneficiaries or dependents of any such persons.

“Franchise” means any grant by the Company, any of its Subsidiaries or any Company Joint Venture to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any Trademark, which constitutes a “franchise,” as that term is defined under (a) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates; or (b) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchisee” means a Person (including any Affiliate of the Company, any of its Subsidiaries or their respective officers or directors) who is a party to a Franchise Agreement with the Company, any of its Subsidiaries or any Company Joint Venture.

“Franchise Agreement” means any oral or written Contracts, commitments, arrangements or understandings pursuant to which the Company, any of its Subsidiaries or any Company Joint Venture grants or has granted any Franchise or the right or option (whether or not subject to certain qualifications) to acquire any Franchise, including any addendum, amendment, extension or renewal thereof, and together with any guarantee or other instrument or agreement relating thereto to which the Company, any Subsidiary or any Company Joint Venture is a party (including any software license and support agreement, distribution services agreement). Without limiting the foregoing, Franchise Agreement includes area development agreements, area license or franchise agreements, multi-unit license or franchise agreements, master license or franchise agreements, area representative agreements, and similar agreements that cover the development or franchising of Franchises within any area or country or the delegation of duties by the Company, any Subsidiary or any Company Joint Venture with respect to its obligations as a franchisor or otherwise under any such agreements. Notwithstanding the foregoing, the term “Franchise Agreement” does not include any Franchise Lease.

“Franchise Law” means the FTC Rule and any other Law regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships.

“Franchise Leases” shall mean all leases, subleases and other agreements or Contracts pursuant to which the Company or any of its Subsidiaries has granted a Franchisee the right to lease, use or occupy any Real Property. Notwithstanding the foregoing, the term “Franchise Leases” does not include any Franchise Agreements.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, and any arbitrator or arbitral authority, whether federal, state (including any state franchise authority) or local, domestic, foreign or multinational.

“Hazardous Materials” shall mean (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant” or analogous terminology under any applicable Environmental Law.

“Headquarters and Distribution Center Leases” shall mean lease agreements for the properties of the Company or a Subsidiary commonly known as 1325 N. Anaheim Blvd., Anaheim, CA, 6307 Carpenteria Avenue, Carpenteria, CA, 1051 N. Winville Avenue, Ontario, CA, 100 N. Broadway, Suites 1200 and 1300,

St. Louis, MO, 100 N. Broadway, Suite 150, St. Louis, MO and 1405 — 1625 N. Church Street, Rocky Mount, NC, and all amendments and modifications thereto.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations for the deferred purchase price of property, goods or services to any Person other than the Company or any of its Subsidiaries (other than trade payables incurred in the ordinary course of business), (iv) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (v) any obligations in respect of letters of credit and bankers’ acceptances, (vi) any “keep well” or other agreement to maintain any financial statement condition of any Person (other than the Company or any of its Subsidiaries) or any other arrangement having the economic effect of a Guarantee; or (vii) any Guarantee of any such obligations described in clauses (i) through (vi) of any Person other than the Company or any of its Subsidiaries.

“Intellectual Property” shall mean all intellectual property rights of any type or nature, whether established by Law or contractual agreement, however, denominated, throughout the world, including trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, the goodwill in any of the foregoing; works, registered and unregistered copyrights, software, data, databases; technology, inventions, trade secrets, patents and patent applications, moral rights, rights of privacy and publicity, along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation, or other administrative proceeding, and all choses in action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Intervening Event” means a material event or circumstance on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole that was not known to the Board of Directors of Company on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Board of Directors of the Company as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors of the Company prior to the time at which the Company receives the Company Stockholder Approval; provided, however, that such event, circumstance or consequence shall not constitute an Intervening Event if any Takeover Proposal shall have been made, proposed or communicated to the Board of Directors of the Company prior to or contemporaneous with such event, circumstance or consequence; provided further that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Knowledge” shall mean, in the case of the Company, the actual knowledge (after reasonable inquiry), as of the date of this Agreement, of Andrew Puzder, E. Michael Murphy, Theodore Abajian, Bradford R. Haley, John Dunion, Rich Buxton, Rick Fortman, Bob Starke, Noah Griggs, Chip Seigel, Bill Werner, Jeff Chasney, Ned Lyerly, Bob Bartlett, Steve Evans, Bruce Frazer, Steve Lemley, Reese Stewart and Jack Willingham.

“Leases” shall mean (I) all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property, and all amendments and modifications thereto and (II) any lease, sublease, guarantee or other agreement under which the Company or any of its Subsidiaries has (A) guaranteed or (B) remains liable for, subsequent to the assignment of such agreement, the obligations of a Franchisee or any other Person.

“Leased Real Property” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Licensed Software” means all computer, software or firmware programs, modules or libraries licensed to the Company or any of its Subsidiaries and incorporated into or used by the Company or its Subsidiaries in, to develop, to maintain or to support any of the products or services of their respective businesses.

“Liens” shall mean any pledges, claims, liens, licenses, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Manuals” mean the Carl’s Jr. Development Guide, the Carl’s Jr. Operations Procedures Manual, the Green Burrito Operations Procedures Manual, the Hardee’s Development Guide, the Hardee’s Operations and Procedures Manual, the Red Burrito Conversion Manual, and any other documents and communications, in whatever form or medium, which the Company or its Subsidiary has made available to Franchisees relating to the standards, specifications, operating procedures and rules for the operation of the business under a Franchise Agreement.

“Marketing Period” means the first period of 21 consecutive business days throughout and on the last day of which (a) Parent, Merger Sub and their financing sources shall have received completed Offering Documents including Required Information (including the Required Information with respect to the Company’s fiscal year ended January 25, 2010) for all of the Available Financing, and such Required Information contained in all of the Offering Documents is Compliant, (b) all conditions set forth in Section 6.1 and Section 6.2 (other than those that by their nature will not be satisfied until the Effective Time) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied assuming the Effective Time were to be scheduled for any time during such consecutive 21 business day period, and (c) the Company shall have provided all cooperation which it is obligated to provide under the terms of Section 5.5. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such consecutive 21 business day period, (x) the Company shall have announced any intention to restate any financial statements or financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, (y) the Company shall have failed to file any report with the applicable Securities Authorities when due, in which case the Marketing Period will be deemed not to commence unless and until all such reports have been filed, or (z) the Required Information would not be Compliant throughout and on the last day of such 21 business day period, in which case a new 21 business day period shall commence upon Parent, Merger Sub and their financing sources receiving updated Required Information that would be Compliant, and the requirements in clauses (a) and (b) above would be satisfied throughout and on the last day of such new 21 business day period. In no event may a “Marketing Period” commence any later than July 27, 2010, unless at Parent’s election a Marketing Period commenced after such date terminates no later than August 24, 2010.

“Material Franchisee” means any Franchisee who, together with any of its Affiliates, either (a) owns or operates ten or more franchised businesses, or (b) has the right to develop multiple franchised business in a specified area under a development agreement, multi-unit franchise agreement, or similar agreement.

“Material Lease” shall mean the Franchise Leases, the Headquarters and Distribution Center Leases, any other Lease of Material Leased Real Property and any other Lease that qualifies as a Material Contract under the definition thereof (other than pursuant to Section 3.17(a)(viii)).

“Material Leased Real Property” shall mean the (i) Real Property leased pursuant to the Headquarters and Distribution Center Leases and (ii) any other Leased Real Property used or operated by the Company or any subsidiary or any Franchisee or licensee pursuant to a Franchise Lease as administrative offices, a distribution center, test kitchen or warehouse or as a restaurant (including any Real Property presently under development or closed for remodeling/refurbishment).

“Material Owned Real Property” shall mean (i) the Owned Real Property used or operated by the Company or any Subsidiary or any Franchisee or licensee pursuant to a Franchise Lease, in any such case as administrative offices, distribution center, test kitchen or warehouse or as a restaurant (including any Real Property presently under development or closed for remodeling/refurbishment) and (ii) any other parcel of Owned Real Property having a book value of greater than $750,000.

“Material Real Property” means, collectively, the Material Owned Real Property and the Material Leased Real Property.

“Material Real Property Adverse Effect” shall mean any event or condition that has a material adverse effect on the use or operation of any individual parcel of Material Real Property by the Company or any of its Subsidiaries in the operation of the business conducted thereon in the ordinary course that is not covered by insurance.

“MBM Contract” means that certain Distribution Agreement by and between Hardee’s Food Systems, Inc. and Meadowbrook Meat Company, Inc. d/b/a MBM, Inc. dated as of January 1, 2003 (including all exhibits and schedules thereto), as the same may be modified, amended or supplemented.

“Member of the Immediate Family” shall mean, with respect to any natural Person, each spouse or child or other descendants of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his or her capacity as such custodian or guardian.

“Operating Agreements” shall mean, collectively, the REAs and the Condominium Documents.

“ordinary course of business” or “ordinary course” means the ordinary course of business of the Company and its Subsidiaries, taken as a whole, consistent with past practice (including with respect to quantity and frequency).

“Owned Real Property” shall mean any real estate owned by Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of Company’s and its Subsidiaries’ rights thereto.

“Owned Software” means all computer, software or firmware programs, modules or libraries owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

“Permitted Encumbrances” shall mean, with respect to any parcel of Real Property, (a) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable Real Property and (B) do not and would not materially impair the use (or contemplated use), utility or value of the applicable Real Property or otherwise materially impair the present or contemplated business operations at such location and (b) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Real Property, which are not violated by the current use and operation of such Real Property.

“Permitted Liens” shall mean (a) statutory liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business and which are not delinquent or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (c) with respect to property other than Real Property, such other liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien, encumbrance or imperfection and (d) with respect to any parcel of Real Property, Permitted Encumbrances.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“REAs” shall mean, collectively, any recorded “construction, operation and reciprocal easement agreement” or similar agreement (including any “separate agreement” or other agreement between the Company or any of its Subsidiaries and one or more other parties to an REA with respect to such REA) affecting all or any portion of any parcel of Material Real Property.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered Intellectual Property” shall mean patents, patent applications, registered copyrights, registered marks (including trademarks, service marks, and trade dress, to the extent registered), applications to register marks, registered domain names, and registered industrial designs that are material to the conduct of the business of the Company and its Subsidiaries as currently conducted, as set forth in Section 3.14(a) of the Company Disclosure Schedule.

“Required Information” means all financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Merger Sub, including financial statements prepared in accordance with GAAP, pro forma financial information, audit reports, a draft of a customary comfort letter with respect to such financial information by auditors of the Company which such auditors are prepared to issue upon completion of customary procedures letter and other information and data regarding the Company and the Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1 (or any successor form) under the Securities Act, and of the type and form, and for the periods, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Available Financing and in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made (but in any event including such information with respect to the Company’s fiscal year ended January 25, 2010), all of which shall be Compliant.

“Rights Agreement” shall mean the Rights Agreement between the Company and Mellon Investor Services LLC, as Rights Agent, dated as of January 5, 2009, as amended from time to time.

“Software” means the Licensed Software and the Owned Software.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“SYGMA Contract” means that certain Distribution Service Agreement by and between Carl’s Jr. Enterprises, Inc. and The SYGMA Network, Inc. dated as of January 1, 2006 (including all exhibits and schedules thereto), as the same may be modified, amended and supplemented from time to time.

“Third Party Leases” shall mean (I) all leases, subleases and other agreements or Contracts pursuant to which the Company or any of its Subsidiaries has granted any Person (other than the Company or any of its Subsidiaries) the right to use or occupy any Real Property, including Franchise Leases, and all amendments and modifications thereto and (II) any lease, sublease, guarantee or other agreement under which the Company or any of its Subsidiaries has (A) guaranteed or (B) remains liable for, subsequent to the assignment of such agreement, the obligations of a Franchisee or any other Person.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Walk-Away Date” shall mean August 26, 2010.

The following terms are defined in the Sections of this Agreement set forth after such term below:

Term	Section

Acceptable Confidentiality Agreement	5.2(b)
Action	3.7
Agreement	Preamble
Antitrust Laws	5.4(a)
Apollo	3.26(c)
Available Financing	5.5(b)
Balance Sheet Date	3.5(c)
Bankruptcy and Equity Exception	3.3(a)
Buyer Parties	8.9(c)
Certificate	2.1(c)
Certificate of Merger	1.3
Change of Recommendation	5.2(f)
Claim	5.9(b)
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Company	Preamble
Company Acquisition Agreement	5.2(e)
Company Adverse Recommendation Change	5.2(e)
Company Approvals	3.4
Company Board Recommendation	5.2(e)
Company Charter Documents	3.1(c)
Company Common Stock	2.1
Company Disclosure Schedule	Article III
Company Employees	5.11(a)
Company Intellectual Property	3.14(b)
Company Liability Limitation	8.9(b)
Company Parties	8.9(c)
Company Preferred Stock	3.2(a)
Company Related Party Transaction	3.9
Company SEC Documents	3.5(a)
Company Securities	3.2(c)
Company Series A Preferred Stock	3.2(a)
Company Stockholder Agreement	Recitals
Company Stockholder Approval	3.3(e)
Company Stockholders Meeting	5.3(a)
Confidentiality Agreement	5.7
Contract	3.3(d)
Debt Commitment Letter	4.5, 5.5(a)
Debt Financing	4.5
Designated Consideration	2.4(b)

Term	Section

DGCL	1.1
Dissenting Shares	2.3
Dissenting Stockholders	2.3
Effect	3.1(a)
Effective Time	1.3
Environmental Laws	3.13
Equity Financing	4.5
Equity Funding Letter	4.5
Equity Providers	4.5
ESPP	2.5
Exchange Act	3.4
FCPA	5.1(a)
Filed SEC Documents	Article III
Financing	4.5, 5.5(a)
Financing Letters	4.5
Guarantee	Recitals
Guarantors	Recitals
Indemnitee	5.9(a)
Laws	3.8(a)
Material Adverse Effect	3.1(a)
Material Contract	3.17(a)
Maximum Premium	5.9(c)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
New Plans	5.11(b)
Offering Documents	5.5(b)
Old Plans	5.11(b)
Option	2.4(a)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Expenses	7.3(c)
Parent Liability Limitation	8.9(b)
Parent Termination Fee	7.3(b)
Paying Agent	2.2(a)
Permits	3.8(b)
Proxy Statement	3.4
Representatives	5.2(a)
Restraints	6.1(e)
Sarbanes-Oxley Act	3.5(a)
SEC	3.4

Term	Section

Securities Act	3.2(d)
Special Committee	Recitals
Subleased Real Property	3.15(c)
Superior Proposal	5.2(i)
Suppliers	3.19
Surviving Corporation	1.1
Takeover Proposal	5.2(g)
Tax	3.10(b)
Tax Returns	3.10(b)
Termination Fee	7.3(a)
VEBA	3.11(i)
Walk-Away Date	7.1(b)
Western Expense Reimbursement	5.16
Western Termination Fee	5.16

Section 8.14  Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COLUMBIA LAKE ACQUISITION HOLDINGS, INC.

By:	/s/ Peter Copses
Name:     Peter Copses

Title:	President

COLUMBIA LAKE ACQUISITION CORP.

By:	/s/ Peter Copses
Name:     Peter Copses

Title:	President

CKE RESTAURANTS, INC.

By:	/s/ Byron Allumbaugh
Name:     Byron Allumbaugh

Title:	Chairman of the Board of Directors

[Signature page to the Merger Agreement]

Exhibit A

SEE ANNEX B TO THE PROXY STATEMENT

ANNEX B

FORM OF COMPANY STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of April 18, 2010 by and between Columbia Lake Acquisition Holdings, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of CKE Restaurants, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, the Company and Columbia Lake Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth therein as a result of which the Company will become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and other rights to acquire Company capital stock, as is indicated opposite Stockholder’s name on Schedule I attached hereto;

WHEREAS, in consideration of the execution and delivery of the Merger Agreement by Parent and Merger Sub, Stockholder (in his or her capacity as such) is willing to agree to vote the Shares (as defined herein) over which Stockholder has voting power so as to facilitate the consummation of the Merger; and

WHEREAS, Stockholder had previously entered into a similar stockholder voting agreement with Western Acquisition Holdings, Inc., and such agreement terminated by its terms upon the prior termination of that certain Agreement and Plan of Merger, dated as of February 26, 2010, among Western Acquisition Holdings, Inc., Western Acquisition Corp. and the Company;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.  Certain Definitions.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a future or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership.

(b) “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof or otherwise or (iii) upon mutual written agreement of each of the parties hereto to terminate this Agreement.

(c) “Shares” shall mean: (i) all shares of Company Common Stock owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of Company Common Stock (including through the exercise of any stock options, warrants or any other convertible or exchangeable securities or similar instruments) acquired by Stockholder, beneficially or of record, during the period commencing on the date hereof and expiring on the Expiration Date.

(d) “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Section 2.  Transfer of Shares.

(a) Transfer of Shares.  Stockholder hereby agrees that, at all times during the period commencing on the date hereof until the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or discuss, negotiate or make an offer or enter into an agreement, commitment or other arrangement regarding any Transfer of any of the Shares; provided, however, that the Stockholder may Transfer Shares to a family member or trust for estate planning purposes, provided that, as a condition to any such Transfer to a family member or trust, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement and to hold such Shares subject to all the terms and provisions of this Agreement.

(b) Transfer of Voting Rights.  Except as otherwise permitted by this Agreement, Stockholder hereby agrees that, at all times commencing on the date hereof until the Expiration Date, Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy or power of attorney in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 3 hereof or otherwise in contravention of the obligations of Stockholder under this Agreement, with respect to any of the Shares.

Section 3.  Agreement to Vote Shares.  Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall, or shall cause the holder of record on any applicable record date to, vote the Shares that are eligible to be voted, or deliver a written consent in respect of such Shares, at any general or special meeting of the stockholders of the Company:

(a) in favor of (i) adoption of the Merger Agreement and approval of the Merger, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(b) against any proposal or action that is intended, or could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against any Takeover Proposal or Company Acquisition Agreement.

Until the Expiration Date, in the event that any meeting of the stockholders of the Company is held with respect to any of the foregoing (and at every adjournment or postponement thereof), Stockholder shall, or shall cause the holder of record of Shares on any applicable record date to, appear at such meeting or otherwise cause his, her or its Shares that are eligible to be voted at any general or special meeting of the stockholders of the Company to be counted as present thereat for purposes of establishing a quorum.

Section 4.  Reserved.

Section 5.  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as stockholders of the Company.

Section 6.  Solicitation.  Stockholder hereby represents and warrants that he or she has read Section 5.2 of the Merger Agreement. In addition, Stockholder, in his or her capacity as a Stockholder, agrees not to, directly or indirectly, take any action, or permit any of its Affiliates to take any action, that would violate or otherwise be inconsistent with Section 5.2 of the Merger Agreement as if Stockholder and its Affiliates were “Representatives” thereunder.

Section 7.  Representations, Warranties and Other Agreements of Stockholder.  Stockholder hereby represents and warrants to Parent that, as of the date hereof:

(a) Stockholder is (and, except to the extent a Transfer is made pursuant to the proviso in Section 2(a), will be) the beneficial owner of the shares of capital stock of the Company, and the options and other rights to acquire shares of capital stock of the Company, set forth on Schedule I attached hereto, with full power to vote or direct the voting of the Shares, or grant a consent or approval in respect of such Shares, in each case for and on behalf of all beneficial owners of the Shares (that are eligible to be voted at any general or special meeting of the stockholders of the Company);

(b) the Shares are free and clear of any Liens, options, rights of first refusal, co-sale rights or other encumbrances of any kind or nature (other than restrictions on transfer imposed by applicable securities Laws);

(c) Stockholder does not beneficially own any securities of the Company other than the shares of capital stock of the Company, and options and other rights to acquire shares of capital stock of the Company, set forth on Schedule I attached hereto;

(d) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement;

(e) Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which alleges that (i) the execution and delivery of this Agreement by Stockholder, either alone or together with any other Company Stockholder Agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or (ii) the approval of the Merger Agreement by the Board of Directors of the Company, breaches any fiduciary duty of the Board of Directors of the Company or any member thereof;

(f) the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any applicable Law or any Contract to which Stockholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of Stockholder;

(g) this Agreement has been duly executed by Stockholder and constitutes the valid and legally binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity;

(h) the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect; and

(i) Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

Section 8.  Consent.  Stockholder consents and authorizes the Company, Parent and their respective Affiliates to (a) publish and disclose in the Proxy Statement, any Current Report of the Company on Form 8-K and any other documents required to be filed with the SEC or any regulatory authority in connection with the Merger Agreement, Stockholder’s identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement and (b) file this Agreement as an exhibit to any required filing with the SEC or any regulatory authority relating to the Merger.

Section 9.  Stockholder Capacity.  To the extent that Stockholder is an officer or director of the Company or any of its Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary duties of Stockholder acting solely in his or her capacity as an officer or director), and none of such actions in such capacity as an officer or director shall be deemed to constitute a breach of this Agreement.

Section 10.  Legending of Shares.  If so requested by Parent, Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement.

Section 11.  Termination.  This Agreement and any undertaking or waiver granted by Stockholder hereunder shall terminate and be of no further force or effect as of the Expiration Date; provided, that upon termination of this Agreement, Parent shall take such actions as are reasonably requested by Stockholder to remove any legend placed upon any Shares pursuant to Section 10; provided, further however, Section 14 shall survive any termination or expiration of this Agreement and any such termination shall not relieve any party from liability for any willful breach of its obligations hereunder or acts of bad faith committed prior to such termination.

Section 12.  Appraisal Rights.  Each Stockholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any of the Shares which may arise with respect to the Merger.

Section 13.  Further Assurances.  Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

Section 14.  Miscellaneous.

(a) Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Waiver.  No failure or delay by either party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(c) Binding Effect; Assignment.  Stockholder may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent, and any attempted assignment without such prior written approval shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e) Specific Performance; Injunctive Relief.  The parties agree that irreparable damage would occur to Parent the event that any of the provisions of this Agreement were not performed by Stockholder in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Stockholder and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such state, applicable to contracts executed in and to be performed entirely within that State.

(g) Jurisdiction and Venue.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in New Castle County, Delaware; (ii) if any such action is commended in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New Castle County, Delaware; and (iii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with Section 14(l).

(h) Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14(h).

(i) No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations or any applicable provision of the Company’s Charter Documents, the transactions contemplated by the Merger Agreement and this Agreement, (ii) the Merger Agreement is executed by all parties thereto and (iii) this Agreement is executed by all parties hereto.

(j) Entire Agreement.  This Agreement constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(k) No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(l) Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:

Columbia Lake Acquisition Holdings, Inc.
c/o Apollo Management VII, L.P.
9 West 57th Street
43rd Floor
New York, NY 10019
Facsimile No.: 646-607-0528
Attention: Laurie Medley

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Facsimile No.: 212-309-6001

Attention:	Robert G. Robison, Esq.

If to Stockholder: To the address for notice set forth Schedule I attached hereto,

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(m) Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(n) Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(o) Rules of Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

Columbia Lake Acquisition Holdings, Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

By:
Name:

SCHEDULE I TO
COMPANY STOCKHOLDER AGREEMENT

Number of Shares of
Company Common
Stock Issuable Upon
			Number of Shares of	Exercise of
			Company Common	Outstanding Rights
	Address, Telephone	Number of Shares of	Stock Issuable Upon	to Acquire Company
	and Facsimile	Company Common	Exercise of	Common Stock (other
Stockholder Name	Number	Stock Held	Outstanding Options	than Options)

ANNEX C

OPINION OF UBS SECURITIES LLC

UBS Securities LLC One North Wacker Drive Chicago, IL 60606 www.ubs.com

April 23, 2010

The Board of Directors
CKE Restaurants, Inc.
6307 Carpinteria Ave.
Carpinteria, California 93013

Dear Members of the Board:

We understand that CKE Restaurants, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Columbia Lake Acquisition Holdings, Inc., a Delaware corporation (“Parent”) and an affiliate of Apollo Management VII, L.P. (“Apollo”), will effect a merger involving the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated as of April 18, 2010 (the “Merger Agreement”), among Parent, the Company and Columbia Lake Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Transaction”). Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of the common stock, par value of $.01 per share, of the Company (“Company Common Stock”), will be converted into the right to receive, for each outstanding share of Company Common Stock, $12.55 in cash (the “Consideration”), excluding shares of Company Common Stock as to which treatment in the Transaction is separately agreed by Parent and the holders thereof after the date of the Merger Agreement (the holders of such shares being the “Rollover Holders”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Apollo Affiliates (as defined below) and the Rollover Holders (collectively, the “Excluded Holders”)) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its affiliates have provided investment banking and other financial services to affiliates of Parent (collectively, “Apollo Affiliates”), including, among others, Apollo Investment Corporation, Apollo Management Holding L.P. and certain portfolio companies of Apollo and its affiliates, unrelated to the proposed Transaction, for which UBS and its affiliates have received compensation, fees and other payments, including having acted as (i) financial advisor in connection with several acquisitions and divestitures, (ii) bookrunner, lead manager or co-manager on several debt and equity offerings, (iii) arranger or agent on several leveraged buyout financings and credit facilities and (iv) private placement agent for several funds sponsored by certain Apollo Affiliates. UBS and its affiliates have also been, and in certain cases continue to be, a participant in various credit facilities of several Apollo Affiliates and have received, and continue to receive, fees and other payments in respect thereof. In addition, UBS acted as financial advisor to the Board of Directors of the Company in connection with the Company’s previously proposed merger transaction with an affiliate of Thomas H. Lee Equity Fund VI, L.P. (the “T.H. Lee Merger”) and is entitled to receive compensation for certain of UBS’ services in connection therewith. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and securities of certain Apollo Affiliates and, accordingly, may at any time hold a long or short position in such securities. In addition, an affiliate of UBS and certain employees of UBS or its affiliates are currently investors in Apollo Investment Fund VII, L.P. and may be investors in other Apollo Affiliates. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions (including the T.H. Lee Merger) that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or any related documents or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Merger Agreement will comply with all material terms of the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Company Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than the Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors (solely in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.

Very truly yours,
/s/
UBS SECURITIES LLC
UBS SECURITIES LLC

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.)

6307 CARPINTERIA AVE
SUITE A
CARPINTERIA, CA 93013
VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK
YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED
PROXIES TO VOTE THESE SHARES IN THE SAME MANNER AS IF YOU
MARKED, SIGNED AND RETURNED YOUR PROXY CARD
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 27, 2010, (June 24, 2010, if you hold shares through CKE’s Employee Stock Purchase Plan). Have your Notice of Internet Availability of Proxy Materials and/or proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 27, 2010, (June 24, 2010, if you hold shares through CKE’s Employee Stock Purchase Plan). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CKE Restaurants, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by 11:59 p.m. Eastern Time on June 27, 2010, (June 24, 2010, if you hold shares through CKE’s Employee Stock Purchase Plan).
IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE
YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M25432-S62430	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CKE RESTAURANTS, INC.

Vote on Proposals		For	Against	Abstain

1.
To adopt the Agreement and Plan of Merger, dated as of April 18, 2010, as it may be amended from time to time, by and among CKE Restaurants, Inc., Columbia Lake Acquisition Holdings, Inc., and Columbia Lake Acquisition Corp.
		☐	☐	☐

2.
To approve an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Agreement and Plan of Merger.
		☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any and all adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THE PERSONS NAMED ON THE PROXY CARD WILL VOTE “FOR” PROPOSALS 1 AND 2.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

FOLD AND DETACH HERE.

M25433-S62430

PROXY
CKE RESTAURANTS, INC.
6307 Carpinteria Avenue, Suite A
Carpinteria, California 93013-2901
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF CKE RESTAURANTS, INC.
The undersigned hereby acknowledges receipt of a notice of a Special Meeting of Stockholders and appoints Andrew F. Puzder and E. Michael Murphy, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of CKE Restaurants, Inc. common stock held of record by the undersigned on May 10, 2010, at the Special Meeting of Stockholders to be held on June 28, 2010, at 6307 Carpinteria Avenue, Carpinteria, California, 93013, and any adjournments thereof. If no direction is given, the proxy will be voted “FOR” Proposals 1 and 2. Any and all proxies heretofore given are hereby revoked.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.